    As filed with the Securities and Exchange Commission on December 29, 1999
                                                      Registration No. 333-83945


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 AMENDMENT NO. 1
                                       to
                                    FORM S-1


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                   ----------

                             MEDIS TECHNOLOGIES LTD.
             (Exact name of registrant as specified in its charter)

                    Delaware                                            8999                                   13-3669062
(State or other jurisdiction of Incorporation or    (Primary Standard Industrial Classification     (I.R.S. Employer Identification
                 Organization)                                      Code Number)                                Number)

                                  805 Third Avenue
                              New York, New York 10022
                                   (212) 935-8484


         (Address, Including Zip Code, and Telephone Number, Including Area
                Code, of  Registrant's Principal Executive Offices)


                      ROBERT K. LIFTON, Chairman of the Board
                              MEDIS TECHNOLOGIES LTD.
                                  805 Third Avenue
                              New York, New York 10022
                                   (212) 935-8484
        (Name, Address, Including Zip Code, and Telephone Number, Including
                          Area Code, of Agent for Service)

                                   ----------

                                    Copy to:


                              ELLIOT BRECHER, ESQ.
                              STEPHEN E. FOX, ESQ.
                COOPERMAN LEVITT WINIKOFF LESTER & NEWMAN, P.C.
                                800 Third Avenue
                            New York, New York 10022
                                 (212) 688-7000
                              Fax: (212) 755-2839

                                   ----------


          Approximate date of commencement of proposed sale to the public: As soon as possible after this Registration Statement becomes effective.

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /


          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

          If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                         CALCULATION OF REGISTRATION FEE


------------------------------------------------------------------------------------------------------------------------------------
                                                                           Proposed maximum      Proposed maximum       Amount of
                 Title of each class of            Amount to be             offering price      aggregate offering    registration
               securities to be registered          registered                 per share               price               fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value ..................    5,174,914   shs. (1)             N/A            $26,795,292.81(2)    $7,450.00
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value...................       89,050   shs. (3)             N/A               $388,050.00(4)    $  102.45
------------------------------------------------------------------------------------------------------------------------------------
          Total................................    5,263,964   shs.                 N/A            $27,187,242.00       $7,552.45(5)
------------------------------------------------------------------------------------------------------------------------------------


---------


(1) Represents the maximum number of shares of our common stock issuable upon the consummation of the exchange offer for outstanding ordinary shares of Medis El Ltd. issued as of July 28, 1999, based upon an exchange ratio of
       1.37 of our shares of common stock for each Medis El ordinary share not beneficially owned by us, assuming all Medis El shareholders validly tender their Medis El ordinary shares.

(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(f)(1) under the Securities Act. Market value was based upon the maximum number of the ordinary shares of Medis El issued as of July 28, 1999 to be received by us in the exchange offer (3,777,310 shares) multiplied by the average of the bid and asked price for an ordinary share of Medis El as of the close of business on July 26, 1999, as provided under Rule 457(c) ($7.09 per share).

(3) Represents the maximum number of shares of our common stock issuable upon the consummation of the exchange offer for outstanding shares of Medis El Ltd. issued subsequent to July 28, 1999, based upon an exchange ratio of
       1.37 of our shares of common stock for each Medis El ordinary share not beneficially owned by us, assuming all Medis El shareholders validly tender their Medis El ordinary shares.

(4) Estimated solely for purpose of determining the registration fee pursuant to Rule 457(f)(1) under the Securities Act. Market value was based upon the maximum number of the ordinary shares of Medis El issued subsequent to July 28, 1999 to be received by us in the exchange offer (65,000 shares) multiplied by the average of the bid and asked price for an ordinary share of Medis El as of the close of business on December 27, 1999, as provided under Rule 457(c) ($5.97 per share).

(5)    $7,450.00 already paid.


                                   ----------

       PURSUANT TO RULE 416(a), THIS REGISTRATION STATEMENT ALSO COVERS AN INDETERMINATE NUMBER OF ADDITIONAL SHARES THAT MAY BECOME ISSUABLE AS A RESULT OF ANTI-DILUTION ADJUSTMENTS DEEMED NECESSARY OR EQUITABLE BY OUR BOARD OF DIRECTORS UPON STOCK SPLITS, STOCK DIVIDENDS OR OTHER SIMILAR CHANGES IN CAPITALIZATION.

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

            THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES NOR DOES IT SEEK OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


                                   ----------

                 Subject to Completion, dated December 29, 1999


PROSPECTUS


                             MEDIS TECHNOLOGIES LTD.

                                   ----------


           This is an offer to exchange shares of our common stock for outstanding ordinary shares of Medis El Ltd. We presently beneficially own approximately 64% of Medis El's outstanding ordinary shares.


                                   ----------

                          TERMS OF THIS EXCHANGE OFFER:

- Each Medis El shareholder validly tendering his or her ordinary shares will receive 1.37 shares of our common stock for each ordinary share tendered.


- We will issue an aggregate of 5,249,580 shares of our common stock if all outstanding Medis El ordinary shares not already owned by us are properly tendered and not withdrawn.

-    This exchange offer will expire 5:00 p.m., New
     York City time, on       ,  2000, unless extended.


- You may withdraw any ordinary shares tendered by you at any time prior to the expiration date of this exchange offer.


       Please see the other important terms of this exchange offer under
           "The Exchange Offer" which, together with the accompanying letter of transmittal, set forth all of the terms of this exchange.

                                   ----------

            FOR A DISCUSSION OF THE RISKS THAT YOU SHOULD CONSIDER BEFORE TENDERING YOUR MEDIS EL LTD. ORDINARY SHARES IN THIS EXCHANGE OFFER, PLEASE READ THE RISK FACTORS BEGINNING ON PAGE 10.


                                   ----------

            Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It is illegal for any person to tell you otherwise.

                                   ----------


            There is currently no public market for any of our securities. We intend to have our common stock listed on the Nasdaq SmallCap Market under the symbol MDTL upon the completion of this exchange offer.

                                   ----------

                                            , 2000

                                TABLE OF CONTENTS


                                                                                             Page
                                                                                             ----
Prospectus Summary.........................................................................    1
Risk Factors...............................................................................   10
Determination of  Exchange Ratio...........................................................   20
The Exchange Offer.........................................................................   23
Dividend Policy............................................................................   30
Price Range of Our Common Stock............................................................   30
Price Range of Medis El's Ordinary Shares..................................................   31
Capitalization.............................................................................   32
Selected Consolidated Financial Data.......................................................   33
Selected Consolidated Financial Data of Medis El...........................................   36
Management's Discussion and Analysis of Financial Condition and Results of Operations......   37
Business...................................................................................   45
Management.................................................................................   67
Principal Stockholders.....................................................................   72
Certain Transactions.......................................................................   75
Description of Our Securities..............................................................   77
Description of Medis El's Securities.......................................................   78
Comparison of Rights of Stockholders of Medis Technologies
   and Shareholders of Medis El............................................................   79
United States Federal Income Tax Consequences..............................................   87
Legal Matters..............................................................................   89
Experts....................................................................................   89
Where You Can Find More Information........................................................   89
Index to Financial Statements..............................................................  F-1

                               PROSPECTUS SUMMARY


            The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. To understand our business and this exchange offering fully, you should read this entire prospectus carefully, including the financial statements and related notes beginning on page F-1.


                             MEDIS TECHNOLOGIES LTD.


            We serve as agent and distributor of certain technologies owned wholly or in part by Medis El Ltd., an Israeli corporation of which we beneficially own approximately 64%. Our goal, working in conjunction with Medis El, is to become a greenhouse for the development of highly advanced, innovative proprietary technology products . Our business strategy is to seek out "cutting edge" technologies, acquire rights to such technologies, patent them and develop them in-house to the point that a working prototype can be developed. We will then offer to third parties the opportunity, as a joint venturer or licensee, to participate in the continuing research and development necessary to commercialize the product and bring it to market or seek an outright sale of the technology. Our beliefs and estimates as to the feasibility of our technologies are based upon the understanding of and expectations relating to such technologies by the technical advisors and scientists employed by Medis El, whose views may not prove to be accurate.

            These technologies, which are in varying stages of development, presently include:


-            CELLSCAN


                        The CellScan is a patented technology designed for the
            viewing and testing of cells, which we believe has or potentially will have diagnostic applications in the detection of breast, prostate and gynecological cancers, as well as other diseases such as atherosclerosis and tuberculosis, in addition to facilitating the development of individualized chemotherapy for cancer patients. We also believe the CellScan has potential research applications in gene therapy and drug and vaccine development.

-           FUEL CELLS

                        Medis El is developing fuel cells, based upon
            proprietary technology, with a special focus on smaller sizes, to power cell phones, laptop computers and camcorders, which we believe will be more efficient, cost less to manufacture and last longer than currently available fuel cell technology.

-            TOROIDAL ENGINE AND COMPRESSOR

                        The patented toroidal engine is an internal combustion
            engine that is
            designed to be one-half the size and weight and, we believe, at least 30% more efficient than currently available internal combustion engines. Medis El is also applying the principles of the toroidal engine to develop a toroidal compressor for use in refrigeration units, air conditioning units and for other applications that we expect to be substantially smaller and more efficient than currently available compressors.


-            STIRLING CYCLE LINEAR TECHNOLOGY


                        The stirling cycle linear technology is a patented
            refrigeration and air conditioning system that, if successfully developed, is expected to provide greater energy efficiency and environmental sensitivity than current refrigeration and air conditioning systems, thereby potentially saving considerable energy costs and reducing emissions which may harm the environment.


-            RECIPROCATING ELECTRICAL MACHINE


                        The patented reciprocating electrical machine, if and
            when developed, will utilize the back-and-forth motion of energy sources such as wind or sea waves to convert that energy into electricity. We believe the machine can reduce the cost of generating electricity by up to 30% over conventional power sources.


-            DIRECT CURRENT REGULATING DEVICE


                        The patented direct current regulating device, if and
            when developed, will enable the transmission of high levels of direct current electricity without the need to convert such current into alternate current electricity which, we believe, will eliminate the need for AC power lines and will allow the transmission of two-thirds more electric current than the current system.

-           WATER TECHNOLOGIES

            - DEVICE FOR EXTRACTING WATER FROM THE ATMOSPHERE. Medis El is seeking proprietary protection for what may prove to be a low-cost household device that would possess the capability to generate sufficient water from the atmosphere to satisfy an average household's daily needs.

            - DESALINATION. Medis El is seeking proprietary protection for what may prove to be a new method to reduce the energy required for water desalination, thus reducing the cost of generating potable water.


            Our offices are located at 805 Third Avenue, New York, New York 10022, and our telephone number is (212) 935-8484. We were incorporated in Delaware on April 7, 1992 and changed our name to Cell Diagnostics Inc. in May 1992. We changed our name to Medis

Technologies Ltd. on July 7, 1999. Medis El's offices and research and development facilities are located in Yehud, Israel. It also maintains a facility for production of certain aspects of the CellScan in the high-tech community known as Har Hotzvim Industrial Park in Jerusalem, Israel. Its Internet site can be accessed at http://www.medisel.com.

                               OWNERSHIP STRUCTURE

            The following charts illustrate our ownership structure prior to and subsequent to the proposed exchange:


PRIOR TO EXCHANGE
                  ------------        --------------------         ------------
                                       ISRAEL AIRCRAFT            PUBLIC AND
                     PRIVATE            INDUSTRIES LTD.  ----      PRIVATE
                  SHAREHOLDERS        (Israel Corporation)  |     SHAREHOLDERS
                  ------------        --------------------  |     ------------
                       | 63%                 | 37%          |          |
                       -----------------------              |          |
                       MEDIS TECHNOLOGIES LTD.              |          |
                       (Delaware Corporation)               |          |
                       -----------------------              |          |
                             |            |                 |          |
         ---------------------            | 100%            | 12%      | 24%
         | 100%                 ----------------------      |          |
----------------------                MEDIS INC.            |          |
CDS DISTRIBUTOR, INC.           (Delaware Corporation)      |          |
(Delaware Corporation)          ----------------------      |          |
----------------------                    | 64%             |          |
                                 --------------------       |          |
                                       MEDIS EL             |          |
                                 (Israel Corporation)   -----          |
                                    PUBLIC COMPANY      ----------------
                                 --------------------



SUBSEQUENT TO EXCHANGE
(assuming all Medis El
ordinary shares are tendered)


                 ------------        --------------------
                  PUBLIC AND           ISRAEL AIRCRAFT
                   PRIVATE              INDUSTRIES LTD.
                 SHAREHOLDERS        (Israel Corporation)
                 ------------        --------------------
                       | 64%                 | 36%
                       -----------------------
                       MEDIS TECHNOLOGIES LTD.
                       (Delaware Corporation)
                          PUBLIC COMPANY
                       -----------------------
                             |            |
         ---------------------            | 100%
         | 100%                           |
----------------------          ----------------------
CDS DISTRIBUTOR, INC.                  MEDIS INC.
(Delaware Corporation)          (Delaware Corporation)
----------------------          ----------------------
                                          | 100%
                                 --------------------
                                    MEDIS EL LTD.
                                 (Israel Corporation)
                                 --------------------


-----------
* All percentages are approximate.

                               THE EXCHANGE OFFER


Terms of the exchange offer.................................    We are offering to exchange shares of our common stock
                                                                for Medis El ordinary shares at an exchange rate of 1.37
                                                                of our shares of common stock for each Medis El ordinary
                                                                share validly tendered. To be eligible to receive our
                                                                common stock pursuant to this exchange offer, you must
                                                                validly tender and not withdraw your Medis El ordinary
                                                                shares on or prior to       , 2000. If all outstanding
                                                                Medis El ordinary shares not currently beneficially owned
                                                                by us are exchanged pursuant to this exchange offer, a
                                                                maximum of 5,249,580 shares of our common stock will be
                                                                exchanged for a maximum of 3,831,810 of Medis El's ordinary shares, based on the number of Medis El ordinary shares
                                                                outstanding on December 1, 1999. This offering is
                                                                conditioned on the tender and acceptance for exchange of
                                                                at least 1,734,013 of Medis El's ordinary shares. All
                                                                Medis El ordinary shares tendered in this exchange will be acquired by and owned by Medis Inc., our wholly-owned
                                                                subsidiary.

                                                                We also intend upon the successful completion of this
                                                                exchange offer to grant to each of the current holders of
                                                                options under Medis El's stock option plan an option to
                                                                purchase a number of our shares based upon the same
                                                                exchange rate as this exchange offer. Each grant is
                                                                conditional upon such option holder's agreement to forfeit his or her existing Medis El options.

Determination of exchange ratio.............................    Our board of directors has determined the exchange ratio
                                                                of 1.37 based upon our internal valuation of Medis El's
                                                                technologies and our business, which is primarily the
                                                                value of our distribution rights to the CellScan and
                                                                agency rights to the stirling cycle linear technology. We
                                                                then arbitrarily lowered the valuation of our business,
                                                                thus raising the number of shares of our stock exchanged
                                                                for each Medis El share tendered, based upon Israel
                                                                Aircraft's disagreement with such valuation and our desire to make the offer more attractive to Medis El
                                                                shareholders. We are not making a recommendation to Medis
                                                                El shareholders as to

                                                                whether or not to accept this exchange offer due to the
                                                                overlap of our and Medis El's board of directors and the
                                                                non-arms-length nature of this transaction.
Expiration date; extension;
amendments..................................................    The exchange offer and withdrawal rights will expire at
                                                                5:00 P.M., New York City time, on       , 2000, unless we
                                                                extend the offer in our sole discretion for a period up
                                                                to       .

                                                                We will make a public announcement as promptly as
                                                                practicable upon any extension, termination or amendment
                                                                of this exchange offer. If we extend our offer, we will
                                                                make an appropriate public announcement regarding the
                                                                extension no later than 9:00 a.m., New York City time, on
                                                                the next business day after the previously scheduled
                                                                expiration date. In the event of a fundamental change in
                                                                the information set forth in this prospectus, we shall
                                                                amend the registration statement of which this prospectus
                                                                is a part and recirculate this prospectus.

Procedures for tendering
Medis El ordinary shares....................................   If you wish to accept this exchange offer, you must
                                                               complete, sign and date the letter of transmittal which
                                                               accompanies this prospectus and deliver the letter of
                                                               transmittal together with certificate(s) representing the
                                                               tendered shares, if required, and any other required
                                                               documentation, to American Stock Transfer and Trust
                                                               Company, as exchange agent.  If you hold your shares
                                                               through The Depository Trust Company and wish to
                                                               accept this exchange offer, you may do so through DTC's
                                                               Automated Tender Offer Program, by which each
                                                               tendering participant will agree to be bound by the
                                                               accompanying letter of transmittal.

Special procedures for
beneficial owners...........................................    If your Medis El ordinary shares are registered in the
                                                                name of a broker, dealer, commercial bank, trust company
                                                                or other nominee and you wish to tender such shares in
                                                                this exchange offer, you must:

                                                               -        contact such registered holder promptly and instruct
                                                                        such registered holder to tender on your behalf; or
                                                               -        prior to completing and executing the letter of


                                                                        transmittal and delivering your Medis El ordinary shares,
                                                                        either make appropriate arrangements to register ownership of your Medis El shares in your own name or obtain a
                                                                        properly completed stock power from the registered holder.
                                                                The transfer of registered ownership may take considerable time and may not be able to be completed prior to the
                                                                expiration date.

Guaranteed delivery
procedures..................................................    If you wish to tender your Medis El ordinary shares but
                                                                you are not immediately available or you otherwise cannot
                                                                deliver your shares, the letter of transmittal or any
                                                                other documents required by the letter of transmittal to
                                                                the exchange agent prior to the expiration date, you must
                                                                tender your shares according to the guaranteed delivery
                                                                procedures set forth in the section of this prospectus
                                                                entitled "The Exchange Offer-Guaranteed Delivery
                                                                Procedures."

Acceptance of Medis El's
ordinary shares and delivery of our
common stock................................................    Subject to the satisfaction or waiver of the conditions to this exchange offer, we will accept for exchange, through
                                                                Medis Inc., any and all Medis El ordinary shares which are properly tendered prior to the expiration date of this
                                                                exchange offer. We will deliver our shares of common stock on the earliest practicable date following the expiration date.

Withdrawal rights...........................................    Subject to certain conditions, you may withdraw your
                                                                tendered shares at any time prior to the expiration date
                                                                of this exchange offer.

No fractional shares........................................    We will not distribute fractional shares to any Medis El
                                                                shareholder otherwise entitled to receive a fractional
                                                                share of our common stock. Fractional shares of our common stock shall be rounded up or down to the nearest whole
                                                                number, or to the higher whole number if exactly one-half
                                                                share.
Certain United States federal
income tax consequences of
the exchange offer..........................................   You may be subject to certain United States federal

                                                                income tax consequences relating to the exchange of our
                                                                common stock for your Medis El ordinary shares. Please see the section of this prospectus entitled "Certain United
                                                                States Federal Income Tax Consequences" for a discussion
                                                                of such consequences. We are not including in this
                                                                prospectus any discussion of Israeli tax consequences
                                                                which may be applicable to Medis El shareholders who are
                                                                Israeli citizens or an Israeli company.

Exchange agent..............................................    American Stock Transfer and Trust Company, 40 Wall
                                                                Street, New York, New York 10005, is serving as the
                                                                exchange agent in connection with this exchange offer.

Failure to exchange your Medis El
ordinary shares.............................................    We will issue our common stock in exchange for Medis
                                                                El's ordinary shares only after timely receipt by the
                                                                exchange agent of such Medis El shares, a properly
                                                                completed and duly executed letter of transmittal and all
                                                                other required documents. Therefore, if you desire to
                                                                tender your shares in exchange for our common stock, you
                                                                should allow sufficient time to ensure timely delivery.
                                                                Although we intend to notify Medis El's shareholders of
                                                                any defects or irregularities with respect to their tender we are not under any duty to do so. You will experience,
                                                                among other things, a lack of a public trading market and
                                                                subsequent lack of liquidity of your Medis El ordinary
                                                                shares if:

                                                                -       you fail to tender your ordinary shares for exchange; and

                                                                -       we successfully complete this exchange offer and
                                                                        delist Medis El's ordinary shares from the Nasdaq
                                                                        SmallCap Market.


            Any questions you have regarding the exchange offer, including tendering procedures for your Medis El ordinary shares, should be directed to American Stock Transfer and Trust Company as follows:


American Stock Transfer and Trust Company
40 Wall Street
New York, New York 10005
(800) 937-5449 ext. 6820

                       SUMMARY CONSOLIDATED FINANCIAL DATA

            The following table sets forth our summary consolidated financial data and should be read in conjunction with the consolidated financial statements and related notes appearing elsewhere in this prospectus.


STATEMENT OF OPERATIONS DATA:
(in thousands except per share data)



                                                                                           For the nine months
                                          For the year ended December 31,                  ended September 30,
                               ------------------------------------------------------      ------------------
                                1994        1995         1996        1997       1998        1998        1999
                               ------      ------      ------      ------      ------      ------      ------
Revenues                     $    --      $   --      $   --      $  --       $     8     $     8     $    --
Loss from operations             (236)       (231)       (193)     (2,811)     (5,485)     (3,945)     (5,616)
Net loss                       (1,846)     (1,623)     (2,633)     (1,544)     (4,418)     (3,281)     (4,310)
Basic and diluted loss per
   share                        (0.56)      (0.47)      (0.71)      (0.33)      (0.52)      (0.39)      (0.44)
Weighted average shares
   outstanding                  3,287       3,460       3,734       4,645       8,582       8,444       9,743


BALANCE SHEET DATA:
(in thousands)


                                                    As of December 31,                              As of September 30, 1999
                             ----------------------------------------------------------  -------------------------------------------
                             1994         1995         1996         1997         1998       Actual  As Adjusted (1)  As Adjusted (2)
                          --------     --------     --------     --------     --------     -------  ---------------  --------------
Working capital
   (deficiency)           $    663     $   (686)    $ (1,728)    $    266     $  3,536     $  2,705      $ 2,705      $ 2,705

Total assets                 5,522        3,819        3,621       14,433       14,755       11,702       21,620       33,602
Long term debt,
   excluding current
   maturities                6,473        2,000        1,000          338           96           12           12           12

Accumulated deficit         (7,536)      (9,117)     (11,688)     (13,232)     (17,650)     (21,960)     (22,134)     (22,344)

Total stockholders'
   (deficiency) equity      (1,399)      (2,980)      (1,645)      11,378       12,406        9,897       20,235       32,735



-----------------------
(1) As adjusted to reflect our acquisition in the exchange offer of 80% of Medis El's ordinary shares not owned by us, and the issuance of 2,375,598 shares of our common stock in exchange for these shares. Also gives effect to acquired intangible technology assets and goodwill of $9,918,000 (net of $174,000 of in-process research and development costs to be charged to expense on the date of acquisition) resulting from the exchange. See Note A to our unaudited pro forma consolidated balance sheet assuming 80% of the shares are tendered.

(2) As adjusted to reflect our acquisition in the exchange offer of 100% of Medis El's ordinary shares not owned by us, and the issuance of 5,249,580 shares of our common stock in exchange for these shares. Also gives effect to acquired intangible technology assets and goodwill of $21,900,000 (net of $384,000 of in-process research and development costs to be charged to expense on the date of acquisition) resulting from the exchange. See Note A to our unaudited pro forma consolidated balance sheet assuming 100% of the shares are tendered.

                                  RISK FACTORS

            You should carefully consider the following risk factors, as well as the other information contained in this prospectus, before exchanging your Medis El ordinary shares for our common stock. Unless otherwise noted, the risk factors set forth below apply to us and Medis El, and affect you whether you are our stockholder or Medis El's shareholder, as we have conducted all of our operating activities through Medis El and we beneficially own approximately 64% of Medis El. To the extent Medis El's business and operating results are materially adversely affected, our business and operating results will be similarly affected.

RISKS RELATED TO OPERATIONAL MATTERS

WE HAVE NOT BEEN PROFITABLE AND MAY NOT BECOME PROFITABLE, IN WHICH EVENT OUR BUSINESS AND STOCK PRICE WOULD BE ADVERSELY AFFECTED

            We have experienced net losses since our inception in April 1992 and on a consolidated basis with Medis El since 1997. There can be no assurance that we will ever achieve profitability if Medis El is unable to successfully develop and market one or more of its technologies or if they fail to achieve widespread acceptance. Furthermore, there can be no assurance that profitability, if achieved, can be sustained on an ongoing basis. As of September 30, 1999, we had an accumulated deficit of approximately $21,960,000. We anticipate incurring substantial future losses until such time as:

-            Medis El successfully develops one or more of its technologies; and

- it enters into license, sales or joint venture agreements with third parties pursuant to which such third parties successfully commercialize, market and sell the developed products.

             We do not expect this to happen, if at all, until, at a minimum, 15 months from the date of this prospectus.

MEDIS EL'S TECHNOLOGIES, MANY OF WHICH ARE IN EARLY STAGES OF DEVELOPMENT, MAY NOT BE CAPABLE OF COMMERCIAL EXPLOITATION DUE TO CONCEPTUAL ERRORS OR TECHNOLOGICAL SETBACKS, WHICH WOULD PREVENT US FROM GENERATING REVENUES

            Developing a technology into a marketable product is a risky, time consuming and expensive process. You may anticipate that in seeking to develop our technologies, we will encounter setbacks, discrepancies requiring time consuming and costly redesigns and changes and the possibility of outright failure. Each of our development stage technologies and the further refinement of the CellScan is subject to these risks.

WE WILL BE UNABLE TO MARKET OR SELL ANY OF OUR TECHNOLOGIES IF WE ARE UNSUCCESSFUL IN ENTERING INTO ALLIANCES, JOINT VENTURES OR LICENSING AGREEMENTS WITH THIRD PARTIES.

            As we do not have nor do we intend to develop our own marketing capabilities, our ability to market and sell our technologies will depend entirely upon entering into alliances, joint ventures or licensing agreements with third parties possessing such capabilities. There can be no assurance that we will be successful in entering into such alliances, joint ventures or agreements, and failure would prevent us from marketing and selling our technologies if and when ready for commercial exploitation.

IF THE MARKET REJECTS THE USE OF OUR TECHNOLOGIES, MANY OF WHICH ARE UNFAMILIAR, WE WILL BE UNABLE TO GENERATE REVENUES

            We, together with Medis El, are developing products that represent alternatives to traditional products and methods, and as a result, our products may be slow to achieve, or may not achieve, market acceptance since potential customers may seek further validation of the efficiency and efficacy of the products before making an investment. This is particularly true where the technology underlying the product is untried and where implementation of the technology requires a significant capital commitment, such as with our reciprocating electrical machine and direct current regulating device.

OUR EFFORTS TO PROTECT MEDIS EL'S INTELLECTUAL PROPERTY MAY NOT OFFER SUFFICIENT PROTECTION, WHICH COULD HINDER OUR GROWTH AND SUCCESS

            We regard Medis El's patents, trade secrets, copyrights and similar intellectual property rights as essential to our growth and success. Medis El relies upon a combination of patent, copyright and trademark laws, trade secret protection, confidentiality and non-disclosure agreements and contractual provisions with employees and with third parties to establish and protect its proprietary rights. Medis El owns, directly or indirectly through subsidiaries or companies in which it has an interest, patents for certain technologies and is currently applying for additional patents. There can be no assurance that Medis El will succeed in receiving patent and other proprietary protection in all markets it enters, or, if successful, that such protection will be sufficient. If Medis El successfully develops and markets any or all of its technologies, we expect to face efforts by larger companies and other organizations or authorities to undermine Medis El's patent by challenging or copying its intellectual property. Moreover, intellectual property rights are not protected in certain parts of the world. We intend to vigorously defend Medis El's intellectual property against any challenges that may arise, however, an infringement action by us may be very costly and require the diversion of substantial funds from our operations and may require management to expend efforts that might otherwise be devoted to our operations.

CLAIMS BY THIRD PARTIES THAT OUR TECHNOLOGY INFRINGES UPON THEIR PATENTS MAY, IF SUCCESSFUL, PREVENT US FROM FURTHER DEVELOPING OR SELLING OUR TECHNOLOGIES

            Although we do no believe our business activities infringe upon the rights of others nor are we aware of any pending or contemplated actions to such effect, we can give no assurance that our business activities will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us.

IF WE DO NOT OBTAIN ADDITIONAL FINANCING, WHICH WE HAVE NO ASSURANCE OF OBTAINING, WE MAY BE FORCED TO CURTAIL OUR RESEARCH AND DEVELOPMENT EFFORTS AND OUR OPERATIONS

            Our ability to sustain our research and development program and our ongoing survival may depend upon continuous outside funding of operations. As of September 30, 1999 we and Medis El had cash and cash equivalents of $3,219,000 which we expect to be sufficient to support our activities for at least 12 months from such date. We have historically been a major source of funds for Medis El , having lent or invested in Medis El $10,340,000 since its inception. There can be no assurance that we will have the required funds on hand or commitments for such funds to meet Medis El's future financial obligations, if necessary, or that a third party will be willing to make such funds available. Our and Medis El's failure to raise additional funds could require us to curtail development of one or more of our technologies. Furthermore, Medis El's failure to successfully develop or market its technologies may materially adversely affect its or our ability to raise additional funds. In any event, it is not possible to make any reliable estimate of the funds required to complete the development of each of the technologies, or of the funds required to establish or otherwise procure adequate manufacturing capacity or to market the products on a worldwide basis. If available funds should prove insufficient, there can be no assurance that we or Medis El will be able to procure the required additional funding, which would curtail development of one or more of Medis El's technologies.

OUR ABILITY TO MARKET THE CELLSCAN MAY BE LIMITED BY UNITED STATES AND FOREIGN GOVERNMENT REGULATIONS AND WE MAY INCUR SUBSTANTIAL COSTS IN OBTAINING APPROVAL AND IN MAINTAINING COMPLIANCE WITH SUCH REGULATIONS

            We believe that we will be unable to market or sell the CellScan in the United States other than for limited research or investigational use, as defined in the FDA's regulations, unless and until the FDA has exempted the CellScan from its market clearance requirements or, if not so exempted, until the FDA either clears a notification under Section 510(k) of the Federal Food, Drug and Cosmetics Act or approves an application for premarket approval. The process of obtaining either 510(k) clearance or premarket approval can be lengthy, expensive and uncertain. We do not intend to apply for such clearance or premarket approval ourselves. Rather, we expect our marketing partner or a purchaser of the technology to apply for, acquire and maintain regulatory compliance.

            There can be no assurance that the CellScan, if and when submitted to the FDA, will ultimately receive clearance for use as a diagnostic device. Nations other than the United States have varying patterns of regulation governing the use of medical diagnostic devices, some of which require clearance or approval comparable to the regulatory pattern in the United States. In those jurisdictions where more than perfunctory clearance or approval is required, the CellScan will not be able to be marketed unless and until the required clearance or approval is obtained.

IF WE WERE TO LOSE MEMBERS OF OUR SENIOR MANAGEMENT AND COULD NOT FIND APPROPRIATE REPLACEMENTS IN A TIMELY MANNER, OUR BUSINESS COULD BE ADVERSELY AFFECTED

            Our and Medis El's success depends to a significant extent upon Zvi Rehavi and the scientists, engineers and technicians that seek out, recognize and develop Medis El's technologies and to a lesser extent on a number of management and technical personnel employed by Medis El. The loss of the services of Mr. Rehavi or any of Medis El's technical talent could have a material adverse effect on Medis El's ability to develop its products and our ability to market such products. Medis El possesses key-person life insurance of $245,000 on Mr. Rehavi. Although all of Medis El's employees are subject to employment agreements with Medis El, the majority of which are automatically renewable on an annual basis, either party may terminate such agreement upon notice to the other. The length of such notice varies depending upon the individual, from 30 days to 180 days in length. Our future success will depend to a great extent upon Medis El's and our continued ability to attract and retain highly skilled technical, managerial and marketing personnel. Competition for such personnel is intense and we cannot assure investors that Medis El or we will be able to attract and/or retain such personnel.

WE MAY BE EXPOSED TO PRODUCT LIABILITY RISKS IF OUR TECHNOLOGIES ARE SUCCESSFULLY COMMERCIALIZED AND MARKETED, WHICH MAY CAUSE SUBSTANTIAL ADDITIONAL EXPENSE AND POSSIBLE ADVERSE PUBLICITY

            The sale of any of our products, especially the CellScan as a medical diagnostic device, in the marketplace may expose us to potential liability risks and adverse publicity with respect to such products. Although we have product liability insurance for the CellScan, there can be no assurance that a product liability claim would not exceed the amount of coverage under such insurance which could materially adversely affect our financial condition.

OUR RIGHT TO ISSUE PREFERRED STOCK MAY FACILITATE MANAGEMENT ENTRENCHMENT WHICH MAY DELAY, DEFER OR PREVENT A CHANGE IN OUR CONTROL, WHICH MAY NOT BE IN THE BEST INTERESTS OF OUR STOCKHOLDERS


            Our board of directors has the authority to issue up to 10,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of these shares without approval of our shareholders. Any future issuance of shares of preferred stock could be employed by our present management to delay, defer or prevent a change in our control or to discourage bids for our common stock at a premium above its market price solely to retain their respective management positions, which may not be in the best interests of our stockholders, generally. We have no present plans to issue any shares of preferred stock.

THE LARGE AMOUNT OF ACQUIRED INTANGIBLE TECHNOLOGY ASSETS AND GOODWILL ON OUR BALANCE SHEET WILL BE CHARGED AS AN EXPENSE AGAINST FUTURE EARNINGS AND ADVERSELY AFFECT STOCKHOLDERS EQUITY, WHICH COULD CAUSE OUR STOCK PRICE TO DROP.

            On December 15, 1997, we acquired the 40% share of Medis Inc. not owned by us for an aggregate purchase price of $13,125,000, of which $12,227,000 was allocated to acquired technology assets and goodwill. At September 30, 1999, the unamortized balance of such technology assets and goodwill aggregated $7,727,000. Such balance will be charged to expense over the remaining useful lives of such assets, which is three years, in equal amounts of approximately $2,500,000. Such expense and the consequent adverse effect on our stockholders' equity may have a material adverse effect on our stock price.

            Additionally, upon the successful completion of this exchange offer, we will acquire either an additional 16% interest in Medis El, if 80% of Medis El shares are tendered, or 36% interest in Medis El, if 100% of Medis El shares are tendered. Consequently, we will acquire technology assets and goodwill aggregating $9,918,000 if 80% of Medis El shares are tendered and technology assets and goodwill aggregating $21,900,000 if 100% of Medis El shares are tendered. Acquired technology assets, which relate to the CellScan technology, will be charged to expense over its remaining useful life at the date of acquisition, which is approximately three years as of December 31, 1999. Goodwill acquired in this exchange offer will be charged to expense over its useful life of five years. Additional charges to expense relating to these assets may have the same effect on our stock price as discussed above.

RISKS ASSOCIATED WITH FOREIGN COUNTRIES

RISKS ASSOCIATED WITH CONDUCTING OPERATIONS IN ISRAEL COULD MATERIALLY ADVERSELY AFFECT MEDIS EL'S ABILITY TO COMPLETE EACH TECHNOLOGY'S DEVELOPMENT OR ITS ABILITY TO SUPPLY JOINT VENTURE PARTNERS OR LICENSEES

            Medis El's offices and most of its manufacturing, research and development facilities are located in the State of Israel. Medis El and consequently we are directly affected by the political, economic and military conditions in Israel. Any major hostilities involving Israel or the interruption or curtailment of trade between Israel and the United States or Israel and Europe could have a material adverse effect on Medis El's ability to complete the development of any of the technologies or its ability to supply the technology to development partners or vendors. Furthermore, any interruption or curtailment of trade between Israel and any other country in which Medis El has strategic relationships could similarly adversely affect such relationships. In addition, all male adult permanent residents of Israel under the age of 54, unless exempt, are obligated to perform up to 44 days of military reserve duty annually and are subject to being called to active duty at any time under emergency circumstances. Some of Medis El's employees are currently obligated to perform annual reserve duty. We are unable to assess what impact, if any, these factors may have upon our future operations.

            In addition, high inflation and the devaluation of Israel's currency, the New Israeli Shekel, compared to the U.S. dollar may have a negative impact on Medis El's NIS-based obligations over time upon substantial price increases caused by inflation.

RISKS ASSOCIATED WITH CONDUCTING BUSINESS IN RUSSIA COULD MATERIALLY ADVERSELY AFFECT MEDIS EL'S ABILITY TO COMPLETE DEVELOPMENT OF THE TOROIDAL ENGINE AND TOROIDAL COMPRESSOR

            The development of the toroidal engine and compressor are taking place in Russia. Russia has experienced and is continuing to experience both political and economic instability, including, recently, the questionable health of President Boris Yeltsin, the successive turnover of persons holding the positions of prime minister and other upper level government ministers, the devaluation of the ruble and problems affecting the bailout of Russia's economy by the International Monetary Fund. In addition, recent terrorist bombings in populated areas and armed conflicts involving separatist groups in Chechnya and elsewhere in the former Soviet Empire has resulted in widespread demands for the return to a more autocratic government structure. We are unable to assess what impact, if any, these factors may have upon the continued development of the toroidal engine and compressor.

IT MAY BE DIFFICULT TO SERVE PROCESS ON OR ENFORCE A JUDGMENT AGAINST OUR ISRAELI OFFICERS AND DIRECTORS, MAKING IT DIFFICULT TO BRING A SUCCESSFUL LAWSUIT AGAINST US, MEDIS EL OR OUR OFFICERS AND DIRECTORS, INDIVIDUALLY OR IN THE AGGREGATE

            Service of process upon our and Medis El's directors and officers, many of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, any judgment obtained in the United States against Medis El may not be collectible within the United States to the extent Medis El's assets are located outside the United States. This could limit the ability of our stockholders to sue us or Medis El based upon an alleged breach of duty or other cause of action. We have been informed by our Israeli legal counsel that there is doubt as to the enforceability of civil liabilities under the Securities Act and the Securities Exchange Act of 1934, as amended, in original actions instituted in Israel. However, subject to limitation, Israeli courts may enforce United States final executory judgments for liquidated amounts in civil matters, obtained after a trial before a court of competent jurisdiction, according to the rules of private international law currently prevailing in Israel, which enforce similar Israeli judgments, provided that:

- due service of process has been effected and the defendant was given a reasonable opportunity to defend;

- the obligation imposed by the judgment is executionable according to the laws relating to the enforceability of judgments in Israel and such judgment is not contrary to public policy, security or sovereignty of the State of Israel;

- such judgments were not obtained by fraud and do not conflict with any other valid judgments in the same manner between the same parties; and

- an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court.

            Foreign judgments enforced by Israeli courts generally will be payable in Israeli currency, which can then be converted into United States dollars and transferred out of Israel. The judgment debtor may also pay in dollars. Judgment creditors must bear the risk of unfavorable exchange rates.

RISKS RELATED TO THIS OFFERING

OUR CURRENT STOCKHOLDERS WILL CONTINUE TO CONTROL OUR AFFAIRS, WHICH MAY PRECLUDE OTHER STOCKHOLDERS FROM INFLUENCING OUR CORPORATE DECISIONS

            Upon completion of this exchange offer, our five largest current stockholders, which includes some of our officers and directors and a corporation controlled by such officers and directors, collectively, will beneficially own approximately 51% of the then issued and outstanding shares of our common stock. Accordingly, our current stockholders will continue to have the ability to elect all of the members of our board and otherwise direct our affairs.

WE INTEND TO RETAIN ALL OF OUR FUTURE EARNINGS, IF ANY, FOR USE IN OUR BUSINESS OPERATIONS AND DO NOT EXPECT TO PAY DIVIDENDS TO OUR SHAREHOLDERS

            We have not paid any dividends on our common stock to date and do not anticipate declaring any dividends until such time as we are profitable, which we estimate to be, at a minimum, fifteen months from the date of this prospectus. Our board presently intends to retain all earnings, if any, for use in our business operations.

IF WE ARE UNABLE TO DEVELOP A PUBLIC MARKET FOR OUR SHARES, OUR STOCKHOLDERS MAY HAVE DIFFICULTY SELLING OR TRADING OUR COMMON STOCK

            Prior to this offering, there has been no public market for our common stock, and there can be no assurance that such a market will develop at the conclusion of this offering or, if such a market should develop, that it will be sustained. Even though we believe our strategies, successes and failures parallel those of Medis El, the historical market for Medis El's ordinary shares may not be indicative of the future market for our common stock. The lack of a sustainable trading market may make it difficult for our stockholders to sell or otherwise trade their common stock.

OUR INABILITY TO ACHIEVE A NASDAQ LISTING FOR OUR COMMON STOCK COULD ADVERSELY AFFECT BOTH THEIR LIQUIDITY AND MARKET PRICE

            If we do not satisfy the initial listing requirements of the Nasdaq SmallCap Market, we expect our common stock to be traded in the over-the-counter market. We anticipate that they will be quoted on the OTC Bulletin Board, an NASD sponsored and operated inter-dealer automated quotation system for equity securities not included in the Nasdaq Stock Market, as well as in the NQB Pink Sheets. The liquidity and prices of our securities may be adversely affected if our common stock is quoted on the OTC Bulletin Board and the NQB Pink Sheets instead of the Nasdaq SmallCap Market.

FAILURE TO LIST OUR COMMON STOCK ON THE NASDAQ SMALLCAP MARKET WOULD SUBJECT US TO THE SEC'S "PENNY STOCK RULES" IF OUR COMMON STOCK FALLS BELOW $5.00 PER SHARE, WHICH MAY DISCOURAGE BROKER-DEALERS FROM EFFECTING TRANSACTIONS IN OUR COMMON STOCK

            If we are unable to list our common stock on the Nasdaq SmallCap Market upon the completion of this exchange offer and the trading price of our common stock were to fall below $5.00 per share, trading in our securities would be subject to the requirements of the SEC's penny stock rules. These rules require the delivery prior to any penny stock transaction of a disclosure schedule explaining the penny stock market and all associated risks and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors, which are generally defined as institutions or an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with a spouse. For these types of transactions the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our common stock which could severely limit its market price and liquidity.

WE ARE CONCURRENTLY REGISTERING, OR SHORTLY INTEND TO REGISTER, ALL OF OUR SHARES OF OUR COMMON STOCK UNDERLYING OUTSTANDING OPTIONS AND WARRANTS, AS WELL AS A SIGNIFICANT NUMBER OF OUR CURRENTLY OUTSTANDING SHARES OF COMMON STOCK TO PERMIT THEIR OFFER AND SALE BY THEIR RESPECTIVE OWNERS UPON THE CLOSING OF, AND PROMPTLY AFTER THE CLOSING OF, THIS EXCHANGE OFFER, WHICH COULD ADVERSELY AFFECT THE PRICE OF OUR PUBLICLY TRADED COMMON STOCK

            We have filed a registration statement covering 8,300,594 shares of our common stock for the respective accounts of certain persons named therein, including certain of our officers and directors and their affiliates, which, when declared effective, will permit such persons to publicly offer all or lesser portions of such shares for public sale.

            We also intend to file an additional registration statement covering shares of stock issuable upon exercises of options granted under our stock option plan promptly after the closing of this exchange offer, which as of December 15, 1999, is 799,487.

            Future sales of substantial amounts of our common stock in the public market, or even the ability of our stockholders to sell substantial amounts of stock, could adversely affect the market price for our common stock and could impair our future ability to raise capital through the sale of our equity securities.

WE INTEND, IF THIS EXCHANGE OFFER IS SUCCESSFUL, TO DELIST MEDIS EL FROM THE NASDAQ SMALLCAP MARKET, IN WHICH CASE MEDIS EL'S SHAREHOLDERS WHO DO NOT TENDER THEIR SHARES WILL LIKELY FIND IT DIFFICULT TO DISPOSE OF, OR TO OBTAIN QUOTATIONS AS TO THE PRICE OF, MEDIS EL'S ORDINARY SHARES

            The successful completion of this exchange offer will reduce the number of holders of Medis El's ordinary shares and the number of such shares that might otherwise trade publicly, and will adversely affect the liquidity and market value of the remaining shares held by the public. We intend, after the successful completion of this exchange offer, to delist Medis El's ordinary shares from the Nasdaq SmallCap Market. In such event, Medis El's non-tendering shareholders would likely find it more difficult to dispose of, or to obtain quotations, as to the price of Medis El's ordinary shares.

OUR LARGE NUMBER OF WARRANTS AND OPTIONS OUTSTANDING, IF EXERCISED, AND FUTURE SALES, IF ANY, OF OUR EQUITY SECURITIES WILL CAUSE OUR INVESTORS TO INCUR IMMEDIATE DILUTION

            Upon the completion of this exchange offer and the concurrent exchange in accordance with the exchange ratio of options to acquire our common stock for those covering Medis El ordinary shares, we will have warrants and options outstanding to purchase approximately 2,154,252 shares of our common stock which, if exercised, will cause our stockholders to incur substantial dilution in future earning per share, if any. Additionally, future sales of our equity, if any, will also cause our stockholders to incur substantial dilution in future earnings per share, if any.

SYSTEM FAILURES OR MISCALCULATIONS OF OUR THIRD PARTY VENDORS ATTRIBUTABLE TO THE YEAR 2000 ISSUE COULD DISRUPT OUR OPERATIONS

            We have been unable to establish with certainty the compliance of all of our third party vendors. It is possible that noncompliance by a third party vendor could delay our research and development activities until such time as we switch to alternate vendors, of which we can give no assurance, or existing vendors become compliant.

            We have not drafted a contingency plan to handle problems that might arise should we, Medis El or our third-party vendors and service providers sustain unforeseen business interruptions caused by year 2000 issues.

NON-UNITED STATES CITIZENS EXCHANGING THEIR ORDINARY SHARES FOR OUR SHARES OF COMMON STOCK MAY CAUSE SUCH HOLDERS OF ORDINARY SHARES ADVERSE TAX CONSEQUENCES.

            We have not included in this prospectus a discussion of the tax consequences that may affect non-U.S. Medis El shareholders upon the exchange of their Medis El ordinary shares for shares of our common stock. Tendering Medis El ordinary shares in this exchange offer may cause the holders of such shares adverse tax consequences. We advise all of Medis El's shareholders to consult such holders' own tax advisor as to the specific tax consequences of this exchange offer to such holder.

FORWARD LOOKING STATEMENTS FOUND IN THIS PROSPECTUS MAY NOT BE ACCURATE INDICATORS OF OUR FUTURE PERFORMANCE

            This prospectus contains certain forward-looking statements and information relating to Medis Technologies Ltd. and Medis El Ltd. We identify forward-looking statements in this prospectus using words such as the following and other similar statements:

        "believes"                        "intends"                                "plans"                               "expects"
        "predicts"                        "may"                                    "will"                                "would"
        "should"                          "contemplates"                           "anticipates"


            These statements are based on our beliefs as well as assumptions we made using information currently available to us by Medis El and others. Because these statements reflect our current views concerning future events as they relate to us and Medis El, these statements involve certain risks, uncertainties and assumptions which may be significantly more adverse than the results or expectations discussed in the forward-looking statements.

                         DETERMINATION OF EXCHANGE RATIO

            The determination of the exchange ratio was arrived at in a series of meetings and telephonic discussions among:

- Robert K. Lifton, our chairman and chief executive officer, who is also Medis El's chairman;

- Howard Weingrow, our president, treasurer and a director, who is also a director of Medis El; and

- Jacob Weiss, the corporate vice president and general counsel of Israel Aircraft Industries Ltd., our single largest stockholder, which is also a 12% shareholder of Medis El. Mr. Weiss is also a director of both us and Medis El.

            In determining the exchange ratio, we considered the use of conventional valuation criteria such as comparable company analysis, comparable market price analysis and comparable book value analysis, but concluded that the use of these modalities would be inappropriate. We do not believe that there are any comparable companies to either Medis Technologies or Medis El and since we were not a public company, a comparable market price analysis would have been inappropriate. A comparative book value analysis at March 31, 1999 reflected $3,369,000 for Medis El and $3,112,000 for us after eliminating our equity interest in Medis El, yielding a ratio of 1.08 to 1.00. We did not believe, however, that such a comparison was appropriate because it did not take into account the value of the shares of Medis El owned by us. Furthermore, other conventional valuation criteria such as comparing discounted cash flow were believed to be inappropriate given that both we and Medis El had negligible current cash flow and future cash flows could not reasonably be estimated from operations.

            Instead, we based our determination of the exchange ratio upon the assumption that the value of our business can be indirectly derived from the market value of Medis El's stock, which we presumed reflected the market's perception of the value of Medis El's technologies.

            We assumed in determining the value of our business that the CellScan, being the most commercially advanced of Medis El's technologies, and upon which Medis El had spent the most money to develop, represented 75% of Medis El's total market value. Medis El's market capitalization at that time was approximately $72,000,000, based upon a market price of $7.00 per share. The CellScan therefore represented $54,000,000 of the then market value of Medis El. We then sought to value our U.S. distribution rights to the CellScan technology. Based on our belief that the U.S. would represent approximately 50% of the potential world market for the CellScan and our expectations that our distribution relationship with Medis El would result in a profit equal to 50% of the manufacturer's net profit upon each sale of a CellScan and a test kit, we valued the distribution rights as equal to 25% of the total value of the CellScan technology. Based upon such valuation, we concluded the then value of our distribution rights to the CellScan technology to be $13,500,000.

            We then sought to value our agency rights to our stirling cycle linear technology. We assumed that based on the linear technology's proximity to commercialization and sums spent for development thus far, this technology should be valued at 10% of Medis El's market capitalization of $72,000,000, or $7,200,000. Using our agency fees of 10% upon the sale of finished products as a starting point, we arbitrarily valued the agency rights, net of anticipated costs, as equal to 8% of the total value of the linear technology. Based upon such valuation, we concluded the then value of our agency rights to the stirling cycle linear technology to be approximately $576,000.

            Therefore, the value we attributed to our business based on our distribution and agency rights was $14,076,000. We then took the market value of Medis El's shares we owned, being $46,501,000, based upon 6,643,000 shares owned at a $7.00 market price per share, and added it to the values we attributed to our distribution and agency rights, resulting in an assumed business value of $60,577,000.

            We then arbitrarily reduced our assumed business value by $2,500,00 to $58,077,000, to reflect the following considerations:

- the fact that Medis El's cash position at March 31, 1999 exceed our by approximately $1,745,000; and

- the fact that we are required to contribute $1,500,000 towards the cost of applying for regulatory clearance pursuant to our distribution rights agreement.

            Dividing such value by our then outstanding 9,900,000 shares, we arrived at a per share value of $5.87 per share of our common stock.

            We then calculated an initial exchange ratio by dividing Medis El's then market price, $7.00, by $5.87, yielding an exchange ratio of 1.19.

            We presented all of these factors to Israel Aircraft, who expressed the view that the values we assigned to our business should be reduced, which consequently would increase the number of our shares to be offered for each Medis El share tendered. Based on discussions with Israel Aircraft, we arbitrarily lowered the value of our business to $50,501,000, which raised the proposed exchange ratio to 1.37 shares of our common stock for each ordinary share of Medis El tendered. Medis El shareholders would therefore receive more of our shares for each Medis El share tendered which would make our offer more attractive to Medis El shareholders.

            Upon the conclusion of these discussions, the feasibility of the exchange offer compared to other alternatives, such as merging Medis El into a U.S. company created for such purpose and then doing an initial public offering, and the proposed exchange ratio were presented to the other members of our board of directors, who are also members of Medis El's board of directors. The full board of directors reviewed the feasibility of the exchange offer and the determination of the proposed exchange ratio and determined:

- the exchange offer to be the most feasible alternative based on cost factors, timing and Israeli law issues; and

-            the determination of the exchange ratio to be fair and equitable.

            Based upon Israel Aircraft's key role in the discussions, we believe that it will tender its Medis El ordinary shares, although Israel Aircraft made no binding commitment to such effect.

            While we attempted to be both objective and fair in placing a value on Medis El's technologies and our distribution and agency rights with respect to such technologies, we did not use conventional means of valuation modalities. Further, because of the overlapping nature of both boards, the negotiations to establish the exchange ratio must be viewed as non-arms-length. Consequently, the exchange ratio may be deemed to have been arbitrarily determined. We did not obtain an opinion from an investment banker concerning the fairness from a financial point of view of the terms of this exchange offer from the perspective of a Medis El shareholder nor did we or Medis El appoint and fund a special committee of our board to help determine the exchange ratio, as we had limited funds available to implement this exchange offer and the sums needed for such purposes, in our judgment, were better spent on our operations. The board of directors of Medis El, which is the same as our board of directors, is not making a recommendation as to whether or not to accept this exchange offer in view of the non-arms-length nature of this transaction. You, as a Medis El shareholder, should make your own determination based upon your own investment objectives, following careful consideration of the information contained in this prospectus.

            As a result of this transaction, the respective equity interests of Messrs. Lifton and Weingrow and Israel Aircraft in Medis Technologies will be reduced and the respective equity interests of Messrs. Weiss, Eiran and Nahmoni in Medis Technologies will increase from no interest to less than 1%. For a table setting forth the exact number and percentage of shares owned by our officers, directors and affiliates prior to and upon completion of this exchange offer, please see the section of this prospectus entitled "Principal Stockholders."

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER


            We are offering to exchange 1.37 of our shares of common stock for each properly tendered Medis El ordinary share. Only whole shares of our common stock will be issued in exchange for Medis El ordinary shares. If any fractional share is called for upon the exchange of any Medis El ordinary share, such fractional share shall be rounded up or down to the nearest whole number, or to the higher whole number if exactly one-half share. We will not issue certificates or scrip representing fractional shares of our common stock.

            As of the date of this prospectus, Medis El had 10,488,981 ordinary shares outstanding. As of the same date, we beneficially owned 6,657,171, or approximately 64%, of such ordinary shares. We intend to offer our shares in this exchange through Medis Inc., our wholly-owned subsidiary. All Medis El ordinary shares tendered in this exchange will be acquired by and held by Medis Inc.

            If all outstanding Medis El ordinary shares not currently beneficially owned by us are exchanged pursuant to this exchange offer, approximately 5,249,580 shares of our common stock will be exchanged for a maximum of 3,831,810 of Medis El's ordinary shares outstanding, based upon the number of Medis El ordinary shares outstanding as of the date of this prospectus.


PURPOSE OF THE EXCHANGE OFFER

            We are offering to exchange our common stock for all outstanding Medis El ordinary shares for the purpose of increasing our ownership of Medis El. We believe that our status as a domestic United States corporation with a readily understandable and familiar capital and corporate governance structure, which has rights not only to the Medis El technologies, but also to the distribution and commercialization of the technologies, will enhance our ability to serve as an effective financing vehicle for the further development of Medis El's technologies.

ACCEPTANCE OF MEDIS EL SHARES


            This offering is conditioned upon:

- the exchange of at least 1,734,013 of Medis El's ordinary shares so that we beneficially own at least 80% of such shares; and

- our common stock being registered pursuant to Section 12 of the Securities Exchange Act of 1934.


PROCEDURES FOR TENDERING MEDIS EL SHARES

            This prospectus, the letter of transmittal and other relevant materials will be mailed to registered Medis El shareholders and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Medis El's shareholder list kept with American Stock Transfer and Trust Company, its transfer agent, or, if applicable, who are listed as participants in a clearing agency's security position listing.

            Only a registered Medis El shareholder may tender his or her shares in this exchange offer. To tender, a shareholder must complete, sign and date the letter of transmittal accompanying this prospectus, guarantee the signatures if required, and mail or otherwise deliver the letter of transmittal to American Stock Transfer and Trust Company, our exchange agent, prior to the expiration date. In addition, either:

- certificates for such Medis El shares must be received by the exchange agent along with the properly completed and duly executed letter of transmittal and any other required documents;

- a timely confirmation of a book-entry transfer of such Medis El shares, if such procedure is available, into the exchange agent's account at The Depository Trust Company pursuant to the procedure for book-entry transfer described below, together with the letter of transmittal or a properly transmitted agent's message, as described below, must be received by the exchange agent prior to the expiration date; or

- the holder must comply with the guaranteed delivery procedures described below.

Each tender will constitute an agreement between such tendering shareholder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

            We shall be deemed to have accepted validly tendered Medis El ordinary shares when, as and if we have given oral or written notice of such to the exchange agent. The exchange agent will act as agent for the tendering holders of Medis El ordinary shares for the purposes of:


-            receiving our common stock from us; and

-            transmitting such common stock to tendering shareholders.


Under no circumstances will interest be paid by us by reason of any delay in making such exchange.

            The method of delivery of Medis El ordinary shares, the letter of transmittal and all other required documents to the exchange agent, or delivery through the book entry transfer facility, is at the election and risk of the holder. Instead of delivery by mail, it is recommended that you use an overnight or hand delivery service, properly insured. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. Delivery will be deemed made only when actually received by the exchange agent. No letter of transmittal or certificate representing Medis El ordinary shares should be sent to us. You may request your broker, dealer, commercial bank, trust company or nominee to effect the above transactions on your behalf.

            If your Medis El ordinary shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender such shares in this exchange offer, you should:

- contact such registered holder promptly and instruct such registered holder to tender on your behalf; or

- prior to your completing and executing the letter of transmittal and delivering your Medis El shares, either make appropriate arrangements to register ownership of such Medis El shares in your name or obtain a properly completed stock power from the registered holder.

The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date. You are advised to allow for sufficient time to make all appropriate arrangements.

      SIGNATURES

            Signatures on a letter of transmittal must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the letter of transmittal, unless the tendered Medis El ordinary shares are tendered:

- by a registered shareholder who has not completed the box entitled "Special Delivery Instructions" on the letter of transmittal; or

- for the account of an institution listed above that may guarantee a letter of transmittal.

            If the letter of transmittal is signed by a person other than the registered shareholder, such shares must be endorsed or accompanied by a properly completed stock power, properly signed by the registered shareholder.

            If the letter of transmittal or any shares or stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

      AUTOMATED TENDER OFFER PROGRAM

            American Stock Transfer and Trust Company and DTC have confirmed that any financial institution that is a participant in DTC's system may utilize DTC's Automated Tender Offer Program to tender your ordinary shares. Accordingly, participants in such program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of this exchange offer by causing DTC to transfer the shares to the exchange agent in accordance with DTC's program procedures for transfer. DTC will then send an agent's message, as defined below, to the exchange agent.

            The term "agent's message," as used above, means a message transmitted by DTC, received by the exchange agent prior to the expiration date and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from a participant in the DTC program that such participant is tendering Medis El ordinary shares which are the subject of such book entry confirmation, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery, and that the agreement may be enforced against such participant.

            All questions as to the validity, form, eligibility, including time of receipt, and acceptance of tendered Medis El ordinary shares will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all shares not properly tendered or any shares our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular shares. Our interpretation of the terms and conditions of the exchange offer and the instructions in the letter of transmittal will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Medis El shares must be cured within such time as we shall determine. Although we intend to notify Medis El shareholders of any defects or irregularities with respect to their respective tenders of Medis El shares, neither we, the exchange agent nor any other person shall incur any liability for failure to give such notification. Tenders of Medis El's ordinary shares will not be deemed to have been made until such defects or irregularities have been cured or waived.

            While we have no present plan to acquire any Medis El shares which are not tendered in the exchange offer, we reserve the right in our sole discretion to purchase or make offers for any Medis El shares that remain outstanding subsequent to the expiration date or to terminate this exchange offer and, to the extent permitted by applicable law, purchase Medis El shares in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of this exchange offer.

EXPIRATION DATE; EXTENSION; AMENDMENTS


            The expiration date shall be 5:00 p.m., New York City time, on , 2000 unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which we extend this exchange offer.


            We reserve the right, in our sole discretion:

-            to delay accepting any Medis El shares;

-            to extend the exchange offer; or

-            to terminate this exchange offer,


by giving notice of such delay, extension or termination to the exchange agent. Any such delay, extension or termination will be followed by our notification to the exchange agent and registered Medis El shareholders of any delay, extension or termination, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. If the exchange offer is amended in a manner determined by us to constitute a material change, we will distribute a prospectus supplement with such amendment, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment, applicable securities laws, and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to ten business day period. Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of the exchange offer, and subject to applicable law, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.


RETURN OF MEDIS EL SHARES


            If less than 1,734,013 of Medis El's ordinary shares are tendered in this exchange or we do not accept tendered Medis El ordinary shares for any valid reason pursuant to the terms and conditions of this exchange offer, certificates for such tendered shares will be returned without expense to the tendering shareholder, or, in the case of shares tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, such shares will be credited to an account maintained with DTC as promptly as practicable.


BOOK-ENTRY TRANSFER

            The exchange agent will make, within two business days after the date of this prospectus, a request to establish an account with respect to Medis El shares at DTC, and any financial institution that is a participant in DTC's systems may make book-entry delivery of Medis El shares by causing DTC to transfer such Medis El shares into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. However, although delivery of Medis El shares may be effected through book-entry transfer at DTC, the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent on or prior to the expiration date or pursuant to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES


            Medis El shareholders who wish to tender their shares and whose shares are not immediately available or who cannot deliver their shares, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, may nonetheless effect a tender of their ordinary shares if:

- the tender is made through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the U.S. or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the letter of transmittal;

- prior to the expiration date, the exchange agent receives from any of the above such institutions a properly completed and duly executed notice of guaranteed delivery substantially in the form provided by us setting forth:

            -            the name and address of the shareholder;

            -            the certificate number(s) of such shares; and

            -            the aggregate number of shares tendered,


            stating that such holder is tendering his or her shares and guaranteeing that, within five business days after the expiration date, the letter of transmittal together with the certificate(s) representing the shares in proper form for transfer or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal, will be deposited by any of the above institutions with the exchange agent, or the exchange agent receives a properly transmitted message from DTC regarding the acknowledgment by such shareholder of certain conditions of tendering; and

- such properly executed letter of transmittal or a properly transmitted agent's message, as well as the certificate(s) representing all tendered shares in proper form for transfer or a book-entry confirmation and all other documents required by the letter of transmittal, are received by the exchange agent within five business days after the expiration date.

            Upon request to the exchange agent, you will be sent a notice of guaranteed delivery if you wish to tender your shares according to the guaranteed delivery procedures set forth above.

WITHDRAWAL RIGHTS

            You may withdraw your tendered Medis El ordinary shares prior to the expiration date of this exchange offer upon submitting to the exchange agent a written notice of withdrawal specifying your name, the number and amount of securities withdrawn and the name or names in which the securities are so registered, if registered in a name other than the tendering security holder.

            The signature(s) on the notice of withdrawal must be guaranteed pursuant to the same guarantee procedures for letters of transmittal as set forth above in "Procedures for Tendering Medis El Shares," unless such shares have been tendered for the account of an eligible institution listed in such section.

            If Medis El ordinary shares have been tendered pursuant to the procedures for book-entry tender, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn ordinary shares and must otherwise comply with such book-entry transfer facility's procedures. If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the ordinary shares withdrawn must also be furnished to the exchange agent prior to the physical release of such certificates.

            All questions as to the form and validity, including time of receipt, of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any ordinary shares properly withdrawn will be deemed not to have been validly tendered for purposes of this exchange offer. However, withdrawn ordinary shares may be retendered by following one of the procedures described in this prospectus at any time prior to the expiration date.

ACCEPTANCE OF MEDIS EL SHARES AND DELIVERY OF COMMON STOCK

            Our common stock issued pursuant to this exchange offer will be delivered to Medis El shareholders who properly tendered their ordinary shares on the earliest practicable date following the expiration date, assuming all conditions to this exchange offer have been satisfied or waived.

EXCHANGE AGENT

            American Stock Transfer and Trust Company has been appointed exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery should be directed to American Stock Transfer and Trust Company addressed as follows:

40 Wall Street
New York, NY 10005
Telephone Number:  (800) 937-5449 ext. 6820
By Facsimile Transmission: (718) 236-4588

FEES AND EXPENSES

            We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by our and our affiliates' officers and regular employees.

            American Stock Transfer and Trust Company, as exchange agent, will receive reasonable and customary compensation for its services and will be indemnified against certain liabilities and expenses in connection with its services, including certain liabilities under the federal securities laws. We will not pay any fees or commissions to any broker or dealer or other persons for soliciting tenders of shares pursuant to this exchange offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by us for reasonable expenses incurred by them in forwarding material to their customers.

            The cash expenses to be incurred in connection with this exchange offer will be paid by us and are estimated in the aggregate to be approximately
$          . Such expenses include registration fees, fees and expenses of the exchange agent, accounting and legal fees and printing costs, among others.

            We will pay all transfer taxes, if any, which are not based on income, applicable to the exchange of Medis El's ordinary shares pursuant to this exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of Medis El's ordinary shares pursuant to this exchange offer, then the amount of any such transfer taxes, whether imposed on the registered shareholder or any other persons, will be payable by the tendering shareholder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering shareholder.

            Participation in this exchange offer is voluntary. Medis El shareholders are urged to consult their financial and tax advisors in making their own decisions on what action to take.

                                 DIVIDEND POLICY

            Neither we nor Medis El have paid dividends on our capital stock to date. Our payment of future dividends, if any, will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any such dividends will be within the discretion of our board of directors. Our board presently intends to retain all earnings, if any, for use in our business operations. Accordingly, we do not anticipate declaring any dividends in the foreseeable future.

                         PRICE RANGE OF OUR COMMON STOCK


            We do not have an established public trading market for our common stock. We are therefore unable to estimate the price of our stock if and when it is listed on the Nasdaq SmallCap Market upon which we have applied for listing subject to the successful completion of this exchange offer. Whether we own all or less than all of Medis El's ordinary shares, the historical market for Medis El's ordinary shares may not be indicative of the future market for our common stock.

            In order for our common stock to qualify for initial quotation on the Nasdaq

SmallCap Market, we, among other things, must have at least $4,000,000 in net tangible assets, $5,000,000 in market value of our public float and a minimum bid price of $4.00 per share. For continued listing we, among other things, must have $2,000,000 in net tangible assets, $1,000,000 in market value of our public float and a minimum bid price of $1.00 per share. If we are unable to satisfy the Nasdaq SmallCap Market's maintenance criteria in the future, our common stock may be delisted from the Nasdaq SmallCap Market. As a consequence of such delisting, a stockholder would likely find it more difficult to dispose of, or to obtain quotations as to, our common stock.


                    PRICE RANGE OF MEDIS EL'S ORDINARY SHARES


            Medis El's ordinary shares have traded on the Nasdaq SmallCap Market under the symbol MDSLF since the effective date of its initial public offering on December 21, 1993. The closing high and low sales prices of its ordinary shares, as reported by Nasdaq, for the years ended December 31, 1998 and 1997 and for the nine months ended September 30, 1999 were as follows:

                                      Quarter Ended                                                  High            Low

March 31, 1997............................................................................           $8.875         $5.375
June 30, 1997.............................................................................            6.750          5.000
September 30, 1997........................................................................            8.150          5.250
December 31, 1997.........................................................................            7.000          4.750

March 31, 1998............................................................................            9.250          5.000
June 30, 1998.............................................................................            9.050          6.563
September 30, 1998........................................................................            7.438          3.875
December 31, 1998.........................................................................            8.125          3.875

March 31, 1999............................................................................            8.000          6.000
June 30, 1999.............................................................................            7.500          6.125
September 30, 1999........................................................................            7.688          6.000

            As of November 15, 1999, there were 68 record holders and approximately 620 beneficial owners of Medis El's ordinary shares. Based upon information furnished by American Stock Transfer and Trust Company, the transfer agent of Medis El's ordinary shares, we believe that approximately 74% of Medis El's ordinary shares are held by at least 346 beneficial holders who are United States shareholders, which percentage includes our shareholdings. The high and low closing price of Medis El's ordinary shares on _________, 2000, the last full trading day before we announced this exchange offer, was $____ per share.

            Following the successful completion of this exchange offer, we intend to terminate registration under the Exchange Act upon application to the SEC and delist Medis El's ordinary shares from the Nasdaq SmallCap Market. Termination of registration of Medis El's ordinary shares under the Exchange Act would reduce the information required to be furnished by Medis El to its shareholders, the SEC and the public and would make certain provisions of the Exchange Act, such as filing an annual report, no longer applicable. Upon delisting, Medis El's shareholders who have not exchanged their shares would likely find it more difficult to dispose of, or to obtain quotations, as to the price of such shares . It is possible that Medis El's ordinary shares would be traded in the over-the-counter market, or through the National Association of Securities Dealers, Inc. OTC Bulletin Board or by other sources. The extent of the public market for Medis El's ordinary shares and the availability of such quotations would, however, depend upon the number of holders and/or the aggregate market value of the shares remaining at such time, the interest in maintaining a market in the shares on the part of securities firms, the termination of registration of Medis El's ordinary shares under the Exchange Act and other factors.


                                 CAPITALIZATION


            The following table sets forth our capitalization as of September 30, 1999 and as adjusted to give effect to (1) the issuance of 2,375,598 shares of our common stock assuming our acquisition of 80% of the outstanding shares of Medis El pursuant to this exchange offer or (2) the issuance of 5,249,580 shares of our common stock assuming our acquisition of 100% of the outstanding shares of Medis El pursuant to this exchange offer. This table should be read in conjunction with our consolidated financial statements and the notes to such statements and the other financial information included elsewhere in this prospectus.

                                                                                    September 30, 1999
                                                              ----------------------------------------------------------------
                                                                     Actual          As Adjusted (1)           As Adjusted (2)
                                                              -------------------    ---------------           ---------------
Short term borrowings..................................          $     143,000         $     143,000             $    143,000
Long term debt-excluding current maturities............          $      12,000         $      12,000             $     12,000
Minority interest in subsidiary........................                938,000               518,000                        -
Stockholders' equity:
Common Stock, $.01 par value  shares authorized;
     issued and outstanding: 9,988,619 shares
     actual; 12,364,217 and 15,238,199 shares
     as adjusted.......................................                100,000               124,000                  152,000

Additional paid in capital.............................             31,757,000            42,245,000               54,927,000
Accumulated deficit....................................            (21,960,000)          (22,134,000)             (22,344,000)
                                                                 -------------         -------------             ------------
    Total stockholders' equity.........................              9,897,000            20,235,000               32,735,000
                                                                 -------------         -------------             ------------

Total capitalization....................................         $  10,847,000         $  20,765,000             $ 32,747,000
                                                                 =============         =============             ============

                      SELECTED CONSOLIDATED FINANCIAL DATA


            The selected consolidated statement of operations data for the years ended December 31, 1994 and 1995 and the selected consolidated balance sheet data as of December 31, 1994, 1995 and 1996 have been derived from audited financial statements not included in this prospectus. The selected consolidated statement of operations data for the years ended December 31, 1996, 1997, and 1998 and the selected consolidated balance sheet data as of December 31, 1997 and 1998 have been derived from our audited financial statements included elsewhere in this prospectus. Such consolidated financial statements include the financial statements of Medis Inc. and Medis El beginning on December 15, 1997. Prior to that date, our investment in Medis
Inc. and Medis El had been accounted for using the equity method of accounting. The selected consolidated statement of operations data for the nine months ended September 30, 1998 and 1999 and the selected consolidated balance sheet data as of September 30, 1999 are derived from unaudited condensed consolidated financial statements included elsewhere in this prospectus that have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of our consolidated operating results for such periods and our financial condition as of such periods and date. The historical results are not necessarily indicative of results to be expected for any future period. The data should be read in conjunction with the consolidated financial statements and the notes to such statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.


STATEMENT OF OPERATIONS DATA:


                                                                                                     For the  nine months ended
                                                 For the Year Ended December 31,                            September 30,
                               -------------------------------------------------------------------   -------------------------
                                   1994          1995          1996         1997           1998         1998           1999
                                  ------        ------        ------       ------         ------       ------         ------
Revenues.......................$        --   $        --   $        --   $        --   $     8,000   $     8,000   $        --
Cost of sales..................         --            --            --            --         3,000         3,000            --
                                                                                       -----------   -----------   -----------
Gross profit...................         --            --            --            --         5,000         5,000            --
Operating expenses
   Research and development
     costs, net................         --            --            --     1,406,000     1,646,000     1,086,000     2,281,000
   Selling, general and
     administrative expenses...    236,000       231,000       193,000     1,303,000     1,399,000     1,030,000     1,382,000
   Amortization of
     intangible assets.........         --            --            --       102,000     2,445,000     1,834,000     1,953,000
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
Total operating expenses.......    236,000       231,000       193,000     2,811,000     5,490,000     3,950,000     5,616,000
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------

Loss from operations...........   (236,000)     (231,000)     (193,000)   (2,811,000)   (5,485,000)   (3,945,000)   (5,616,000)
Other income (expenses)
   Interest and other income...     53,000        85,000         9,000        64,000        63,000        20,000       120,000
   Interest expense............   (499,000)     (535,000)   (1,660,000)     (381,000)     (101,000)     (125,000)      (18,000)
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
Loss before minority interest..   (682,000)     (681,000)   (1,844,000)   (3,128,000)   (5,523,000)   (4,050,000)   (5,514,000)
Equity in net losses of
unconsolidated subsidiaries.... (1,164,000)     (942,000)     (789,000)           --            --            --            --

Minority interest in loss of
     subsidiaries.............          --            --            --     1,584,000     1,105,000       769,000     1,204,000
                               -----------   -----------   -----------   -----------   -----------   -----------   -----------
Net loss...................... $(1,846,000)  $(1,623,000)  $(2,633,000)  $(1,544,000)  $(4,418,000)  $(3,281,000)  $ 4,310,000)
                               ===========   ===========   ===========   ===========   ===========   ===========   ===========
Basic and diluted net loss
     per share................ $     (0.56)  $     (0.47)  $     (0.71)  $     (0.33)  $     (0.52)  $     (0.39)  $     (0.44)
                               ===========   ===========   ===========   ===========   ===========   ===========   ===========
Weighted average shares
     outstanding..............   3,287,530     3,460,000     3,734,129     4,645,232     8,581,774     8,443,569     9,743,233
                               ===========   ===========   ===========   ===========   ===========   ===========   ===========

BALANCE SHEET DATA:


                                                                                                                As  of
                                                                  As of December 31,                         September 30,
                            -----------------------------------------------------------------------------------------------
                                 1994            1995           1996             1997            1998            1999
                                ------          ------         ------           ------          ------          -------
Working capital
     (deficiency)           $    663,000    $   (686,000)   $ (1,728,000)   $    266,000    $  3,536,000    $  2,705,000

Total assets                   5,522,000       3,819,000       3,621,000      14,443,000      14,755,000      11,702,000
Long-term debt, excluding
     current maturities        6,473,000       2,000,000       1,000,000         338,000          96,000          12,000
Accumulated deficit           (7,536,000)     (9,117,000)    (11,668,000)    (13,232,000)    (17,650,000)    (21,960,000)
Total stockholders'
     equity (deficiency)      (1,399,000)     (2,980,000)     (1,645,000)     11,378,000      12,406,000       9,897,000

                SELECTED CONSOLIDATED FINANCIAL DATA OF MEDIS EL

            The selected consolidated statement of operations data for the years ended December 31, 1994 and 1995 and the selected consolidated balance sheet data as of December 31, 1994, 1995 and 1996 have been derived from audited financial statements not included in this prospectus. The selected consolidated statement of operations data for the years ended December 31, 1996, 1997, and 1998 and the selected consolidated balance sheet data as of December 31, 1997 and 1998 have been derived from our audited financial statements included elsewhere in this prospectus. The selected consolidated statement of operations data for the nine months ended September 31, 1998 and 1999 and the selected consolidated balance sheet data as of September 30, 1999 are derived from unaudited condensed consolidated financial statements included elsewhere in this prospectus that have been prepared on the same basis as the audited financial statements and in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of our operating results for such periods and our financial condition as of such date. The historical results are not necessarily indicative of results to be expected for any future period. The data should be read in conjunction with the financial statements, related notes and other financial information included elsewhere in this report.


STATEMENTS OF OPERATIONS DATA:


                                                                                                      For the  nine months ended
                                                For the year ended December 31,                             September 30,
                           ------------------------------------------------------------------------   --------------------------
                               1994           1995           1996           1997           1998          1998          1999
                              ------         ------         ------         ------         ------        ------         -----
Revenues.................. $    75,000    $   198,000    $    32,000    $        --    $     8,000   $     8,000    $         --
Gross profit..............      47,000         17,000         21,000             --          5,000         5,000              --
Research and development
   costs, net (1).........   1,296,000      1,023,000        815,000      1,406,000      1,646,000     1,086,000    $  2,281,000
Net loss.................. $(2,810,000)   $(2,240,000)   $(1,962,000)   $(2,647,000)   $(2,967,000)  $(2,040,000)   $ (3,324,000)

Net loss per share-basic
   and diluted............ $     (0.33)   $     (0.26)   $     (0.22)   $     (0.28)   $     (0.31)  $     (0.21)   $       (0.32)
Weighted average number
   of shares outstanding     8,642,000      8,650,000      8,790,000      9,325,000      9,624,000     9,598,000      10,238,000

---------------------
(1) Total research and development costs were offset in part by grants from the Government of Israel for the years 1994-1996.

BALANCE SHEET DATA:


                                                            As of December 31,                              As of  September 30,
                             ----------------------------------------------------------------------------  ---------------------
                                  1994            1995            1996            1997            1998              1999
                                 ------          ------          ------          ------          ------            ------
Working capital ..........   $  3,982,000    $  2,324,000    $  3,939,000    $  1,209,000    $  3,376,000      $  2,186,000
Total Assets .............      5,579,000       3,651,000       4,943,000       2,323,000       4,880,000         3,406,000
Long-term debt ...........        451,000         681,000         489,000         293,000          96,000            12,000
Accumulated loss .........     (7,749,000)     (9,988,000)    (11,950,000)    (14,597,000)    (17,564,000)      (20,888,000)
Total shareholders' equity      4,167,000       2,093,000       3,869,000       1,344,000       4,079,000         2,589,000

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

            We serve as agent and distributor of certain technologies owned wholly or in part by Medis El Ltd., an Israeli corporation of which we beneficially own approximately 64%. To date we have devoted all of our efforts and resources to help provide financing and assist in commercializing Medis El's technologies. The financial presentation below is based upon our historical financial statements which include the results of operations of Medis El beginning December 15, 1997. Prior to that date, our investment in Medis El was accounted for using the equity method of accounting. As we have conducted all of our operating activities through Medis El, the presentation reflects primarily the results of operations of Medis El. However, the presentation also includes activities performed by us and are therefore different from the historical financial statements of Medis El.

RESULTS OF OPERATIONS


            From our inception in April 1992 through September 30, 1999, we have generated a cumulative net loss of $21,960,000. We expect to incur additional operating losses for the remainder of 1999 and beyond, principally as a result of our continuing anticipated research and development costs, and due to anticipated limited sales of Medis El's technologies. We do not expect to substantially increase in the future our research and development expenses beyond current levels due to our limited funds available for such purposes, until we are able to generate revenues or receive funds from third parties for research and development. If our funds continue to decrease due to our current spending levels and we are unable to generate revenues or receive funds from third parties for research and development, we expect to curtail development of one or more technologies.

      NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1998

            We sustained a net loss of $4,310,000 during the nine months ended September 30, 1999 compared to $3,281,000 during the same period in 1998. The increase can primarily be attributed to a significant rise in research and development costs and increased selling, general and administrative expenses, partially offset by increased interest income due to higher cash balances and lower interest expense due to lower debt balances during the nine months ended September 30, 1999 as compared to the same period in 1998.

            Research and development costs were up sharply at $2,281,000 for the first nine months of 1999 as compared to $1,086,000 during the same period in 1998. This increase can be largely attributed to our decision, as of June 30, 1999, to charge eight CellScan machines and its inventory of cell carriers, antigens and neuritors, a technology owned by

Medis El which it is no longer developing or selling, to research and development expense. This charge, aggregating $777,000 reflects management's decision to use the CellScan for the development and testing of new applications. Furthermore, we incurred more expenses in developing our non-medical related technologies during the first nine months of 1999 compared to the same period in 1998. These factors were somewhat offset by a payment of $200,000 Medis El received under a December 1998 technology development agreement with a large multi-national corporation in which such corporation:


- paid $100,000 to obtain a right of first refusal to obtain exclusive rights to use the stirling cycle and other technology in its field of business; and

- paid $100,000 to assist in the development of the stirling cycle technology for use in its field of business.


Such payments aggregating $200,000 were recorded as a credit to research and development costs for the nine months ended September 30, 1999.

            Selling, general and administrative expenses for the nine months ended September 30, 1999 were $1,382,000 compared to $1,030,000 for the nine months ended September 30, 1998. Such expenses for the nine months ended September 30, 1999 included depreciation on eight CellScan machines prior to their charge to research and development at June 30, 1999.


      YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997


            We received additional operating resources during 1998 from an influx of equity capital which greatly improved our financial position. Total shareholders' equity at December 31, 1998 was $12,406,000 compared to $11,378,000 at December 31, 1997, with working capital at $3,536,000 at December 31, 1998 compared to $266,000 at December 31, 1997. We sustained a net loss of $4,418,000 for the year ended December 31, 1998, compared to $1,544,000 for the year ended December 31, 1997, primarily due to the amortization of acquired intangible technology assets and goodwill amounting to $2,445,000 compared to $102,000 for 1997, which increased total operating expenses for the year to $5,490,000 from $2,811,000 in 1997. Such acquired intangible technology assets and goodwill were generated upon the acquisition of a minority interest in Medis Inc., our wholly-owned subsidiary. The aggregate purchase price of the minority interest was valued at $13,125,000, generating acquired intangible technology assets and goodwill approximating $12,227,000 which are being amortized over a five year period.

            We had revenues of $8,000 for the year ended December 31, 1998 compared to no revenues for the year ended December 31, 1997. The revenues came from the sale of a single neuritor, based upon an unsolicited request for the product.


            We devoted somewhat more resources to research and development activities, incurring research and development costs of $1,646,000 for the year ended December 31, 1998, compared to $1,406,000 for the year ended December 31, 1997. Medis El channeled resources to the development of the CellScan, stirling cycle linear technologies, toroidal engine and fuel cell technology.

            Interest expense decreased to approximately $101,000 for the year ended December 31, 1998 from $381,000 for the year ended December 31, 1997. This decrease was substantially due to the retirement of long term debt in 1998 aggregating approximately $941,000. The holders of $650,000 of such debt exchanged such debt for 325,000 shares of Medis El's common stock held by us.

            Selling, general and administrative expenses for the year ended December 31, 1998 increased slightly to $1,399,000, compared to $1,303,000 for the year ended December 31, 1997.

      YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

            We began placing increasing emphasis on the research and development of the stirling cycle linear technology, and, in December 1997, was awarded our first patent for such technology. We sustained a net loss of $1,544,000 for the year ended December 31, 1997, compared to $2,633,000 for the year ended December 31, 1996. This decrease is primarily due to a decrease in interest expense to our long-term debt of approximately $1,279,000. Interest expense in 1996 includes $1,341,000 of non-cash interest which relates to amortization of an in-the-money conversion feature on long-term debt issues in August 1996.

            In 1996, we accounted for Medis El using the equity method of accounting. Therefore, Medis El's research and development costs and selling, general and administrative costs are not reflected as such in our financial statements.

            We devoted substantially more resources to research and development activities for the year ended December 31, 1997 compared to the year ended December 31, 1996, incurring research and development costs of $1,406,000 in 1997. Medis El's research and development costs were $815,000 in 1996. The increase was due principally to new research and development programs in the United States and Israel, as we:

- continued to collaborate with scientists to discover and test new applications for the CellScan;


-           completed development of the argon laser CellScan; and


- began the development of our stirling cycle linear technologies with the expectation that an increasing amount of resources will be devoted to this endeavor.

            Selling, general and administrative expenses for the year ended December 31, 1997 increased sharply to $1,303,000 compared to $193,000 for the year ended December 31, 1996. However, Medis El's selling, general and administrative costs were $1,187,000 in 1996. Our selling, general and administrative costs together with Medis El's costs show a slight decrease in selling, general and administrative costs for 1997.

LIQUIDITY AND CAPITAL RESOURCES

            We have historically financed our operations primarily through the proceeds of investor equity financing, long-term bank loans, grants from the Chief Scientist of the Ministry of Industry and Commerce of Israel with respect to the CellScan, initial sales of our products and fees from the granting of exclusive distributorship rights.


            In 1996, $1,267,610 of senior secured subordinated notes were surrendered by the holders of such notes in payment for 316,902 shares of our common stock underlying warrants. In 1997, $2,314,290 of such notes were surrendered as payment for 578,573 shares of our common stock underlying warrants. Also in 1997, we issued 60,000 additional shares of our common stock upon the exercise of warrants against our receipt of the aggregate exercise price of $240,000. In 1998, we issued a total of 1,150,002 shares of our common stock and 358,334 warrants for an aggregate of $4,600,008. In 1999, as of the date of this prospectus, we issued a total of 581,004 shares of our common stock and 193,668 warrants for an aggregate of $2,324,016. The proceeds of such offerings were used:

- to repay Medis El the sum of $2.3 million pursuant to a promissory note entered into between us and one of our subsidiaries, which had been assigned to Medis El through a capital contribution;

-           to purchase shares of Medis El; and

-           for selling, general and administrative expenses.

            In 1996, investors purchased 675,000 of Medis El's ordinary shares in private placements for an aggregate of $3,130,000. In January 1998, a single investor purchased 300,000 of Medis El's ordinary shares in a private placement for an aggregate of $1,334,000. Also during 1998, we paid to Medis El $4,300,000 out of the $4,600,008 discussed above, representing $2,000,000 of proceeds from the issuance of 400,000 of Medis El's ordinary shares to us and $2,300,000 of final principal and interest payments on the promissory note between Medis El and us. In May 1999, we purchased 318,181 of Medis El's ordinary shares in a private placement for an aggregate of $1,750,000. The proceeds of such offerings were used for research and development and selling general and administrative expenses.

            As of September 30, 1999, we had $3,219,000 in cash and cash equivalents. Our working capital and capital requirements at any given time depend upon numerous factors, including, but not limited to:

-           the progress of research and development program;

-           the status of Medis El's technologies;

-           the results of pre-clinical testing and clinical trial;

-           the timing and costs involved in obtaining regulatory approvals; and

- the level of resources that Medis El devotes to the development of its technologies, patents, marketing and sales capabilities.

            Another contributing factor is the status of collaborative arrangements with businesses and institutes for research and development.


            As of September 30, 1999, we had bank loans outstanding of $145,000, the long-term portion of which was $12,000. These loans are guaranteed by the State of Israel and collateralized by a floating lien on all of Medis El's assets. The loans are repayable in New Israeli Shekels, linked to the dollar, and bear interest at the rate of LIBOR plus 2.4% to 2.6% per annum.

            For the year ended December 31, 1998, we used $2,659,000 of available cash on hand in connection with our operating activities, compared to $2,612,000 for the year ended December 31, 1997. The increase was primarily attributable to the increase in the net loss for the year, somewhat offset by the differences in changes in certain working capital components during 1998 and 1997. The increase in the net loss was principally due to a rise in research and development during 1998. For the nine months ended September 30, 1999, we used $2,405,000 of available cash on hand in connection with our operating activities, as compared to $1,996,000 for the nine months ended September 30, 1998. The increase was principally due to an increase in the net loss for the period, as adjusted for non-cash related items such as depreciation and amortization caused by our increased spending for research and development.


            For the year ended December 31, 1998, we reported net cash used in investing activities of $617,000, compared to net cash provided by investing activities of $356,000 in 1997. The change was principally attributed to an investment in a short-term deposit in 1998, contrasted with maturity of a short-term deposit in 1997.


            Management expects that our present funds, after one-time charges such as:

- the repurchase of the CellScan machine from a purchaser in Argentina for $100,000;

- the purchase of additional shares of More Energy in December 1999 for $115,000;

- the exercise of an option to purchase shares of New Devices Engineering for 83,000; and

- the reimbursement of funds aggregating $35,000 for patent filing costs incurred by a shareholder of New Devices Engineering,

are sufficient to support our and Medis El's present activities for at least 6 months. Beyond such time, we will require capital infusions of cash from investors, whether private investors or through companies or other organizations assisting in the development of our technologies, to continue our operations. We expect such operations to require funding of approximately $3,200,000 to $3,600,000 per year. To the extent we are unable to acquire additional funds, we will curtail research and development of one or more technologies until such time as we acquire additional funds.

TAX MATTERS


            As of December 31, 1998, for U.S. federal income tax purposes, we had net operating loss carry-forwards of approximately $4,035,000. For Israeli income tax purposes, we had net operating loss carry-forwards of $19,000,000. Since our inception, we have not had any taxable income. Also, neither we nor Medis El have ever been audited by the United States or Israeli tax authorities since incorporation. Pursuant to United States federal tax regulations, our ability to utilize the United States net operating loss carry-forwards may be limited due to changes in ownership, as defined in the Internal Revenue Code.

GRANTS OBTAINED FROM THE STATE OF ISRAEL

            Medis El received approximately US $1,800,000 in research and development grants from the Office of the Chief Scientist of the Ministry of Commerce and Industry of the State of Israel from its inception to 1997. This is based upon a policy of the government of Israel to provide grants of between 50% and 66% of qualifying approved research and development expenditures to promote research and development by Israeli companies. Medis El received 50% of qualifying approved research and development expenditures, with $1,629,000 of such funds being allotted for the CellScan and $167,000 allotted for the neuritor, a technology also owned by Medis El which it no longer develops. Pursuant to the grant arrangement, Medis El is required to pay 3% of its sales of products developed with the grant funds until the grant amounts are paid in full. There is no requirement to repay the grants if the products developed with the grant funds are not sold. If Medis El sells the underlying technology prior to repaying the grant funds, it must first seek permission from the Israeli government for such sale. Prior to Medis El receiving grant funds in 1992, Medis El assumed from Israel Aircraft its obligation relating to the repayment of grants of approximately $805,000. As of the date of this prospectus, Medis El's total contingent obligation for the repayment of grants, which includes the $805,000, is $2,576,000. Medis El is not presently receiving any grants from the State of Israel. We do not believe the successful completion of the exchange offer will have any effect on Medis El's eligibility to receive future research and development grants should it again seek to initiate applications for such grants.

            Under the Law for the Encouragement of Capital Investments, 1959, Medis El was issued a certificate of approval as an "Approved Enterprise." Under the law, Medis El elected the "combined path," pursuant to which Medis El had the right to receive a government guaranteed bank loan of 66% of the amount of the approved investment. In addition, Medis El had the right to receive a grant of 25% of the approved investment, in which case the loan would be reduced by the amount of the grant. Medis El received investment grants of approximately $97,000 and loans of approximately $893,000. The investment grants were used to invest in equipment, furniture and fixtures and commercial vehicles. The loan proceeds were used for the above as well as to acquire know-how, leasehold improvements, marketing and working capital. The loans are bank loans from Bank Leumi Le Israel and are guaranteed by the State of Israel and are secured by substantially all of Medis El's assets. At September 30, 1999, the remaining balance on the loans was approximately $145,000. Additionally, the tax liability in respect of Medis El's income deriving from its Approved Enterprise activities is calculated at a rate of 20% of income for a ten year period, with tax on dividends distributed of 15%, instead of 25%. These tax benefits can be utilized at least through 2006.


DISCLOSURE ABOUT MARKET RISK

      IMPACT OF INFLATION AND DEVALUATION ON RESULTS OF OPERATIONS, LIABILITIES AND ASSETS


            In connection with its currency use, Medis El operates in a mixed environment. Most acquisitions and payroll are paid in local currency. Consideration for virtually all sales and Medis El's bank loans are either in dollars or dollar-linked currency. As a result, not all monetary assets and all monetary liabilities are linked to the same base in the same amount at all points in time, which may cause losses in terms of Israeli currency adjusted for the effects of changes in its purchasing power. In order to help minimize such losses, Medis El currently invests its liquid funds in both dollar-linked and Shekel based assets.

            For many years prior to 1986, the Israeli economy was characterized by high rates of inflation and devaluation of the Israeli currency against the United States dollar and other currencies. However, since the institution of the Israeli Economic Program in 1985, inflation, while continuing, has been significantly reduced and the rate of devaluation has been substantially diminished. During 1989 and 1990, the dollar declined in value relative to major world currencies. Because governmental policies in Israel linked exchange rates to a weighted basket of foreign currencies of Israel's major trading partners, the exchange rate between the NIS and the dollar remained relatively stable during this period. However, Israel effected devaluations of the NIS against the dollar as follows:

              1991                                       11.5%
              1992                                       21.1%
              1993                                        8.0%
              1994                                        1.1%
              1995                                        3.9%
              1996                                        3.7%
              1997                                        8.8%
              1998                                       17.6%


            During the three years ended December 31, 1991 and the four years ended December 31, 1996, the rate of inflation in Israel exceeded the rate of devaluation of the NIS against the dollar, but in 1998, 1997 and 1992, the rate of devaluation of the NIS against the dollar exceeded the rate of inflation in Israel.

      IMPACT OF POLITICAL AND ECONOMIC CONDITIONS

            The state of hostility which has existed in varying degrees in Israel since 1948, its unfavorable balance of payments and its history of inflation and currency devaluation, all represent uncertainties which may adversely affect our business.

YEAR 2000 COMPLIANCE


            We are aware of the potential for business disruption due to the year 2000 problem, and have taken steps to assess and address these issues. We, including Medis El, have addressed Y2K compliance in our systems, accounting software, computer hardware and existing products, which includes the CellScan and prototypes of our stirling cycle linear compressor and fuel cell technology.

            In order to assess Y2K compliance of our products and systems, we identified those systems which are critical to our operations and the operations of our technologies. Based on the results of testing to date, we believe that all of our systems and all of our technologies, to the extent developed, are materially compliant.

            We have expended approximately $10,000 to date to assess and address the year 2000 problem. We do not believe that we, including Medis El, will incur additional material costs in connection with becoming year 2000 compliant nor are there expected to be any material limitations in using any of our systems or products.

            The area of Y2K compliance which poses any risk to us and Medis El is our third party vendors, because of our lack of control over their products and operations. In order to assess their compliance, we surveyed all major vendors. We have received communications from our significant third party vendors and service providers communicating that they are generally on target to become year 2000 compliant in 1999 if they have not already done so. Those not yet in compliance have not committed to a date certain as to when they will be year 2000 compliant, however they have communicated to us that they are working to become year 2000 compliant.

            Despite our best efforts, we may be unable to establish with certainty the compliance of third party vendors, including those outside the United States. It is possible that non-compliance by third parties which supply us with products or services to become year 2000 compliant could cause us delays in receiving supplies necessary to continue our research and development program, with the possible consequence of causing us to delay or curtail our research and development program until such time as we receive supplies from alternate vendors or existing vendors become compliant.


            We have not as of this date drafted a contingency plan to handle problems that might arise should we or our significant third parties vendors and service providers sustain business interruptions caused by year 2000 problems.

                                    BUSINESS


THE EVOLUTION OF OUR BUSINESS

            We were formed in April 1992 to enter into a joint venture with Israel Aircraft Industries Ltd., a company wholly owned by the State of Israel and a leader in aerospace technology. Together, we founded and financed the activities of Medis El Ltd., an Israeli company, which was established to develop and commercialize a technology known as the CellScan. Beginning in 1992 and through its initial public offering in December 1993 until 1996, Medis El was principally engaged in the development and clinical testing of the CellScan, which it planned to manufacture and market when development was completed. Medis El had its own facilities to manufacture a limited number of CellScans. It had entered into arrangements in which certain distribution rights to the CellScan were sold and initiated a direct sales program for a few territories where no distributorship had been granted. Distribution rights to the CellScan in the United States, its territories and possessions had already been granted to us through one of our wholly-owned subsidiaries at the time of our formation. As part of our distributorship rights, we were obligated to assist in funding the effort to obtain FDA approval of the CellScan as a diagnostic tool.

            Over the ensuing years, Medis El began to rethink its singular reliance on the CellScan and its business strategy of manufacturing and marketing its products. Problems in the development of the CellScan, discussed below, led it to seek other technologies for development. Furthermore, the difficulties of finding qualified distributors capable of working with and selling the CellScan and recognition of the need for large amounts of capital to carry out a manufacturing and marketing program led it to conclude that a better plan would be to either develop the CellScan to the point where it could enter into an arrangement with a joint venturer or licensee which had the marketing ability and the capital to manufacture and market the CellScan, or seek the outright sale of the technology.

            In seeking out other technologies that it might be capable of developing successfully, Medis El sought to take advantage of the talents in its organization and its relationship with Israel Aircraft. In 1994, it acquired and began work on the stirling cycle linear technology which Israel Aircraft had initiated for possible military use. In this development program, it started working with some of its contacts in the scientific community who emigrated from the former Soviet Union. Medis El then added other technologies in related fields of engineering as it expanded its relationships with emigres from the former Soviet Union. In connection with these new technologies, Medis El concluded that it should focus on developing them into working prototypes and then licensing their use in return for royalty payments, rather than expend large-scale capital and other resources to manufacture and market the products in-house.

            As a result of these actions, Medis El now seeks to operate as a greenhouse for the development of highly advanced, innovative, proprietary technology products which it intends to license, sell or joint venture with large international corporations. As part of this new strategy, we became Medis El's exclusive agent in North America for coordinating all licensing arrangements with respect to the stirling cycle linear technology.

            We and Israel Aircraft each beneficially owned 50% of Medis El upon its formation in July 1992. In December 1997, Medis El was restructured so that we beneficially owned a majority of Medis El's ordinary shares and Israel Aircraft exchanged part of its beneficial interest in Medis El for a large minority interest in us, leaving it with an approximately 12% direct ownership of Medis El. As a consequence of the restructuring, the sharing of officers and directors with Medis El, and in view of our distribution rights to the CellScan and agency rights to the stirling cycle linear technology, we and Medis El are intimately connected and our strategies, successes and failures parallel each other.

OUR PRODUCTS AND TECHNOLOGY

            As part of its new strategy, Medis El focuses its efforts on the lengthy and expensive process of conceiving its products, preparing and submitting patents for its technologies and concurrently applying its in-house technological capabilities to maximize the development of the technologies to a point of exploitation through licensing, sales and joint ventures.

            All of the technologies which Medis El owns in whole or in part are in the development or testing phase. While we believe that each of these products has advantages over products now on the market, we are unable to state with any certainty how the technologies will compete in the marketplace. Nor will we know fully their drawbacks and disadvantages until such time as our products are successfully developed and marketed. Furthermore, we can give no assurance that any of our products will be successfully developed or, if successfully developed, will be commercially feasible. Our beliefs and estimates as to the feasibility of the technologies are based upon the understanding of such technologies by the technical advisors and scientists employed by Medis El, whose views may not prove to be accurate.

            Medis El's technologies presently include:


      CELLSCAN


            The CellScan is a system for the viewing and testing of cells. Current cell scanning techniques involve the use of either a traditional microscope or a "flow" cytometer, which passes large numbers of cells by a viewer at a time without the ability to retrieve any one cell for further study. The CellScan, which is a "non-flow" or "static" cytometer, allows viewing of thousands of cells in a living state and provides the ability to revisit and probe each cell a number of times. The CellScan also permits real time monitoring of ongoing cellular events. We believe that the CellScan is the first technology available capable of doing this in a timely and cost efficient manner. Instead of having an individual cell monitored and then lost, the cells are arranged on a "cell carrier" which consists of a 4 square millimeter matrix of 10,000 wells, each of which is designed to hold one cell in a semi-immobilized state without injury to the cell or its surface. Each cell to be studied is stimulated and monitored to detect changes in the intensity and direction of light emanating from the cell which can then be measured and recorded.

            The CellScan was originally developed by scientists at Bar Ilan University in Israel to diagnose cancer based upon investigations reported in scientific publications that disease can be detected by testing the response of the immune system to antigens, which are immune system stimulants, for specific diseases. Those scientists believed that, using the CellScan technology, simple and effective tests for breast cancer and other diseases could be developed. Pursuant to an agreement entered into in 1991, Bar Ilan granted to Israel Aircraft a perpetual worldwide license to develop, manufacture and sell the CellScan, and to sublicense the right to manufacture and sell the device. The license includes all of Bar-Ilan's rights to the CellScan patents, know-how and inventions, including any subsequently acquired, and all improvements to such intellectual property. In August 1992, Israel Aircraft assigned all of its rights under the license to Medis El.

            From Medis El's inception, the CellScan was being developed, marketed and tested as a machine to screen for and detect breast cancer by means of a blood test. It was also thought at that time that the CellScan could be applied for other uses, such as for the detection of other diseases and for cell biology research. Medis El sold a small number of CellScans to various hospitals and institutions around the world but, from inception, there were problems with inconsistency of results from tests to diagnose various cancers at these institutions. This culminated in 1998 in a failure of a CellScan placed at a predecessor of North Shore LIJ Health Systems, Inc. in New York to achieve results achieved with the CellScan owned by the Rebecca Sief Medical Center in Sefad in tests performed between 1994 and 1997 for the diagnosis of prostate cancer. The inconsistent results were attributed to the difficulties in operating the CellScan and differences from machine to machine caused by unknown variables, so that diagnostic results were dependent on the quality and characteristics of the particular CellScan and in some instances, the level of experience of the personnel conducting tests using the CellScan. As a result, in 1998 Medis El redesigned the CellScan substantially to improve its accuracy, repeatability and ease of handling. Such redesign included a new optical system and new software.

            Starting in 1997, Medis El also realized that the CellScan had significant potential as an alternative to flow cytometers for research applications in addition to its originally conceived role as a diagnostic tool. Applications of the CellScan as a research tool are expected to include developing drugs, vaccines and antigens, and aspects of gene therapy. This focus on the CellScan as a research tool resulted in the introduction of an argon laser to the CellScan rather than the existing helium cadmium laser. The argon laser was chosen since it is the laser broadly used by scientists in cell research. However, because the intensity of the argon laser is much stronger than the helium cadmium laser, cells could only be exposed to the laser light for a briefer period of time. To allow for the increased intensity of the new argon laser, the argon laser CellScan was redesigned with a new shutter and new software to control the laser and provide readings of the results. Medis El is comparing results of diagnostic tests using both lasers with a view to replace the helium cadmium laser with the argon laser for all applications. Results of tests to date show that the argon laser CellScan performs at least as well as the helium cadmium laser CellScan. Tests of the new system for diagnostic and other uses are now ongoing at the Rebecca Sief Medical Center since March 1999, Medis El's laboratories since April 1999 and North Shore LIJ Health Systems, Inc. since September 1999.

            In parallel with the development and refinement of the CellScan since Medis El first acquired a license to this technology, Medis El concentrated on refining existing antigens and developing new antigens for use with the CellScan. A specific antigen is needed for the CellScan to diagnose each disease. There can be no assurance that Medis El will be able successfully to develop or acquire antigens for any or all of the cancers and diseases which it expects to diagnose using the CellScan. We believe that if the CellScan is perfected and sold in significant quantities, of which there can be no assurance, more antigens will be developed through use of the CellScan both by Medis El and unrelated parties which will in turn create more applications for the CellScan as a diagnostic tool.

            Medis El is developing the next version of the CellScan, using smaller and less expensive scanners, electronics and optics, as a lower priced, desktop model and is working to have a prototype of such model by the end of 2000.
            HOW THE CELLSCAN WORKS

            The CellScan measures the intensity and direction of light emitted from cells marked with fluorescent dye and stimulated with an antigen or chemical. The cells are exposed to a laser light to measure the surface reaction of each cell to the stimulant.

            There are four steps involved in monitoring cells using the
CellScan:

-           SELECTING AND LOCALIZING INDIVIDUAL CELLS WITHIN A CELL POPULATION.
            Lymphocyte cells, which constitute part of the body's immune systems to fight disease, from a blood sample are placed in wells on the disposable cell carrier matrix. Because each well is tagged, the cell carrier permits each cell to be tested and retested so that a statistical norm of the intensity and direction of light can be established which is statistically more reliable than an individual reading of the cells; we know of no other presently available equipment capable of such retesting procedures.



- STIMULATING THE CELLS. The cells are then stimulated by a specific antigen or chemical developed for such purpose and exposed to beams of laser light at the rate of at least 5,000 times per second to activate a detectable response in each cell's surface.


- MEASURING AND RECORDING THE RESPONSE. The detectable response is analyzed for qualitative and quantitative changes in the intensity and direction of light emanating from each individual cell, which can be measured and recorded.


- ANALYSIS. The results can then be analyzed to conclude, for instance, whether a patient has a particular disease for which the test was made, in the case of a diagnostic test.

       APPLICATIONS AND INSTITUTIONS

            Potential applications of the CellScan which hold out the promise of broad use include aiding in the early detection of certain cancers and other diseases, including breast, prostate and gynecological cancers and tuberculosis and atherosclerosis, as well as individualized patient chemotherapy. Medis El from time to time seeks to place the CellScan at medical and research institutions around the world in order to test applications and to develop new applications for the system in additional fields.


            The applicability of the CellScan in diagnosing various cancers and diseases are currently being researched, or there is an intention to research, at the following institutions:


- REBECCA SIEF MEDICAL CENTER. Researchers at the Rebecca Sief Medical Center in Sefad, Israel are currently researching the applicability of the CellScan as it relates to the detection of prostate cancer, breast cancer and tuberculosis. An article detailing the Center's research as it relates to prostate cancer reflecting favorable conclusions with respect to the CellScan has been published in the June 1999 issue of the Journal of Urology. Broader testing of the CellScan for breast cancer detection at the Center and other Israeli institutions has recently begun. Researchers have had promising results in the application of the CellScan for the detection of tuberculosis.

- SHEBA MEDICAL CENTER AND TEL HASHOMER HOSPITAL. Researchers at the Sheba Medical Center and Tel Hashomer Hospital in Tel Aviv, Israel have been researching the applicability of the CellScan as it relates to the detection of atherosclerosis. An article describing promising initial results was published in the August, 1999 issue of the Journal "Clinical Cardiology."

- SCHOTTENSTEIN CELLSCAN CENTER. The Schottenstein CellScan Center at Bar-Ilan University is researching various applications for the CellScan, including the possibility of a modular CellScan capable of flow cytometry in addition to its non-flow capabilities and an optical tweezer able to move a cell from the grid to a test tube. The further development of these and other potential applications requires additional funds, which we have no obligation to supply. We intend, however, to explain the benefits of funding the continuation of such research to companies we hope to enter into relationships with to manufacture, market and sell the CellScan. Medis El from time to time provides Bar-Ilan with upgrades to its CellScan at no charge.

- PASTEUR INSTITUTE. Researchers at the Pasteur Institute in Paris have researched the applicability of the CellScan in studying cell appoptosis, or cell death, as it relates to HIV. We believe that the Pasteur Institute will continue its study upon the placement of an upgraded CellScan at their facilities, which we plan to do.

- NORTH SHORE LIJ HEALTH SYSTEMS, INC. Medis El sent a research CellScan to North Shore LIJ in July 1999 which it uses or intends to use to research the applicability of the CellScan on papilloma, tuberculosis and lyme disease.

- ICHILOV HOSPITAL. A CellScan placed at the Ichilov Hospital, which is affiliated with Tel Aviv Medical Center, was used by Professor S. Chaitchik to research the reaction of cancerous cells to certain drugs in connection with developing a protocol for finding the correct chemotherapeutic drug for a particular individual's cancer. Professor Chaitchik recently retired from such hospital and has since come to Medis El to continue his research at Medis El's facilities. Early results at Medis El's facilities are promising and if Professor Chaitchik's tests are ultimately proved to be successful, the CellScan could help determine the effectiveness of certain drugs on cancerous cells, thus creating more effective treatments for cancer patients. There can be no assurance that Professor Chaitchik's tests will be successful or that such tests, if successful, can be duplicated by others. Medis El, with Professor Chaitchik, is applying for approval to perform his tests on the cells of patients of a cancer clinic in Israel.

- VETERANS HOSPITAL IN TAIWAN. Medis El has upgraded the CellScan in the Veteran's Hospital in Taiwan to research the applicability of the CellScan to diagnose gynecological cancer using an antigen developed by researchers at the Johns Hopkins Hospital in Baltimore, Maryland.

- UNIVERSITY OF TEL AVIV. Members of the Department of Biochemistry at the University of Tel Aviv are conducting experiments to determine whether the CellScan has applications in gene therapy and targeted drug delivery.

      SALES AND MARKETING

            We have begun a process of seeking out a company with an existing medical device distribution network or a pharmaceutical company to assist in marketing, selling and distributing the CellScan or to purchase the CellScan technology in its entirety. As of the date of this prospectus, we have shown the CellScan to a company engaged in the manufacture of flow cytometers.

            We anticipate that any company engaged in the marketing and sale of the CellScan would sell the machine and test kits as separate products. A test kit is required for each test using the CellScan, which includes a cell carrier and, depending on the test required, the specific antigen required for such test, if any.

      GOVERNMENT REGULATIONS AND CLINICAL TRIALS

            Pursuant to our revised business plan, we do not intend to bear responsibility for seeking regulatory clearance in any country in which the CellScan will be marketed as a diagnostic tool, if required. Instead, such responsibility will be placed with the companies we intend to enter into arrangements with to market and sell the CellScan. We will, however, be required pursuant to our distribution agreement with Medis El to fund up to $1.5 million of the costs necessary to obtain regulatory clearance. Summarized below are certain of the regulatory hurdles that we believe such company or companies must clear prior to marketing and selling the CellScan as a diagnostic tool.

            UNITED STATES. The United States Food and Drug Administration regulates the manufacture, distribution and production of medical devices in the United States. We anticipate that the CellScan, when used for diagnostic purposes, will be regulated as a medical device by the FDA and, as such, will require FDA regulatory clearance or premarket approval prior to commercialization in the United States. Such clearance or premarket approval, however, is not required for use of the CellScan in its research capacity.

            We expect that the CellScan will very likely require premarket approval before it may be commercially distributed for diagnostic use. Moreover, it should be assumed that data from well-controlled multi-center clinical trials will be required to support a premarket approval application for diagnostic use.

            We believe that the whole FDA approval process will require not less than 2 years and may require a substantially longer time. Development of necessary clinical data and submission of a premarket approval application for the CellScan's diagnostic use will be a lengthy and expensive process. There can be no assurance that our anticipated strategic partners will ever be able to obtain any necessary FDA regulatory clearance or approval for commercial distribution.

            We believe that for certain applications other than cancer detection, the CellScan may be considered "substantially equivalent" to legally marketed medical devices and thus could be cleared for commercial distribution without the need for clinical trials and other testing. For such applications, substantial equivalence is evaluated in the context of intended use, analysis, test matrix, characteristics, and risk to patient of false results. There can be no assurance that the FDA would find the CellScan substantially equivalent for these applications; thus, premarket approval might be required for other applications in addition to cancer detection, and there can be no assurance that the FDA will ever grant premarket approval for this device for any applications.

            If the CellScan is permitted to be marketed in the United States, its manufacturer will be required to comply with the FDA's Quality System Regulations, including routine inspections by the FDA and other regulatory agencies for compliance with these and other regulations, including medical device reporting requirements. Non-compliance can result in, among other things:

-           fines;

-           injunctions;

-           recall or seizure of products; and

-           criminal prosecution.

            OTHER JURISDICTIONS. Nations other than the United States have varying patterns of regulation governing the use of medical diagnostic devices, some of which require clearance or approval comparable to the regulatory pattern in the United States and others of which do not require any or only perfunctory clearance or approval. In those jurisdictions where more than perfunctory clearance or approval is required, the CellScan may not be able to be marketed unless and until the required clearance or approval is obtained.

            LICENSE FEES

            Medis El is required to pay Bar-Ilan a royalty through 2005 at the rate of 6.5% of proceeds of sales, after deducting sales commissions and other customary charges, and 4.5% of any fees received on account of the grant of territorial rights, and for the ensuing ten years a royalty of 3.5% of all revenues, whether from sales or fees.

            In addition, Medis El is required to pay $100,000 to Bar-Ilan during the first year in which Medis El's post-tax profits relating to the CellScan exceed $300,000. Medis El is permitted to assign its rights under the license, but subject to such assignee assuming all of the rights and obligations of Medis El under the license. The license contains provisions relating to the joint protection of the licensed patent rights and other provisions customary in such instruments.

            COMPETITION

            We do not know of a product on the market or being developed that has the combination of current and potential applications as the CellScan. Nevertheless, each application of the CellScan taken individually, faces competition from a number of sources. As a diagnostic tool, the CellScan competes with:

- traditional cancer screening methods, such as mammograms for breast cancer, PSA tests for prostate cancer and x-ray techniques such as MRI; and

-           traditional blood screening technologies,

which work to varying degrees. Additionally, current blood scanning techniques involve the use of microscopy and flow cytometry, which may be cheaper, more familiar to the scientific community and readily obtainable compared to the CellScan. There can be no assurance that the marketplace will recognize the value of the CellScan or replace existing technology with the CellScan, in which case we will be unable to compete with companies marketing and selling such devices.

      FUEL CELLS

            Scientists at More Energy Ltd., an 81.5% subsidiary of Medis El, are developing fuel cells which are expected to be small enough to power cellular phones, laptop computers and camcorders with a view to providing significantly more operating time and a longer lifespan than the batteries currently used for such products. They are also developing larger fuel cells which could be used as an efficient and environmentally friendly energy source for home and automobile use.

            Fuel cells are generally made up of three components:

- electrodes, which are devices that emit or control the flow of electricity;

- electrolytes, which is a liquid that, when combined with the fuel, allows electrons to flow from one electrode to another, creating electrical energy; and

-           a hydrogen-based fuel mixed with the electrolyte.

The fuel cells produce energy when the hydrogen in the fuel combines with oxygen, which is readily obtainable from the atmosphere, in an electrochemical reaction.

            We are developing our fuel cell technology as an alternative to currently available technology, such as disposable and rechargeable batteries, based upon our perception of its:

-           potential efficiency;

-           ability to operate at a lower cost;

-           ability to operate longer without refueling; and

- environmental benefits which include the absence of harmful emissions, as the waste product is water, and the absence of special disposal requirements compared to batteries.

            We believe our fuel cell technology has important advantages over competing fuel cell technologies such as:

-           more power delivered relative to the fuel cells' size and weight;

- our smaller fuel cells fueled by methanol operate longer without refueling;

- a longer lifespan of the fuel cells' electrodes, which increases the life of the fuel cell, thus enabling it to be refueled more often before it has to be replaced; and

-           lower cost to produce.

            We attribute these advantages to:

- the use of a special proprietary polymer, a form of plastic, in the electrode which has the ability to efficiently conduct electrons;

- the use of a proprietary catalyst which, when combined with the polymer, creates a film which protects the electrode from harmful impurities in the fuel, resulting in a longer service life for the electrode and a substantial reduction in the platinum component of the electrode; and

- the use, in the small fuel cells, of the proprietary electrolyte which contains the fuel.

            We anticipate that upon the successful development of the fuel cells, of which there can be no assurance, we intend, with our joint venturer or licensor, to market and sell the fuel cells as well as disposable electrolyte cartridges to power the fuel cells as separate products.

            We further anticipate that the polymer will have, in addition to its applications in the fuel cells, stand-alone applications in such fields as:

-           anti-static equipment;

-           active matrix polymer displays;

-           plastic-coated electrodes and sensors; and

-           magnetic shielding in electrical equipment,

and the catalyst will have stand-alone applications in such fields as:

-           electro-synthesis;

-           organic synthesis;

-           producing mineral fertilizer; and

- reforming, cleaning and purifying industrial and automotive gases and exhaust fumes.

            THE PRESENT STATE OF THE TECHNOLOGY

            We have developed a prototype small fuel cell fueled by a methanol or other alcohol product in our proprietary electrolyte solution. Initial testing of the prototype, which weighs one-half gram and has a diameter the size of a dime, demonstrated an output of as much as 0.2 watts of electrical power. Many cell phones today are powered by batteries with an output of 1.8-2.0 watts of electrical power. We are conducting tests to further improve the performance of the fuel cells to:

-           improve the conducting ability of the electrolyte;

- maximize the percentage of methanol or other alcohol product in the electrolyte, thus allowing for longer life between refueling;

-           develop new, more efficient electrodes;

-           extend the lifespan of the electrode;

- configure the fuel cell to power different types of hand-held electronic devices; and

-           develop the appropriate refueling technique.

            Based upon our tests to date, we believe that the fuel cell components, if and when fully developed for use in cellular phones, for instance, will be capable of over 100 hours of talk and standby time between each refueling.

            We have also developed a prototype large fuel cell fueled by hydrogen which demonstrated an output of at least 0.3 watts of electrical power per square centimeter of electrode surface while using approximately 0.25 milligrams of platinum per square centimeter of electrode surface. Based on published literature, we believe that our competitors have a comparatively lower watt output and use comparatively more platinum. We are developing modular fuel cells consisting of 50-100 watt hydrogen fuel cells.

            We are conducting further tests to develop a computer-controlled temperature stabilization unit to prevent overheating of the large fuel cells and to calibrate the rate of flow of hydrogen and oxygen into the large fuel cells.

            We anticipate improving the fuel cells to a point where we will seek to enter into licensing or joint venture arrangements with third parties by the second quarter of 2000.

            COMPETITION

            There are numerous companies, institutions and governments around the world inventing or which have invented fuel cells for uses similar to our planned fuel cells, including for the automobile, home use and portable electronics markets. Many of such entities have expended and have the capabilities to expend funds far in excess of any capability we could have. Among such entities are some of the largest and wealthiest companies in the world employing the greatest talents in the field. However, based upon published literature, we do not believe that any of these companies have successfully developed a commercially acceptable fuel cell that has the advantages of our electrodes, although some of them have indicated that they are close to marketing their own products.

      TOROIDAL INTERNAL COMBUSTION ENGINE AND COMPRESSOR

            TOROIDAL ENGINE

            The toroidal engine is a donut-shaped internal combustion engine. Medis El believes that a toroidal engine comparable to but that is one-half the size and weight of a conventional internal combustion engine found in today's automobiles will be far more efficient and cost less to manufacture. We believe that the toroidal engine has the capability of increasing engine efficiency by at least thirty percent, thus substantially improving mileage per gallon of fuel. We expect that the engine will also be more efficient than a diesel engine, yet still use regular gasoline which will not create the emissions or suffer other problems of using diesel fuel. Additionally, a smaller version can be adapted for motorbikes, scooters, lawn mowers and other small engine-powered products.

            The engine is being developed pursuant to Medis El's patents by a team of scientists employed by a Russian company under consulting contracts with Medis El. Such company contemplates delivering a prototype 12-15 horsepower engine to us no later than March 2000 and developing a prototype 75-100 horsepower engine by June 2000.

            TOROIDAL COMPRESSOR

            The same Russian company is also developing a toroidal compressor, contemplated for delivery in June 2000, that is intended for use in refrigeration units, air conditioning units and other compressor applications. Based on the same general principles and Medis El patents as the toroidal engine, the weight and size of the compressor is expected to be substantially smaller and lighter than current state-of-the-art compressors. Such a compressor is expected to provide greater energy efficiency and would be cheaper to manufacture than existing compressors. We are preparing for filing an additional patent covering the toroidal compressor.

            REFRIGERATION. We believe that a traditional Rankine-cycle cooling system, which is a thermodynamic cycle now used in most refrigeration and air conditioning systems which uses chloro-fluorocarbons such as freon, driven by our toroidal compressor in a refrigeration unit would have certain advantages over existing technology such as:

-           energy savings of between 30% and 50%;

-           enabling manufacturers to meet new energy standards; and

-           smaller size and weight and lower manufacturing costs.

            Another possibility which we are exploring for refrigeration applications is developing a stirling cycle expander driven by our toroidal compressor. This option could offer the low cost, size and weight of the toroidal compressor coupled with the environmentally sensitive stirling cycle expander. Drawings as to the feasibility of such a system are being prepared by Medis El's technical staff.

            AIR CONDITIONING. We believe that the toroidal compressor has additional applications in powering air conditioning units. Based on our calculations, we believe our toroidal compressor can increase the efficiency of central home air conditioners to meet a 14-15 SEER, a commonly used rating for energy efficiency in appliances where each SEER level represents a 10% increase in efficiency. Existing central home air conditioner units in the United States must currently meet a minimum of 10 SEER and may be required to meet a 12 SEER based upon recently announced proposed energy efficiency standards for new air conditioners by the Department of Energy.

            Medis El has options, which it currently intends to exercise, to acquire a 75% interest in New Devices Engineering A.K.O. Ltd., a privately held company that owns a patent and related applications to the toroidal internal combustion engine. The option price aggregates $83,000 and expires on dates from December 27, 1999 to March 31, 2000. We are negotiating with the grantor of the options expiring December 27 options to extend the expiration of such options to March 31, 2000. If we are unable to obtain such extension, we intend to exercise those options by December 27, 1999. Medis El has already filed and intends further filings in its own name for additional patents for the toroidal engine which cover new inventions beyond the patents currently in existence.

            COMPETITION

            The toroidal engine, if and when developed, is expected to compete with internal combustion engines found in today's automobiles. We expect automobile manufacturers to be very reluctant to replace such engines due to the need to retool manufacturing plants and a perceived reluctance of the public to purchase an untried technology. However, automobile manufactures are increasingly being required to develop new types of automobiles to meet new environmental standards imposed by federal and state governments and we believe that a successfully developed toroidal engine would offer a way to meet those standards.

            Competition may also be expected from the many companies and universities attempting to develop alternatives to today's internal combustion engines, including engines powered by fuel cells, electricity and solar power or combinations of the above, none of which are as of yet widely commercially offered. To the extent that alternatives to today's engine are cheaper to manufacture, more efficient or more familiar to the general public, we may be unable to compete effectively.

            We will also be competing for research dollars from automobile manufacturers and others to assist in funding the continued research and development of our design, however, there can be no assurance that we will receive funds from others for the further development of our product. Nor can there be any assurance that we will compete effectively with other research and development companies seeking similar funding who may have better industry contacts or whose technological development has advanced further than ours.


      STIRLING CYCLE LINEAR TECHNOLOGY


            Medis El's stirling cycle linear technology is a patented development-stage refrigeration and air conditioning system for use in home and office refrigerators, freezers and air conditioners and automobile air conditioners. The system consists of a linear compressor and a displacer or expander - which utilizes an efficient thermodynamic technique known as the "stirling cycle." We believe the technology is capable of providing greater energy efficiency than current refrigeration and air conditioning systems and would lower energy consumption and reduce emissions which may harm the environment.


            We believe that the stirling cycle is being looked at by companies in the field of refrigeration due to the need for efficient and environmentally friendly alternatives to existing technology. However, no one as yet has designed a commercially acceptable system. We believe that Medis El's stirling cycle system may offer a solution to current stirling cycle cooling system problems, such as the use of inferior rotary bearings, compressor dynamic seal-related problems, debris and lubricant contamination and helium leakage. Medis El's compressor uses a cylinder-piston assembly containing a piston moving back and forth on air bearings. Since the piston has only clearing seals and no rotating parts, there is minimal dissipation of energy and consequently little heat loss and wear on the system. Additionally, since the system's displacer uses helium as its working gas, which is a natural gas found in the atmosphere that has no known depleting effect on the ozone layer, it is environmentally friendly. Current refrigeration and cooling systems use freon or a freon compound as refrigerants. These substances contain chlorofluorocarbons, which are commonly believed to deplete the ozone layer and contribute to the "greenhouse effect" and global warming. We believe the greater efficiency will enable manufacturers to meet new elevated environmental standards for refrigeration system efficiency, including the U.S. Department of Energy's announcement that refrigerators produced in 2001 will have to use 30% less electricity than those on the market today.

             AUTOMOBILES

            In addition to potential applications in home and office air conditioners and refrigerators, Medis El is examining use of the stirling cycle technology as a way to improve the efficiency of automobile air conditioner compressors, which we believe could reduce the amount of power required for air conditioning by up to 50%. We further believe that the draw-down of power from the automobile's motor could reduce fuel consumption so the car can have more power for other operations. In addition, we believe the stirling cycle technology can benefit electric and hybrid vehicles, which use a combination of fuel cells and traditional fuel such as gasoline, because the system is expected to draw only one-half of the electricity compared to present air conditioning systems. We believe the stirling cycle technology can also be adapted for heating, and Medis El is currently planning the development of a heat pump for automobiles.

             THE PRESENT STATE OF THE TECHNOLOGY

            In December 1998, Medis El entered into a technology development agreement with a U.S.-based multi-national company, among other things, to jointly develop the stirling cycle technology for application in such company's line of business. The company paid to Medis El $100,000 for a right of first refusal to obtain exclusive rights for the sole use of the stirling cycle and other technology in its field of business and an additional $100,000 to assist in the development of the stirling cycle technology for use in its field of business. A prototype of the system was developed and submitted to such company for its analysis pursuant to the agreement.


            Upon joint scientific review of the prototype by the company's engineers and Medis El in August 1999, both parties concluded that, in order to operate at the level of efficiency required for the product to be commercially acceptable, Medis El would have to make significant design improvements. Consequently, Medis El is designing a new prototype, which we expect to submit to the company by the second quarter of 2000. If the company ultimately decides to use the technology, it is required to pay to Medis El $500,000 to fund tooling and manufacturing. Medis El would be entitled to a royalty to be agreed upon for each unit manufactured for use by such company. Assuming no further setbacks or unforeseen difficulties or problems arising with respect to developing the technology, of which there can be no assurance, we anticipate having a working model to show to potential distributors by the end of 2000 and being able to go to market by the end of 2001.


            Medis El is currently engaged in discussions with other companies in the U.S. and Europe regarding their use of the stirling cycle technologies.


             COMPETITION

            There are currently a number of companies developing variations of the stirling cycle technology for home and automobile cooling and refrigeration. We do not believe any of such companies have a model ready for commercialization. There can be no assurance that, if our stirling cycle technology is successfully developed and commercialized, we will be the only entrant to the marketplace with a working product or that we will compete successfully against any of such competing products. While we believe our stirling cycle design is superior to others being developed, a combination of factors including availability of distribution channels, lower manufacturing costs of competing products or general lack of acceptance from the general public, could make it difficult for us to compete effectively with other stirling cycle systems currently being developed or other products that claim greater efficiency, environmental sensitivity or some combination of the two.

            We are also competing for research dollars from appliance manufacturers and other companies to assist in funding the continued research and development of our design. Although, to date, we have received funding from one multi-national company, discussed above, and others have expressed interest in our design, there can be no assurance that we will receive additional funds from our existing collaborator or receive funds from others interested in our product, nor can there be any assurance that we will compete effectively with other research and development companies seeking similar funding who may have better industry contacts or whose technological development has advanced further than ours.

      RECIPROCATING ELECTRICAL MACHINE


            The patented reciprocating electrical machine, if and when developed, will seek to use the reciprocating motions of energy sources such as wind or sea waves to convert such energies' back-and-forth motion into electricity. The reciprocating machine is based on principles incorporated into the stirling cycle linear technology. We believe it can reduce the cost of generating electricity by up to 30% and would be cleaner and environmentally safer than traditional power sources. We believe this machine could be particularly useful in a country that depends heavily on importing fossil fuels for its energy needs but has access to other energy sources.

            COMPETITION

            We expect to compete with the many alternative forms of power generating equipment being developed or marketed, including the use of windmills and solar power, all of which are accepted by the marketplace in varying degrees. The marketplace has traditionally been slow to accept alternative forms of energy and may not accept additional entrants, particularly with economically riskier new approaches, into the crowded electric generating market.


      DIRECT CURRENT REGULATING DEVICE


            In addition to its patents for the toroidal internal combustion engine and compressor, the same company owning such patents also owns patents for a technology yet to be developed that switches and regulates direct current, or DC, electricity in ranges of several thousand amperes, which is a base unit of electric current. Using currently-installed electric wire, the direct current regulating device is expected to enable the transmission of two-thirds more current than the current system and would eliminate the need for alternate current, or AC, power lines, which make up two of the four wires presently used to supply electricity, and the transformers which convert DC to AC. Furthermore, the elimination of transformers could end the electromagnetic emission from electrical power lines thought by some to cause diseases in people living or working in its vicinity. Medis El believes that the device can also be applied to regulate and stabilize the temperature inside electric furnaces during steel melting in ways that will be more economical and accurate than current regulating devices for such purposes.

             COMPETITION

            We expect to compete with existing technologies and expect utilities to be very reluctant to accept a new method for transmitting electric current.

       WATER TECHNOLOGIES

            Medis El owns the rights to technologies which, if successfully developed, would be used to generate potable water.

            DEVICE FOR EXTRACTING WATER FROM THE ATMOSPHERE


            Medis El is developing and will be seeking proprietary protection for what may prove to be a low-cost household device that would possess the capability to generate sufficient water from the atmosphere to satisfy an average household's daily needs. It presently appears that the invention will require a much higher energy cost for generating water than the present cost of desalination so the invention's value will be limited to those areas where desalination is not economically feasible and potable water is scarce.

            DESALINATION

            Medis El is developing and will be seeking proprietary protection for what may prove to be a new method to reduce the energy required for desalination, thus reducing the cost of generating potable water.


PATENTS

            Medis El relies on certain proprietary technology and seeks to protect its interests through a combination of licensed patents, know-how, trade secrets and security measures, including confidentiality agreements. Medis El's policy is to secure, directly or through licensing arrangements, patent protection for significant innovations to the fullest extent practicable.


            The following sets forth information on United States patents and patents pending relating to Medis El's technologies. This list does not include other worldwide patents and filings relating to Medis El's technologies. Each of the issued patents listed below generally expire 17 years from the issuance date in parenthesis.

       PATENTS WHOLLY OWNED BY MEDIS EL

"Synchronous Twin Reciprocating Piston                   Covers a linear compressor designed for
Apparatus"                                               refrigeration systems and utilizes a
                                                         technique known as the stirling cycle,
                                                         which works on a gas cycle.

     #5,693,991 (December 2, 1997)

"Displacer Assembly For Stirling Cycle                   Covers an assembly that converts a pulse
System"                                                  from a compressor via a thermodynamic
                                                         cycle to cold or heat.

     #5,907,201 (May 25, 1999)

"Synchronous Reciprocating Electric                       Covers a device that converts
Machines"                                                 reciprocating movement of any type into
                                                          electricity or converts electricity into
                                                          reciprocating motion.

     #5,903,069 (May 11, 1999)

"Direct Current Regulating Device"                        Covers a gas discharge tube for regulating
                                                          the flow of high power direct current, and
                                                          a method for its use.

     #5,814,943 (September 29, 1998)

"Toroidal Internal Combustion Engine"                     Covers a rotary engine with one or more
                                                          toroidal chambers defined by rotors that
                                                          rotate within cylindrical housings.

     #09/146,362 (September 3, 1998)
     (pending)
     #09/250,239 (February 16, 1999)
     (pending)

      PATENTS LICENSED TO MEDIS EL

"System and Method for Cell Selection"                    Covers both a method and an apparatus
                                                          for selecting cells, including a method of
                                                          measuring and moving cells and a cell
                                                          carrier with first and second outer
                                                          surfaces.
     #4,729,949 (March 8, 1988)
     #4,675,065 (June 23, 1987)
     #5,272,081 (December 21, 1993)

"Manufacture of Microsieves and Resulting                 Covers an improvement to known
Microsieves"                                              photoresist methods to form a microsieve.

     #4,772,540 (September 20, 1988)

"Apertured Cell Carrier"                                  Defines first and second outer surfaces and
                                                          comprises an ordered array of holes through
                                                          the holes being in identifiable positions on
                                                          the carrier and sized to contain individual
                                                          living cells.

     #5,506,141 (April 9, 1996)

            Medis El is the exclusive worldwide licensee of Bar-Ilan's patents, patent applications and any other proprietary rights relating to the CellScan. Bar-Ilan owns, or has applied for, corresponding patents in Europe, Japan, Israel, Canada and various other countries, of which Medis El is the licensee. Patent applications filed in foreign countries are subject to laws, rules and procedures which differ from those of the United States, and even if foreign patent applications issue, some foreign countries provide significantly less patent protection than the United States.

       PATENTS OWNED BY NEW DEVICES ENGINEERING A.K.O. LTD.

"Toroidal Engine"                                         Covers an internal combustion engine that
                                                          comprises a toroidal combustion chamber
                                                          housing within which slides at least one
                                                          piston.

     #5,797,366 (August 25, 1998)

      PATENTS OWNED BY MORE ENERGY LTD.

"A New Class of Electrocatalysts and a                    Relates to electrochemistry and, more
Gas Diffusion Electrode Based Thereon for                 particularly, to a class of electrocatalysts
Fuel Cells"                                               based on highly electroconducting
                                                          polymers, and a gas diffusion electrode
                                                          based thereon for fuel cells.

     #09/377,749 (August 20, 1999)
     (pending)

            The status of patents involves complex legal and factual questions, including the breadth of claims allowed. Accordingly, there can be no assurance that patent applications filed by Medis El, or its present or future licensors, will result in patents being issued or that these or future patents will afford protection against competitors with similar technology. There can be no assurance that the patents on which Medis El principally relies, or in the future may rely, will not be invalidated or that any issued patent will provide protection that has commercial significance. Litigation may be necessary to protect Medis El's patent position. Such litigation can be costly and time consuming and there can be no assurance that Medis El would be successful if such litigation were instituted. The invalidation of patents owned or licensed to Medis El could have a material adverse effect on Medis El and, consequently, us.

            There can be no assurance that Medis El's patents will provide broad protection against any of its competitors. In addition, no assurances can be given that patents issued to or relied upon by Medis El will not be infringed upon or designed around by others or that others will not obtain patents that Medis El will need to license or design around. Moreover, to the extent products are covered by third party patents, development and marketing of such products by Medis El could require a license under such patents. If existing or future patents containing broad claims are upheld by the courts, the holders of such patents could require Medis El to obtain licenses from them. If Medis El is found to be infringing third party patents, there can be no assurance that licenses that might be required for Medis El's products would be available on reasonable terms, if at all.


      KNOW-HOW AND TRADE SECRETS

            In addition to patent protection, Medis El relies on the laws of unfair competition and trade secrets to protect its licensed or proprietary rights. Medis El attempts to protect its trade secrets and other proprietary information through agreements with its distributors, through confidentiality agreements with employees, consultants, potential joint ventures and licensees and other security measures.


FACILITIES


            We presently maintain our executive offices in premises of approximately 4,000 square feet at 805 Third Avenue, New York, New York 10022 under a sublease from the Stanoff

Corporation, which is controlled by Robert K. Lifton, our chairman and chief executive officer, and Howard Weingrow, our president. We pay approximately $24,000 for rent per year. The sublease is on a month to month basis. We believe our facilities are adequate for our present purposes.

            Medis El's executive offices, research laboratory and technology center are located at a leased facility of approximately 7,000 square feet in Yehud, Israel. The rental expense for this lease, which expires in November 2000 with a one-year option extending to November 2001 on most of the facility, is approximately US $89,000 per year. Medis El also leases a facility of approximately 3,000 square feet in Jerusalem, Israel for the manufacturing of its CellScan cell carriers, two thirds of which is sublet to a third party, which expires on December 31, 1999. Medis El intends to enter into a new lease for that portion of the facility it does not sublet which will expire on December 31, 2001, with a two year option extending to December 31, 2003, and will provide for an annual aggregate rental of approximately US $23,500. Medis El believes its facilities are adequate for its present purposes.


LEGAL PROCEEDINGS


            On November 22, 1999, Medis El entered into a settlement agreement with an Argentinian company to dismiss with prejudice an action pending in the Supreme Court of the State of New York, County of New York, entitled CELLSCAN ARGENTINA, S.A. V. MEDIS EL LTD., ET. AL. In this action, Cellscan Argentina sought an aggregate of $10,000,000 in compensatory and punitive damages in connection with a 1993 distribution agreement between CellScan Argentina and Medis El and a related purchase of a CellScan machine. The settlement requires Medis El to purchase back from Cellscan Argentina its CellScan for $100,000, issue 60,000 of Medis El's ordinary shares to Cellscan Argentina and issue warrants to purchase 30,000 of Medis El's ordinary shares for $5.00 per share, expiring two years from the date of the warrant. The purchase price was paid and the shares and warrants were issued in December 1999. The defendants were represented in this matter by Cooperman Levitt Winikoff Lester & Newman, P.C.

            In June 1999, Medis El entered into an agreement with a Peruvian company owning a CellScan. Pursuant to the agreement, in consideration of Medis El upgrading the company's CellScan free of charge, the company agreed to relinquish any future claims against Medis El subject to a 6 month option to require Medis El to reacquire its CellScan for $100,000 subsequent to the CellScan's upgrade. Medis El completed its upgrade of such CellScan in July 1999. The company has not exercised its option pursuant to the terms of the agreement.


            We are not otherwise party to any material litigation, and we are not aware of any threatened litigation that would have a material adverse effect on us or our business.

ECONOMIC CONDITIONS IN ISRAEL

            UNFAVORABLE BALANCE OF PAYMENTS: Israel has an unfavorable balance of payments due principally to defense expenditures which absorb a substantial portion of the Israeli government's budget, excluding debt service. Defense expenditures in 1998 absorbed approximately 15.2% of the State's budget, excluding debt service. As a result, the share of the State's resources available for economic development and other national purposes is limited. Israel's foreign debt has been financed principally by military and economic aid from the United States, personal remittances, sales of bonds primarily in the United States, inter-governmental, institutional and free market loans and contributions from the international Jewish community. Israel has never defaulted on the payment of either principal or interest on any of its indebtedness.


            ISRAELI INFLATION AND CURRENCY DEVALUATION: During the years 1986 to 1998, the Israeli consumer price index increased by an average of approximately 13.7% annually, compared to 445% and 185% in years 1984 and 1985, respectively. During the first nine months of 1999, the consumer price index decreased by 0.9%.

            The following table sets forth for the period indicated the closing, average, highest and lowest currency exchange rate between Israel and the United States. The closing, highest and lowest exchange rate is the rate of the NIS for one dollar as reported by the Bank of Israel. Average exchange rate is the twelve monthly average rates divided by twelve.

                                             1993         1994         1995         1996         1997         1998
                                            ------       ------       ------       ------       ------       ------
Closing U.S. dollar exchange rate            2.986        3.018        3.135        3.251        3.536        4.160
Average U.S. dollar exchange rate            2.830        3.011        3.011        3.188        3.449        3.800
Highest U.S. dollar exchange rate            2.998        3.060        3.175        3.292        3.592        4.367
Lowest U.S. dollar rate .........            2.718        2.962        2.939        2.080        2.242        3.548

            The following table sets forth for the periods indicated information with respect to the rate of inflation in Israel, as measured by the consumer price index, the devaluation of the New Israeli Shekel in relation to the dollar and the comparison rate of yearly average inflation in the United States. Annual inflation is the percentage change in the consumer price index between December of the year indicated and December of the preceding year. U.S. devaluation is the percentage increase in the value of the dollar in relation to the NIS during the calendar year. Annual inflation adjusted for devaluation is obtained by dividing the December consumer price index for the year in question by the closing exchange rate, thus first obtaining dollar-adjusted consumer price index and then calculating the yearly percentage changes in this adjusted index. The U.S. inflation rate is published by the Bureau of Labor Statistics of the United States Department of Labor and is from consumer price index for all urban consumers.

                                        1993             1994             1995             1996             1997             1998
                                       ------           ------           ------           ------           ------           -----
Annual inflation................        11.2%            14.5%             8.1%            10.6%             7.0%             8.6%

U.S. devaluation................         8.0              1.1              3.9              3.7              8.8             17.6
Annual inflation adjusted for
devaluation.....................         3.0             13.2              4.1              6.6             (1.6)            (7.7)
U.S. inflation rate.............         3.0              2.6              2.5              3.3              1.7              1.6

                                   MANAGEMENT


EXECUTIVE OFFICERS AND DIRECTORS

Our executive officers and directors are as follows:


                                                                      Positions with:
                                                ----------------------------------------------------------------------------------
                    Name                Age                  Medis Technologies                                Medis El
                   ------              -----                --------------------                              ----------
Robert K. Lifton...................     71      Chairman of the Board, Chief                             Chairman of the Board
                                                Executive Officer and Secretary

Howard Weingrow....................     76      President, Treasurer and Director                        Director

Zvi Rehavi.........................     64      Executive Vice President(1)                              Executive Vice President

Amos Eiran.........................     63      Director                                                 Director

Jacob S. Weiss.....................     46      Director                                                 Director

Zeev Nahmoni.......................     58      Director                                                 Director

Shmuel Peretz......................     59      Director                                                 Director

Key employee:

Israel Fisher......................     51      Vice President-Finance(1)                                Vice President-Finance
                                                                                                         and Secretary

------------------

(1) Messrs. Rehavi and Fisher are appointed to their respective positions in Medis Technologies pending and subject to the successful completion of this exchange offer.

            ROBERT K. LIFTON has been our chairman of the board, chief executive officer and secretary since our inception and chairman of the board of Medis El since October 1993. Prior to that, Mr. Lifton was a director of Medis El since its inception in July 1992. He is principally engaged in managing his own investments through the Stanoff Corporation, of which he is a major shareholder and a principal, and other investment vehicles. Mr. Lifton has recently been named chairman of the advisory board of ActFit.com Inc., a developer of interactive Internet programming, is a director of Bank Leumi USA, the co-chairman of the U.S.-Middle East Project of the Council on Foreign Relations, chair of the Public Health Research Institute and serves on the boards of numerous philanthropic organizations. He also is an officer and director of a number of privately held companies. From 1988 to 1994, he was president of the American Jewish Congress and is the founding chairman and chairman emeritus of the Israel Policy Forum. In 1983, he was a founder of Preferred Health Care Ltd. and served as its president. In 1961, he co-founded the Transcontinental Investing Corporation, serving as its president until 1968, when it was listed on the New York Stock Exchange, and then chairman of the board until its merger in

1972. Mr. Lifton was an associate attorney with the law firm of Kaye, Scholer, Fierman, Hays and Handler in 1955 and 1956, after receiving a law degree from Yale Law School and being admitted to the New York Bar, and has taught at Yale and Columbia law schools. Mr. Lifton has written extensively on business and political matters.


            HOWARD WEINGROW has been our president, treasurer and one of our directors since our inception and a director of Medis El since its inception. Mr. Weingrow is principally engaged in managing his own investments through the Stanoff Corporation, of which he is a major shareholder and a principal, and other investment vehicle. Mr. Weingrow has recently joined the advisory boards of Creditcards.com, a registered independent service organization and ActFit.com Inc., a developer of Interactive Internet programming. He is a trustee of the Children's Medical Fund of Long Island Jewish Hospital and was a member of the board of advisors of the American Jewish Congress. He is the founder of the Weingrow Family Children's Research Laboratory of Long Island Jewish Hospital and the Weingrow Collection of Avant Garde Art and Literature at Hofstra University. He is also a trustee of the James S. Brody Presidential Foundation and the Nassau County Museum of Art . He was chairman and a director of Mercury Paging & Communications, Inc. from 1995 until its sale in 1997.


            ZVI REHAVI has been the executive vice-president and General Manager of Medis El since its inception. Mr. Rehavi is also general manager of More Energy Ltd., a subsidiary of Medis El. From 1989 to 1991, he was manager of development and production of Patriot Missile Sensors, a joint venture of Israel Aircraft and Martin Marietta. From 1984 to 1989, he was Israel Aircraft's director of sensors and electro mechanical components. From 1966 to 1974, he was manager, inertial components laboratory at Israel Aircraft. From 1958 to 1966, he served with the Technical Office of the Ministry of Defense of Israel. He has a Master of Engineering Science from the University of Pennsylvania. He was a Ph.D. candidate in Applied Physics at Hebrew University, Jerusalem, and an MBA candidate at the Wharton School.

            AMOS EIRAN has been one of Medis El's directors since its inception. Mr. Eiran serves as chairman of the Industrial Cooperation Authority, the agency in charge of the buy back and offset program of the State of Israel. Mr. Eiran also serves as director for Clal Insurance Group, an Israeli insurance company. Previously, Mr. Eiran was director general of the Prime Minister's office during Yitzhak Rabin's first term as Prime Minister and Director General and chairman of Mivtahim, the largest pension fund in Israel.

            JACOB S. WEISS has been one of Medis El's directors since October 1993. Mr. Weiss serves as the corporate vice president and general counsel to Israel Aircraft since 1996. Prior to that, he was deputy general counsel-international division of Israel Aircraft. Mr. Weiss is a director of Fibersense, Inc., a designer, developer and manufacturer of fiberoptic gyroscopes, a director of Ellipso Inc., which was granted an FCC license to establish and operate a low earth orbit mobile communications network and a director of West Indian Space, a venture established to market and sell services from high resolution earth observation satellites.

            ZEEV NAHMONI has been of Medis El's directors from August 1994 to March 1996 and from October 1996 to present. Mr. Nahmoni is the vice president and general manager of the Electronics Group of Israel Aircraft since 1997 and the Deputy General Manager of the Electronics Group of Israel Aircraft from 1995 to 1997. Prior to that, he was the general manager of the Tamam Division of the Electronics Group of Israel Aircraft from 1992 to 1995. Mr. Nahmoni is also a director of West Indian Space.

            SHMUEL PERETZ has been one of Medis El's directors since its inception. Mr. Peretz is currently the president of Israel Aircraft Europe and has served in such capacity since 1997. From 1988 to 1996, he was the corporate vice president-finance of Israel Aircraft.


            ISRAEL FISHER has been the vice president-finance and secretary of Medis El since its inception. Mr. Fisher is also vice president-finance of More Energy Ltd., a subsidiary of Medis El. From 1980 to 1992, he served as the deputy manager of Israel Aircraft for financial planning and credit management. From 1987 to 1990, he served as the deputy finance manager of the Tamam Plant of the Electronics Division of Israel Aircraft. He has a MBA from the University of Tel Aviv and two BA degrees from Bar-Ilan University: one in accounting and the other in Economics and Business Administration.

            In addition , Messrs. Lifton, Weingrow, Eiran, Weiss and Nahmoni are directors of Medis Inc. and, with Mr. Peretz, directors of CDS Distributor, Inc., our wholly owned subsidiaries.

            As members of the board of Medis El, each director is elected for a one year term at the annual meeting of shareholders. Upon the successful completion of this exchange offer and the registration of our common stock pursuant to section 12 of the Securities Exchange Act of 1934, member of the board of Medis Technologies will be elected for a one year term at the annual meeting of stockholders.

            Our board of directors intends to create a compensation committee and an audit committee, which is a requirement for listing on the Nasdaq SmallCap Market, upon the completion of this exchange offer. Each committee will consist of two or more independent directors, which directors have not yet been appointed. The compensation committee will review our compensation policies and administer our stock option plan. The audit committee will review the scope of our audit, the engagement of our independent auditors and their audit reports.


SUMMARY COMPENSATION TABLE


            The following table sets forth information with respect to compensation earned by Robert K. Lifton, our chief executive officer, and Zvi Rehavi, our only other executive officer who earns in excess of $100,000. Mr. Lifton's annual compensation was paid by Medis Inc., our wholly owned subsidiary, with funds paid to Medis Inc. in quarterly installments by Medis El for services rendered. As of January 1, 1999, Medis El began paying such funds directly to us. Mr. Rehavi's annual compensation is for services rendered to Medis El and is paid

BY MEDIS EL.

                                                                                                     Long-term compensation
                                                          Annual compensation                                 awards
                                                ------------------------------------------      ---------------------------------
                                                                                                                      Securities
      Name And Principal                                                      Other annual        Restricted          underlying
          Position                  Year        Salary         Bonus          compensation      stock award(s)       options/SARs
     -------------------            ----        ------         -----          ------------      --------------       ------------
Robert K. Lifton ...........        1998       $100,000             --                --              --                50,000
    Chief Executive Officer
Zvi Rehavi .................        1998       $109,000       $ 25,000          $ 60,600(1)           --               107,500
    Executive Vice President

-----------------

(1) Includes a monthly apartment allowance aggregating $12,000 per annum, a $15,000 payment per annum for an educational fund and a contribution of $15,600 per annum by Medis El to a key person life insurance policy whereby upon termination of employment, Mr. Rehavi shall receive a lump sum distribution based upon the number of years of premium payout. Medis El is the death beneficiary of such policy.

EMPLOYMENT AGREEMENTS

            Medis El entered into a one year employment agreement beginning October 1, 1999 with Zvi Rehavi, Medis El's executive vice president, which provides for:

-           an annual base salary of $180,000;

-           a mandatary bonus of $45,000;

-           a payment of $30,000 per annum for an educational fund; and

-           a payment of $38,400 per annum for rent participation.

The employment agreement further provides for the payment of severance equal to one-half of Mr. Rehavi's annual salary in the event of resignation or dismissal.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

            The following table sets forth information with respect to options/SAR grants issued by Medis El to purchase Medis El's ordinary shares. It does not include option/SARs issued by Medis El that will not vest within 60 days from the date of this prospectus. Medis Technologies did not issue any options/SARs in the fiscal year ended December 31, 1998.

                                 Number of securities       Percent of total options/
                                      underlying                 SARs granted to
                                      option/SARs                   employees                Exercise of base
            Name                      granted (#)                 in fiscal year               price ($/Sh)        Expiration date
           ------                    -------------               ----------------             --------------       ---------------
  Zvi Rehavi................             27,500                       14.5%                        $7.42               2/14/00

1999 STOCK OPTION PLAN


            We adopted our 1999 stock option plan on July 13, 1999. We have reserved 1,000,000 shares of common stock with respect to which options and stock appreciation rights may be granted under the plan. The purpose of the plan is to promote our interests and the interests of our stockholders by strengthening our ability to attract and retain competent employees, to make service on our board more attractive to present and prospective non-employee directors and to provide a means to encourage stock ownership and proprietary interest in Medis Technologies by officers, non-employee directors and valued employees and other individuals upon whose judgment, initiative and efforts our financial growth largely depends.


            The plan may be administered by either the entire board or a committee consisting of two or more members of our board, each of whom is a non-employee director. The plan is currently administered by our board.


            Incentive stock options may be granted only to our and our subsidiaries' officers and key employees. Nonqualified stock options and stock appreciation rights may be granted to our officers, employees, directors, agents and consultants. In determining the eligibility of an individual for grants under the plan, as well as in determining the number of shares to be optioned to any individual, the stock option committee takes into account the position and responsibilities of the individual being considered, the nature and value to us of his or her service or accomplishments, his or her present or potential contribution to our success or the success of our subsidiaries, the number and terms of options and stock appreciation rights already held by an individual and such other factors as the stock option committee may deem relevant.

            The plan provides for the granting of incentive stock options to purchase our common stock at not less than the fair market value on the date of the option grant and the granting of nonqualified options and stock appreciation rights with any exercise price. Stock appreciation rights granted in tandem with an option have the same exercise price as the related option. The plan contains certain limitations applicable only to ISOs granted thereunder. To the extent that the aggregate fair market value, as of the date of grant, of the shares to which incentive stock options become exercisable for the first time by an optionee during the calendar year exceeds $100,000, the option will be treated as a nonqualified option. In addition, if an optionee owns more than 10% of the total voting power of all of our capital stock at the time the individual is granted an incentive stock options the option price per share cannot be less than 110% of the fair market value per share and the term of the incentive stock options cannot exceed five years. No option or stock appreciation rights may be granted under the plan after June 30, 2009, and no option or stock appreciation rights may be outstanding for more than ten years after its grant.

            Upon the exercise of an option, the holder must make payment of the full exercise price. Such payment may be made in cash, check or, under certain circumstances, in shares of our common stock, or any combination thereof. Stock appreciation rights, which give the holder the privilege of surrendering such rights for the appreciation in the common stock between the time of the grant and the surrender, may be settled, in the discretion of our board or committee, as the case may be, in cash, common stock, or in any combination thereof. The exercise of an stock appreciation rights granted in tandem with an option cancels the option to which it relates with respect to the same number of shares as to which the stock appreciation rights was exercised. The exercise of an option cancels any related stock appreciation rights with respect to the same number of shares as to which the option was exercised. Generally, options and stock appreciation rights may be exercised while the recipient is performing services for us and within three months after termination of such services.

            The plan may be terminated at any time by our board, which may also amend the plan, except that without stockholder approval, it may not increase the number of shares subject to the plan or change the class of persons eligible to receive options under the plan.


            To date, we have granted 450,000 options under the plan, all of which were granted to our directors and an officer nominee as follows:

-           Zvi Rehavi .......................................................................200,000
-           Robert K. Lifton .................................................................100,000
-           Jacob S. Weiss ...................................................................100,000
-           Howard Weingrow....................................................................50,000

            We have committed ourselves to grant to each of the current holders of options under Medis El's stock option plan an option to purchase a number of our shares based upon the same exchange rate as this exchange offer. Each of the grants is conditioned upon the closing of this exchange offer and such option holder's agreement to forfeit his or her existing Medis El options.


                             PRINCIPAL STOCKHOLDERS


            The following table sets forth certain information regarding ownership of our common stock as of December 1, 1999 by:


-           each beneficial owner of five percent or more of our common stock;

- each of our directors and executive officers and our director and executive officer nominees; and

- all of our directors and executive officers and our director and executive officer nominees as a group.


            The table assumes all Medis ordinary shares not beneficially owned by us are tendered in the exchange. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities which may be acquired by such person within 60 days from the date on which beneficial ownership is to be determined, upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person, but not those held by any other person, and which are exercisable within such 60 day period, have been exercised. Unless otherwise noted, the address of each holder of five percent or more of our common stock is our corporate address.

                                                  Amount
                                                Beneficially        Ownership                                 Ownership
                                                Owned Prior         Percentage     Amount Beneficially     Percentage After
           Name and Address                       to the           Prior to the        Owned After               the
          of Beneficial Owner                    Exchange            Exchange          the Exchange            Exchange
          -------------------                    ---------           --------          -------------           ---------
Israel Aircraft Industries Ltd.  (1) ..          3,700,457             37.0               5,412,957               35.5
Robert K. Lifton  (2) .................          1,544,951             15.0               1,744,134               11.4
Howard Weingrow  (4) ..................          1,428,283             13.9               1,566,364               10.1
CVF, LLC  (6) .........................            966,668              9.5                 966,668                6.2
Zvi Rehavi ............................                 --               --                  75,350(7)               *
Amos Eiran ............................                 --               --                  20,550(8)               *
Jacob S. Weiss  (9) ...................                 --               --                   3,425                  *
Zeev Nahmoni  (10) ....................                 --               --                   1,370                  *
Shmuel Peretz  (11) ...................                 --               --                      --                 --
All directors and executive officers as
a group - (7 persons)  (12) ...........          2,539,898             24.4               2,977,857               18.9

-------------------
* Less than 1%

(1) Includes 25,000 shares of our common stock underlying warrants held by Israel Aircraft. Voting control of Israel Aircraft is held by the State of Israel. Israel Aircraft's address is Ben Gurion International Airport, Tel Aviv 70100, Israel. Israel Aircraft, immediately prior to this exchange offer, was the beneficial owner of 1,250,000 ordinary shares of Medis El, approximating 12% of Medis El's outstanding shares.

(2) Includes 176,615 shares of our common stock underlying warrants held by Mr. Lifton and an aggregate of 433,336 shares of our common stock and common stock underlying warrants held by the Stanoff Corporation, which is beneficially owned by Messrs. Lifton and Weingrow. Does not include an aggregate of 338,000 shares of our common stock held in trust for relatives of Mr. Weingrow of which Mr. Lifton is a trustee. Mr. Lifton, immediately prior to this exchange offer, was the beneficial owner of 130,389 ordinary shares of Medis El, approximating 1.2% of Medis El's outstanding shares.

(3) Includes options to acquire 15,000 of Medis El's ordinary shares, which will be exchanged for options to acquire our common stock at an exchange ratio of 1.37:1.0 subsequent to the completion of this offering.

(4) Includes 147,448 shares of our common stock underlying warrants held by Mr. Weingrow and an aggregate of 433,336 shares of our common stock and common stock underlying warrants held by the Stanoff Corporation, which is beneficially owned by Messrs. Lifton and Weingrow. Mr. Weingrow, immediately prior to this exchange offer, was the beneficial owner of 85,789 ordinary shares of Medis El, approximating less than 1% of Medis El's outstanding shares.

(5) Includes options to acquire 15,000 of Medis El's ordinary shares, which will be exchanged for options to acquire our common stock at an exchange ratio of 1.37:1.0 subsequent to the completion of this offering.

(6) Includes 241,667 shares of our common stock underlying warrants held by CVF, LLC. CVF is controlled by Lester Crown and Charles Goodman, as well as other members of the Crown family who have interests in, or individually are officers or directors of, numerous publicly and privately held companies, including energy concerns. CVF's address is 222 North LaSalle Street, Chicago, IL 60601.

 (7) Includes options to acquire 45,000 of Medis El's ordinary shares, which will be exchanged for options to acquire our common stock at an exchange ratio of 1.37:1.0 subsequent to the completion of this offering.

(8) Represents option to acquire 15,000 of Medis El's ordinary shares, which will be exchanged for options to acquire our common stock at an exchange ratio of 1.37:1.0 subsequent to the completion of this offering.

(9) Does not include shares held by Israel Aircraft Industries, of which Mr. Weiss is corporate vice president and general counsel.

(10) Does not include shares held by Israel Aircraft Industries, of which Mr. Nahmoni is a vice president.

(11) Does not include shares held by Israel Aircraft Industries, of which Mr. Peretz is the president of one of its subsidiaries.

(12) Includes our directors and our executive officer nominee and an aggregate of 433,336 shares of our common stock and common stock underlying warrants held by the Stanoff Corporation, which is beneficially owned by Messrs. Lifton and Weingrow.

                              CERTAIN TRANSACTIONS


            On December 15, 1997, we acquired from Israel Aircraft all of its capital shares of Medis Inc., representing a 40% equity interest in such company, in exchange for 3,600,457 of our shares of common stock. Medis Inc. is now our wholly-owned subsidiary and the holder of all of Medis El's shares beneficially owned by us. In connection with the acquisition, certain of our stockholders entered into a shareholders agreement with Israel Aircraft providing for certain management and control matters. The shareholders agreement will terminate in accordance with its terms upon consummation of the exchange offer.

            We used $2,000,000 of proceeds from a private placement on June 30, 1998 to repay Medis El pursuant to a promissory note entered into between us and Medis Inc. in December 1993, which had been assigned by Medis Inc. to Medis El through a capital contribution.

            In December 1998, we made the final $300,000 interest payment under the promissory note to Medis El which had been repaid in June 1998. Such payment was made with funds invested by the Stanoff Corporation, which is controlled by Robert K. Lifton, our chairman and chief executive officer, and Howard L. Weingrow, our president. The Stanoff Corporation received 25,000 units, each unit consisting of three shares of our common stock and a warrant to purchase one share of our common stock at $5.00 per share, or an aggregate of 75,000 shares and 25,000 warrants, for such investment. Also in December 1998, we purchased from Medis El in a private placement 400,000 of it's ordinary shares for an aggregate of $2,000,000.

            On May 19, 1999, we purchased from Medis El in a private placement 318,181 of its ordinary shares for an aggregate of $1,750,000.

            In May 1999, Israel Aircraft purchased from us in a private placement 25,000 units, each unit consisting of three shares of our common stock and a warrant to purchase one share of our common stock at $5.00 per share, or an aggregate of 75,000 shares and 25,000 warrants, for an aggregate of $300,000.


            On June 28, 1999 we transferred 718,181 shares of Medis El owned by us to Medis Inc., our wholly-owned subsidiary.




            Robert K. Lifton, receives an annual salary of $100,000 from Medis Inc., our wholly-owned subsidiary, which amount is paid by Medis El for services rendered.


            In November 1999, our board of directors approved a resolution to hire Jacob Weiss, a member of our board and of Medis El's board and the general counsel of Israel Aircraft, as a consultant to us and Medis El, to provide consulting services to us and Medis

El on matters and in areas deemed appropriate by management. We anticipate Mr. Weiss providing 300-400 hours of services annually at an hourly rate of $125.



            In December 1999, Medis El purchased an additional 11.5% of the outstanding shares of More Energy Ltd., giving Medis El an 81.5% interest in such company, for a purchase price of $115,000.


      DISTRIBUTION AND AGENCY AGREEMENTS


            Pursuant to an agreement between us and Medis El dated August 1992, we became the sole distributor of the CellScan in the United States, its territories and possessions. In July 1998, we became the exclusive agent to Medis El in coordinating all licensing arrangements in North America with respect to Medis El's stirling cycle technology. Medis El's board has recommended for the vote of its shareholders an amendment to the 1998 agreement whereby all Medis El technologies would be subject to such agreement except the CellScan, for which our original 1992 distribution agreement with Medis El would still apply. Medis El's shareholders are to vote on such recommendation at Medis El's Annual General Meeting of Shareholders scheduled to be convened on December 27, 1999. We intend to vote in accordance with the majority of Medis El's other shareholders. Israel Aircraft has expressed its intention to vote in favor of such recommendation.


            Other responsibilities under the 1998 agency agreement include:

- finding potential licensees and cooperating with Medis El to demonstrate its stirling cycle linear technologies;

-           preparing licensing agreements between Medis El and third parties;

- overseeing legal proceedings between Medis El and third parties arising out of or in connection with such licensing arrangements; and

- managing the collection of royalties payable by such third parties to Medis El.

            In exchange for these and other services, we are entitled to receive a fee equal to 10% of all royalties payable to Medis El under each license agreement for the first ten years of each such agreement and 5% of the royalties under each such agreement thereafter.

            Except for affiliates of which we are 100% owners, all ongoing and future transactions between us and our affiliates, including Medis El, will be on terms no less favorable than can be obtained from unaffiliated parties and will be approved by a majority of our independent and disinterested directors.

                          DESCRIPTION OF OUR SECURITIES


GENERAL


            Our authorized capitalization consists of 25,000,000 shares of common stock, par value $.01 per share, and 10,000 shares of preferred stock, par value $.01 per share. As of the date of this prospectus:

- 9,988,619 shares of our common stock were issued and outstanding, held of record by 66 persons; and

- warrants to purchase 1,204,765 shares of our common stock were issued and outstanding, held in record by 39 persons.

            In addition, we have outstanding options to purchase 450,000 shares of our common stock and will have outstanding options to purchase an additional 349,487 shares of our common stock subsequent to the completion of this exchange offer, upon the exchange of all outstanding Medis El options for options granted under our 1999 stock option plan. No shares of preferred stock are currently outstanding.


COMMON STOCK


            Each stockholder of record is entitled to one vote for each share of our common stock owned by that stockholder on all matters properly submitted to the stockholders for their vote. Our certificate of incorporation does not provide for cumulative voting for the election of our directors, with the result that stockholders owning or controlling more than 50% of the shares voted for the election of directors can elect all of the directors. Subject to the dividend rights of holders of preferred stock, if any, holders of common stock are entitled to receive dividends when, as and if declared by our board out of funds legally available for this purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to receive on a pro rata basis any assets remaining available for distribution after payment of our liabilities and after provision has been made for payment of liquidation preferences to all holders of preferred stock. Holders of common stock have no conversion or redemption provisions or preemptive or other subscription rights. The outstanding shares of common stock are, and when issued as set forth in this prospectus, will be, fully paid and nonassessable.


PREFERRED STOCK


            Our certificate of incorporation authorizes us to issue 10,000 shares of so-called "blank check" preferred stock having rights senior to our common stock. Our board of directors is authorized, without further stockholder approval, to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, redemption terms and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series.

            The issuance of preferred stock may have the effect of delaying or preventing a change of control of Medis Technologies. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the voting power or other rights of the holders of common stock. We currently have no plans to issue any shares of preferred stock.

WARRANTS


            Each warrant entitles the holder of record to purchase one share of our common stock at a price of $5.00 per share, subject to adjustment, among other events, upon the occurrence of:

- the issue or sale of common stock for consideration per share less than the warrant price;

- the issue, sale, grant or assumption of any options for consideration per share less than the warrant price;

-           the declaration or payment of dividends payable in common stock; and

- the combination, consolidation or reclassification of our common stock into a lesser number of shares,


at any time until the warrants expire at 5:00 p.m., New York City time, on June 30, 2002.


            Other provisions of the warrants include:

-           our right to extend the expiration date of the warrants; and

- our obligation to issue additional shares of common stock to the warrant holders upon consolidation, merger or transfer of all or substantially all of our assets.

            We refer you to the form of warrant agreement, which has been filed as an exhibit to the Registration Statement of which this prospectus is a part, for a complete description of the terms and conditions of the warrants.


                      DESCRIPTION OF MEDIS EL'S SECURITIES


            Medis El's authorized capital consists of 30,000,000 ordinary shares, of which 10,488,981 ordinary shares are currently outstanding.


            All of Medis El's issued and outstanding shares are validly issued, fully paid and non-assessable. The shares do not have preemptive rights. Neither Medis El's Articles of Association nor the laws of the State of Israel restrict in any way the ownership or voting of shares by non-residents of Israel.

           COMPARISON OF RIGHTS OF STOCKHOLDERS OF MEDIS TECHNOLOGIES
                          AND SHAREHOLDERS OF MEDIS EL

            The following is a summary of the rights of our stockholders and Medis El's shareholders. The rights of Medis El's shareholders are governed by the Companies Ordinance of the State of Israel, Medis El's Articles of Association and its Memorandum of Association. Upon the successful completion of this exchange offer, Medis El's shareholders who properly tendered their ordinary shares will become our stockholders, and their rights will be governed principally by the General Corporation Law of the State of Delaware and our charter and by-laws. Although we have attempted to identify all material shareholders' rights differences, this summary does not purport to identify all of the differences between our common stock and Medis El's ordinary shares and is subject to the detailed provisions of the relevant laws and governing instruments.


DIVIDENDS

      AS A MEDIS EL SHAREHOLDER:

            Under Medis El's articles, all of Medis El's shares have the right to take a uniform rate of the divisible profits of Medis El. Medis El has the right to issue shares with different dividend rights, but has no current intention to do so.

      AS OUR STOCKHOLDER:


            Under the Delaware code, a corporation may pay dividends out of surplus, defined as the excess of net assets over capital. If no such surplus exists, dividends may be paid out of its net profits for the fiscal year, provided that dividends may not be paid out of net profits if the capital of such corporation is less than the aggregate amount of capital represented by the outstanding stock of all classes having a preference upon distribution of assets. Our charter allows for the payment of such dividends as may be declared by our board of directors. Our By-Laws are silent as to the payment of dividends.


            Neither we nor Medis El currently pay dividends to our respective shareholders.

VOTING RIGHTS

      AS OUR STOCKHOLDER AND AS A MEDIS EL SHAREHOLDER:

            Each of our shares of common stock and Medis El's ordinary shares is entitled to one vote on matters submitted to a vote of shareholders. Neither our nor Medis El's shareholders have cumulative voting rights in the election of directors.

DIRECTORS-NUMBER OF DIRECTORS; VACANCIES

      AS A MEDIS EL SHAREHOLDER:

            Under the Companies Ordinance, a public company must have at least two directors. Medis El's articles specify that its board size shall be determined by ordinary resolution of its shareholders. The current number of directors is six. If a place on the board of directors is not filled or becomes vacant, the remaining members of the board of directors are entitled to act for all purposes, so long as their number does not fall below a quorum. If the number of members falls below a quorum, the board of directors will not be entitled to act except in emergency matters and for the purpose of appointing additional directors.

      AS OUR STOCKHOLDER:

            Our charter and By-Laws provide that our board size shall be determined by our board. The current size of our board of directors is two, however, we have nominated four additional members to our board of directors subject to the successful completion of this exchange offer. Vacant director positions may be filled by a majority of our directors then in office, even though less than a quorum.

            In addition, at the time of filling any vacant director position, if our directors then in office constitute less than a majority of the board, the Delaware Court of Chancery may, upon application of shareholders holding at least ten percent of shares outstanding, summarily order an election to be held to fill any such vacant director positions, or to replace the directors chosen by the directors then in office.

            When one or more directors resign from our board, a majority of directors then in office, including those who have so resigned, may vote to fill the vacancy.

DIRECTORS-CLASSIFICATION

      AS A MEDIS EL SHAREHOLDER:

            Medis El has no staggered terms of office. Each of Medis El's directors is elected to serve until the annual meeting proceeding the general meeting at which such director was elected, or until his or her earlier removal.

      AS OUR STOCKHOLDER:

            We have no staggered terms of office. Each of our directors is elected to serve until the annual meeting proceeding the annual meeting at which such director was elected, or until his or her earlier removal.

DIRECTORS-REMOVAL

      AS A MEDIS EL SHAREHOLDER:

            Medis El's articles provide that a director or the entire Medis El board may be removed with or without cause by the holders of a majority of Medis El's ordinary shares represented at a general meeting in person or by proxy.

      AS OUR STOCKHOLDER:

            Our By-Laws provide that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote in an election of directors.

DIRECTORS-NOMINATIONS

      As a Medis El Shareholder:

            Medis El's articles and memorandum are silent on the nomination procedure.

      AS OUR STOCKHOLDER:

            Our By-Laws provide that nominations for directors may be made only by or at the direction of the our board of directors or by a shareholder entitled to vote for the election of directors at a shareholders' meeting. Written notice of such shareholder's intent to make a director nomination must be received by our secretary in a manner and within the time period specified in our By-Laws.

LIMITATION ON DIRECTORS LIABILITY; INDEMNIFICATION OF OFFICERS AND DIRECTORS

      AS A MEDIS EL SHAREHOLDER:

            The Companies Ordinance permits a company's articles of association to provide that:

- a company may obtain an insurance policy for an executive officer or similar position without regard to the corporate title with respect to liabilities incurred by such person as a result of a breach of his duty of care or fiduciary duty to the company to the extent that he acted in good faith and reasonably believed that the act would not prejudice the company, as well as for monetary liabilities charged against him as a result of an act or omission that he committed in connection with his serving as an officeholder of a company; and

- a company may indemnify an office holder for monetary liability incurred pursuant to a judgment from an action brought against him by a third party, or as a result of a criminal charge of which he was acquitted.

- a company may not indemnify an office holder as a result of the following:

- a breach of fiduciary duty, except for a breach of fiduciary duty to the company while acting in good faith and having reasonable cause to assume that such act would not prejudice the interests of the company;

- a willful breach of the duty of care or reckless disregard for the circumstances or the consequences of a breach of the duty of care;

-           an intentional, unlawful act to realize a personal gain; or

-           a fine imposed for an offense.

            Medis El's articles provide for the insurance and indemnification as described above, and carries such insurance. Additionally, Israel Aircraft has agreed to indemnify Mr. Rehavi, Medis El's executive vice president, and Mr. Israel Fisher, Medis El's vice president-finance, for any claims arising out of Medis El's initial public offering in 1993.

      AS OUR STOCKHOLDER:

            Section 102 of the Delaware code allows a corporation to include in its certificate of incorporation a provision that limits or eliminates the personal liability of directors to a corporation and its stockholders for monetary damages for a breach of fiduciary duty as a director. However, a corporation may not limit or eliminate the personal liability of a director for:

- any breach of the director's duty of loyalty to the corporation or its stockholders;

- acts or omissions in bad faith or which involve intentional misconduct or a knowing violation of law;

- intentional or negligent payments of unlawful dividends or unlawful stock purchases or redemption; or

- any transaction from which the director derives an improper personal benefit.

       Section 145 of the Delaware code permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to:

- any action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, against expenses, including attorneys' fees, judgments, fines and reasonable settlement amounts if such person acted in good faith and reasonably believed that his or her actions were in or not opposed to the best interests of such corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful; and

- any derivative action or suit on behalf of such corporation against expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense or settlement of such action or suit, if such person acted in good faith and reasonably believed that his or her actions were in or not opposed to the best interest of such corporation.

            In the event that a person is adjudged to be liable to the corporation in a derivative suit, the Delaware code prohibits indemnification unless either the Delaware Court of Chancery or the court in which such derivative suit was brought determines that such person is entitled to indemnification for those expenses which such court deems proper. To the extent that a representative of a corporation has been successful on the merits or otherwise in the defense of a third party or derivative action, indemnification for actual and reasonable expenses incurred is mandatory.

            Our charter provides that we shall indemnify our directors to the maximum extent permitted by the Delaware code. Our charter provides that we may, at the discretion of our board of directors, indemnify our officers and employees.

CALL OF SPECIAL MEETINGS

      AS A MEDIS EL STOCKHOLDER:

            Under Section 109 of the Companies Ordinance, an extraordinary general meeting of shareholders must be called by the board of directors upon a request of the shareholders holding at least one-tenth of the paid-up capital of the company carrying voting rights at general meetings. Under Medis El's articles, an extraordinary general meeting of the shareholders may be called by its board of directors upon a valid vote of the board of directors.

      AS OUR STOCKHOLDER:

            Under Section 211 of the Delaware code, special meetings of stockholders may be called by the board of directors or by such other person or persons authorized to do so by the corporation's certificate of incorporation or By-Laws. Under our By-Laws, a special meeting of shareholders may be called only by our chairman of the board or our president or by our president or secretary at the request in writing of our board of directors.

ACTION OF SHAREHOLDERS WITHOUT A MEETING

      AS A MEDIS EL SHAREHOLDER:

            Neither the Companies Ordinance nor Medis El's articles or memorandum address the issue of shareholders action without a meeting. However, under section 110 of the Ordinance, in the event that shareholders holding at least one-tenth of the paid-up capital of a company have asked the directors of such company to call a general meeting and the directors did not do so within 21 days from the date of such request, such shareholders, or shareholders holding more than 50% of the voting rights of such shareholders, may call a general meeting.

      AS OUR STOCKHOLDER:

            The Delaware code permits the stockholders of a corporation to consent in writing to any action without a meeting, unless the certificate of incorporation of such corporation provides otherwise, which ours does not provide.

SHAREHOLDER PROPOSALS

      AS A MEDIS EL SHAREHOLDER:

            Neither the Companies Ordinance nor Medis El's articles or memorandum address the issue of shareholder proposals.

      AS OUR STOCKHOLDER:


            Our By-Laws provide that, to be timely, our secretary must receive written notice at our principal executive offices not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of our annual meeting of stockholders. Such notice must set forth:

- in the case of nominations for election or re-election as a director, such information relating to such person that is required to be disclosed pursuant to the Exchange Act;

- in the case of any other business the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the nomination or proposal is made; and

- the name and address of the stockholder and any such beneficial owner, if any, and the class and number of shares of our stock owned beneficially and of record by such stockholder and such beneficial owner.


AMENDMENT TO CHARTER; BY-LAWS

      AS A MEDIS EL SHAREHOLDER:

            Under the Companies Ordinance, an Israeli company may not amend its memorandum of association, except to the extent allowed under the explicit instructions in the Companies Ordinance, or under other limited circumstances in accordance with Israeli law.

            Under the Companies Ordinance, an Israeli company may, subject to its memorandum of association, amend or supplement its articles of association by "Special Resolution." A "Special Resolution" requires the approval, at a general meeting with a quorum present, of seventy-five percent of the shareholders present and voting in person or by proxy with regard to which notice which includes the specific intention of proposing a special resolution has been given, at least 21 days prior to the date of the meeting.

      AS OUR STOCKHOLDER:

            Under the Delaware code, the charter of a corporation may be amended by resolution of the board of directors and the affirmative vote of the holders of a majority of the outstanding shares of voting stock then entitled to vote. The Delaware code also permits a corporation to make provision in its certificate of incorporation requiring a greater proportion of the voting power to approve a specified amendment. Any amendment to the charter of a corporation that adversely affects a particular class or series of stock requires the separate approval of the holders of the affected class or series of stock.

            Under our charter, our board of directors is expressly authorized to make, alter, amend, change, add or repeal our By-Laws. If such action is to be taken by shareholders, the affirmative vote of not less than 66 2/3% of the total votes eligible to be cast by shareholders is required.

CONFLICTS OF INTEREST

      AS A MEDIS EL SHAREHOLDER:

            Under the Companies Ordinance, certain "unusual transactions" of a company, defined as transactions not in the ordinary course of business, not on market terms or apt to substantially affect the corporation, in which an office holder of the company has a "personal interest" must be approved by the company's audit committee and its board of directors and, for certain events, its shareholders. Furthermore, any transaction in which an office holder of a company has a personal interest must be approved by the board of directors of that company.

            Medis El's articles provide that no director or officer shall be disqualified by virtue of his office from holding any office or place of profit in Medis El or in any company which Medis El holds shares of or contracts with. Any such arrangement or contract requires Medis El's approval, which may be approved, provided that the director or officer involved acts in good faith and the arrangement or contract does not prejudice Medis El's interests. No director or officer shall be liable to account to Medis El for any profit arising from any such office or place of profit or realized by any such contract or arrangement solely due to such interest. The nature of the interest, as well as any material fact or document, must be disclosed by him at the meeting of the board of directors at which the contract or arrangement is first considered, if his interest then exists, or, no later than the first meeting of the board of directors after the acquisition of his interest.

      AS OUR STOCKHOLDER:

            Our By-Laws provide that no contract entered into between us and one or more of our directors or officers or between us and any other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present or participates in a meeting of the board or committee which authorizes the contract or transaction, or solely because his or her votes are counted for such purpose, if:

- the director or officer's relationship or interest in the contract or transaction is disclosed or known to our board of directors, and the disinterested directors authorize the contract or transaction in good faith;

- the material facts as to the director or officer's relationship or interest in the contract or transaction are disclosed or known to our shareholders then entitled to vote, and the contract is approved in good faith by the vote of our shareholders; or

- the contract or transaction is fair to the corporation as of the time it is authorized, approved or ratified by our board of directors or by our shareholders.

BUSINESS COMBINATIONS; ANTITAKEOVER EFFECTS

      AS A MEDIS EL SHAREHOLDER:

            Under the Companies Ordinance, settlements and arrangements between a company and any class of its shareholders, or any class of its creditors, involving certain types of mergers, reorganizations, sales of assets and dissolutions require:

- the approval of the majority of shareholders present and voting in person or by proxy, who together own 75% of the value represented in the vote, at an extraordinary meeting of shareholders; and

-           the sanction of the Israeli District Court.

            Once so approved and sanctioned, all shareholders of the relevant class are bound by the arrangement.

      AS OUR STOCKHOLDER:

            Section 203 of the Delaware code generally prohibits a publicly held corporation from engaging in a "business combination" with an "interested stockholder" for three years after the date the person becomes an interested shareholder. Neither our charter nor bylaws contains any provisions which modify
Section 203 of the Delaware code.

            Our charter and By-Laws contain a number of provisions which may be deemed to have potential anti-takeover effects.

                  UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

            The following is a summary of material U.S. income tax consequences of the exchange offer. This summary may not apply to certain classes of persons, including, without limitation, foreign persons, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, persons who acquired shares pursuant to the exercise of employee stock options or rights or otherwise as compensation and persons who hold shares as part of a straddle or conversion transaction. This summary is based upon laws, regulations rulings and decisions, all of which are subject to change, possibly with retroactive effect, and no ruling has been or will be requested from the Internal Revenue Service on the tax consequences of the exchange offer.

            Our counsel, Cooperman Levitt Winikoff Lester & Newman, P.C., have advised us that, in their opinion, an exchange of Medis El shares for our common stock pursuant to the exchange offer will be treated for federal income tax purposes as an exchange pursuant to Section 368(a)(1)(B) of the Internal Revenue Code only if Medis Inc., our wholly-owned subsidiary, owns 80% or more of Medis El's stock after the transaction and:

            - no gain or loss will be recognized by a holder of Medis El shares upon the exchange in the exchange offer of such Medis El shares solely for our common stock, except with respect to the receipt of cash in lieu of fractional shares of common stock;

            - the aggregate adjusted tax basis of shares of our common stock received in the exchange offer by a holder of Medis El shares, including fractional shares of our common stock deemed received and redeemed as described below, will be the same as the aggregate adjusted tax basis of the Medis El shares exchanged therefor;

            - the holding period of shares of our common stock received in the exchange offer by a holder of Medis El shares, including fractional shares of our common stock deemed received and redeemed as described below, will include the holding period of the Medis El shares exchanged therefor, provided such shares were held as capital assets;


            - a holder of Medis El shares who receives cash in lieu of fractional shares of our common stock will be treated as having received such fractional shares and then as having received such cash in redemption of such fractional shares; and

            - no gain or loss will be recognized by us or Medis El as a result of the exchange offer.

            Under Section 302 of the Code, provided such fractional shares would have constituted a capital asset in the hands of such holder and provided such deemed redemption is "substantially disproportionate" with respect to such holder or is "not essentially equivalent to a dividend" after giving effect to the constructive ownership rules of the Code, the holder will generally recognize capital gain or loss equal to the difference between the amount of cash received and the holder's adjusted tax basis in such fractional shares. Such capital gain or loss will be long-term capital gain or loss if the holder's holding period in the fractional shares is more than one year.


            The positions stated above are those of our tax advisors. Unlike a ruling from the Service, the opinion of the our tax advisors is not binding on the Service, and there can be no assurance that the Service will not take a position contrary to one or more positions reflected herein or that the positions reflected herein will be upheld if challenged by the Service.

            This summary does not address state, local or foreign tax consequences of the exchange offer. Consequently, each holder should consult such holder's own tax advisor as to the specific tax consequences of the exchange offer to such holder. We are not including any discussion of Israeli tax effects in this prospectus. To the extent you are a Medis El shareholder and an Israeli citizen or an Israeli company, please consult your tax advisor or counsel for the tax effects of this exchange applicable to you.

                                  LEGAL MATTERS

            The validity of our securities will be passed upon on our behalf by Cooperman Levitt Winikoff Lester & Newman, P.C., New York, New York.

                                     EXPERTS

            Our consolidated financial statements as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 included in this prospectus and the registration statement of which this prospectus is a part have been audited by Grant Thornton LLP, independent certified public accountants, as indicated in their reports, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

            The consolidated financial statements of Medis El Ltd. as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 have been audited by Fahn, Kanne & Co., independent auditors, as indicated in their reports and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION


            We have filed with the SEC a Registration Statement on Form S-1 which includes exhibits, schedules and amendments, pursuant to the Securities Act of 1933 with respect to this offering of our securities. This Prospectus is part of the Form S-1 but does not contain all the information in the Form S-1. We refer you to the Form S-1 for further information about us, our securities and this exchange offer. Statements in this prospectus about documents filed as exhibits to the Form S-1 are summaries of these documents, and each of these statements is qualified in its entirety by reference to the copy of the applicable document filed with the SEC. The Form S-1 can be inspected and copied at the SEC's Public Reference Room at:

            Room 1024, Judiciary Plaza,
            450 Fifth Street, N.W.,
            Washington, D.C. 20549-1004,

and at the SEC regional offices located at:

            7 World Trade Center,
            Suite 1300,
            New York, New York 10048,

and

            Northwest Atrium Center,
            500 West Madison Street, 14th Floor,
            Chicago, Illinois 60661.

            The public may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov which contains the Form S-1 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.

            Medis El files annual and other reports pursuant to the Securities Exchange Act of 1934. Such reports and other information filed by Medis El can be inspected and copied at the above-listed addresses at prescribed rates.

            We will file, no later than the date of commencement of the exchange offer, a statement on Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act which contains certain information about the exchange offer. The Schedule and any amendments to the Schedule can be inspected and copied as set forth above.

            We intend to furnish to each of our stockholders annual reports containing audited financial statements. We will also furnish to each of our stockholders such other reports, including proxy statements, as may be required by law.

                                    I N D E X

                                                                                                                    Page
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MEDIS TECHNOLOGIES LTD. FINANCIAL STATEMENTS

Report of Independent Certified Public Accountants                                                                  F-3

Financial Statements

      Consolidated Balance Sheets                                                                                   F-4

      Consolidated Statements of Operations                                                                         F-5

      Consolidated Statement of Stockholders' Equity                                                                F-6

      Consolidated Statements of Cash Flows                                                                       F-7 - F-8

      Notes to Consolidated Financial Statements                                                                  F-9 - F-33


UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

      Introduction                                                                                                 F-34

      PRO FORMA FINANCIAL STATEMENTS ASSUMING 100% OF MEDIS EL SHARES ARE TENDERED:

      Unaudited Pro Forma Consolidated Balance Sheet - September 30, 1999                                          F-35

      Note to Unaudited Pro Forma Consolidated Balance Sheet                                                       F-36

      Unaudited Pro Forma Consolidated Statement of Operations - September 30, 1999                                F-37

      Note to Unaudited Pro Forma Consolidated Statement of Operations                                             F-38

      Unaudited Pro Forma Consolidated Statement of Operations - December 31, 1998                                 F-39

      Note to Unaudited Pro Forma Consolidated Statement of Operations                                             F-40

      PRO FORMA FINANCIAL STATEMENTS ASSUMING 80% OF MEDIS EL SHARES ARE TENDERED:

      Unaudited Pro Forma Consolidated Balance Sheet - September 30, 1999                                          F-41

      Note to Unaudited Pro Forma Consolidated Balance Sheet                                                       F-42

                                    I N D E X


                                                                                                                    Page
                                                                                                                    ----
      Unaudited Pro Forma Consolidated Statement of Operations - September 30, 1999                                F-43

      Note to Unaudited Pro Forma Consolidated Statement of Operations                                             F-44

      Unaudited Pro Forma Consolidated Statement of Operations - December 31, 1998                                 F-45

      Note to Unaudited Pro Forma Consolidated Statement of Operations                                             F-46

MEDIS EL LTD. FINANCIAL STATEMENTS

UNAUDITED CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

      Condensed Consolidated Balance Sheets as of December 31, 1998
          and September 30, 1999                                                                                   F-47

      Condensed Consolidated Statements of Operations for the nine months
          ended September 30, 1998 and 1999                                                                        F-48

      Condensed Consolidated Statement of Shareholders' Equity for the
          nine months ended September 30, 1999                                                                     F-49

      Consolidated Statements of Cash Flow for the nine months ended
          September 30, 1998 and 1999                                                                              F-50

      Notes to Condensed Consolidated Financial Statements                                                     F-51 - F-53

YEAR-END FINANCIAL STATEMENTS

Independent Auditors' Report to the Shareholders of Medis El Ltd.                                                  F-54

      Financial Statements

         Consolidated Balance Sheets                                                                               F-55

         Consolidated Statements of Operations                                                                     F-56

         Consolidated Statements of Changes in Shareholders' Equity                                                F-57

         Consolidated Statements of Cash Flows                                                                     F-58

         Notes to Consolidated Financial Statements                                                             F-59 - F-71

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors and Stockholders
    MEDIS TECHNOLOGIES LTD.


We have audited the accompanying consolidated balance sheets of Medis Technologies Ltd. and Subsidiaries (formerly Cell Diagnostics, Inc. and Subsidiaries) (a Delaware corporation) as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998.
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note B, the Company restated its 1996 and 1997 financial statements to reflect, in 1996, the "in-the-money" conversion factor on long-term debt, and, in 1997, the acquisition of the minority interest share of Medis Inc.

In our opinion, based on our audits, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Medis Technologies Ltd. and Subsidiaries as of December 31, 1997 and 1998, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

GRANT THORNTON LLP


New York, New York
June 11, 1999 (except for Notes F and J-5 as to which the date is June 30, 1999 and Note M, as to which the date is December 20, 1999)

                    Medis Technologies Ltd. and Subsidiaries

                           CONSOLIDATED BALANCE SHEETS

                                                                          December 31,
                                                                 -------------------------------       September 30,
                           ASSETS                                    1997               1998               1999
                                                                 ------------       ------------       ------------
                                                                                                        (unaudited)
Current assets
    Cash and cash equivalents                                    $    772,000       $  3,155,000       $  3,219,000
    Short-term investments                                            500,000
    Accounts receivable                                                87,000             66,000            130,000
    Inventory                                                         947,000            405,000
    Prepaid expenses                                                   46,000             89,000            135,000
                                                                 ------------       ------------       ------------
         Total current assets                                       1,852,000          4,215,000          3,484,000

Property and equipment, net                                           456,000            860,000            491,000
Intangible assets, net                                             12,125,000          9,680,000          7,727,000
                                                                 ------------       ------------       ------------
                                                                 $ 14,433,000       $ 14,755,000       $ 11,702,000
                                                                 ============       ============       ============

                      LIABILITIES AND
                    STOCKHOLDERS' EQUITY

Current liabilities
    Current portion of long-term debt                            $    903,000       $    204,000       $    143,000
    Accounts payable                                                  155,000            113,000             87,000
    Accrued expenses                                                  305,000            362,000            549,000
    Accrued interest                                                  223,000                 --                 --
                                                                 ------------       ------------       ------------
         Total current liabilities                                  1,586,000            679,000            779,000

Long-term debt, excluding current maturities                          338,000             96,000             12,000

Other long-term liabilities                                            28,000             61,000             76,000
                                                                 ------------       ------------       ------------
                                                                    1,952,000            836,000            867,000

Minority interest in subsidiary                                     1,103,000          1,513,000            938,000

Commitments and contingencies

Stockholders' equity (deficiency)
    Preferred stock, $.01 par value; 10,000 shares
      authorized; none issued
    Common stock, $.01 par value; 25,000,000 shares
      authorized; 8,257,613, 9,407,615 and 9,988,619 shares
      issued and outstanding, at December 31, 1997 and
      1998 and September 30, 1999, respectively                        83,000             94,000            100,000
    Additional paid-in capital                                     24,527,000         29,962,000         31,757,000
    Accumulated deficit                                           (13,232,000)       (17,650,000)       (21,960,000)
                                                                 ------------       ------------       ------------
                                                                   11,378,000         12,406,000          9,897,000
                                                                 ------------       ------------       ------------
                                                                 $ 14,433,000       $ 14,755,000       $ 11,702,000
                                                                 ============       ============       ============


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                    Medis Technologies Ltd. and Subsidiaries

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                                        Nine months ended
                                                          Year ended December 31,                         September 30,
                                             -----------------------------------------------       -----------------------------
                                                 1996              1997             1998             1998              1999
                                             -----------       -----------       -----------       -----------       -----------
                                                                                                            (unaudited)
Sales                                        $        --       $        --       $     8,000       $     8,000       $        --

Cost of sales                                         --                --             3,000             3,000                --
                                             -----------       -----------       -----------       -----------       -----------

           Gross profit                               --                --             5,000             5,000                --

Operating expenses
    Research and development costs, net               --         1,406,000         1,646,000         1,086,000         2,281,000
    Selling, general and administrative
        expenses                                 193,000         1,303,000         1,399,000         1,030,000         1,382,000

    Amortization of intangible assets                 --           102,000         2,445,000         1,834,000         1,953,000
                                             -----------       -----------       -----------       -----------       -----------


         Total operating expenses                193,000         2,811,000         5,490,000         3,950,000         5,616,000
                                             -----------       -----------       -----------       -----------       -----------

         Loss from operations                   (193,000)       (2,811,000)       (5,485,000)       (3,945,000)       (5,616,000)

Other income (expenses)
    Interest and other income                      9,000            64,000            63,000            20,000           120,000
    Interest expense                          (1,660,000)         (381,000)         (101,000)         (125,000)          (18,000)
                                             -----------       -----------       -----------       -----------       -----------

                                              (1,651,000)         (317,000)          (38,000)         (105,000)          102,000
                                             -----------       -----------       -----------       -----------       -----------
         Loss before minority interest        (1,844,000)       (3,128,000)       (5,523,000)       (4,050,000)       (5,514,000)

Equity in net losses of unconsolidated
    subsidiaries                                (789,000)               --                --                --                --

Minority interest in loss of subsidiary               --         1,584,000         1,105,000           769,000         1,204,000
                                             -----------       -----------       -----------       -----------       -----------
         NET LOSS                            $(2,633,000)      $(1,544,000)      $(4,418,000)      $(3,281,000)      $(4,310,000)
                                             ===========       ===========       ===========       ===========       ===========
Basic and diluted net loss per share         $      (.71)      $      (.33)      $      (.52)      $      (.39)      $      (.44)
                                             ===========       ===========       ===========       ===========       ===========
Weighted-average shares outstanding            3,734,129         4,645,232         8,581,774         8,443,569         9,743,233
                                             ===========       ===========       ===========       ===========       ===========


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                    Medis Technologies Ltd. and Subsidiaries

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY


                                                 Common Stock            Additional                      Cumulative       Total
                                         ----------------------------      paid-in        Accumulated    translation   Stockholders'
                                            Shares          Dollars        capital          deficit       adjustment      Equity
                                         ------------    ------------    ------------     ------------    ----------   ------------
Balance at January 1, 1996                  3,460,000    $     35,000    $  6,102,000     $ (9,055,000)    $(62,000)   $ (2,980,000)
Net loss                                           --              --              --       (2,633,000)      62,000      (2,571,000)
Issuance of common stock in lieu of
   interest on subordinated notes             175,308           2,000         349,000               --           --         351,000
Issuance of common stock due to
   exercise of warrants                       316,902           3,000       1,264,000               --           --       1,267,000
Issuance of Medis El common stock                  --              --         947,000               --           --         947,000
Allocation of proceeds of convertible
   debt to additional paid-in capital              --              --       1,341,000               --           --       1,341,000
                                         ------------    ------------    ------------     ------------     --------    ------------

Balance at December 31, 1996                3,952,210          40,000      10,003,000      (11,688,000)          --      (1,645,000)

Net loss                                           --              --              --       (1,544,000)          --      (1,544,000)
Issuance of common stock in lieu of
   interest on subordinated notes              66,373           1,000          32,000               --           --          33,000
Issuance of common stock due to
   exercise of warrants                       638,573           6,000       2,548,000               --           --       2,554,000
Minority share of capital contribution             --              --      (1,145,000)              --           --      (1,145,000)
Acquisition of minority interest in
   Medis Inc.                               3,600,457          36,000      13,089,000               --           --      13,125,000
                                         ------------    ------------    ------------     ------------     --------    ------------

Balance at December 31, 1997                8,257,613          83,000      24,527,000      (13,232,000)          --      11,378,000

Net loss                                                                                    (4,418,000)                  (4,418,000)
Issuance of common stock                    1,150,002          11,000       4,589,000                                     4,600,000
Compensation expense                               --              --           9,000               --           --           9,000
Increase attributable to changes in
   Medis El shares outstanding                     --              --       1,549,000               --           --       1,549,000
Minority share of MTL's
   investment in Medis El                          --              --        (712,000)              --           --        (712,000)
                                         ------------    ------------    ------------     ------------     --------    ------------

Balance at December 31, 1998                9,407,615          94,000      29,962,000      (17,650,000)          --      12,406,000

Net loss                                           --              --              --       (4,310,000)          --      (4,310,000)
Issuance of common stock                      581,004           6,000       2,318,000               --           --       2,324,000
Compensation expense                                                           68,000                                        68,000
Minority share of MTL's investment
   in Medis El                                     --              --        (591,000)              --           --        (591,000)
                                         ------------    ------------    ------------     ------------     --------    ------------

BALANCE AT SEPTEMBER 30, 1999
   (UNAUDITED)                              9,988,619    $    100,000    $ 31,757,000     $(21,960,000)    $     --    $  9,897,000
                                         ============    ============    ============     ============     ========    ============


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS STATEMENT.

                    Medis Technologies Ltd. and Subsidiaries

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                           Nine months ended
                                                                   Year ended December 31,                   September 30,
                                                         -----------------------------------------    --------------------------
                                                             1996          1997           1998            1998           1999
                                                         -----------    -----------    -----------    -----------    -----------
                                                                                                           (unaudited)
Cash flows from operating activities
   Net loss                                              $(2,633,000)   $(1,544,000)   $(4,418,000)   $(3,281,000)   $(4,310,000)
   Adjustments to reconcile net loss to net cash
     used in operating activities
       Equity in net loss of unconsolidated
         subsidiaries                                        789,000             --             --             --             --
       Non-cash interest                                   1,341,000             --             --             --             --
       Depreciation and amortization                          57,000        117,000        132,000         97,000        234,000
       Amortization of intangible assets                          --        102,000      2,445,000      1,834,000      1,953,000
       Changes in accrued severance payable                       --                        33,000         23,000         15,000
       Losses of minority interest                                --     (1,584,000)    (1,105,000)      (769,000)    (1,204,000)
       Loss on sale of available-for-sale
         securities                                               --         22,000             --             --             --
       Compensation expense                                       --             --         61,000         33,000        162,000
       Write-off of foreign currency
         translation                                              --             --             --             --             --
           Adjustment                                         22,000             --             --             --             --
       Loss from sale of property and equipment                   --             --         10,000             --             --
       Charge of property and equipment and
         inventory to research and development
         expenses                                                 --             --             --             --        777,000
       Changes in operating assets and liabilities
         Accounts receivable                                      --         29,000         21,000          6,000        (64,000)
         Inventory                                                --        (78,000)       113,000         (5,000)       (47,000)
         Prepaid expenses                                         --          9,000        (43,000)       (59,000)       (82,000)
         Other assets                                         30,000             --             --             --             --
         Due to unconsolidated subsidiaries                 (500,000)            --             --             --             --
         Due to  Bar-Ilan                                   (250,000)            --             --             --             --
         Accounts payable                                         --         93,000        (42,000)       (50,000)       (26,000)
         Accrued interest and other expenses                (181,000)       222,000        134,000        175,000        187,000
                                                         -----------    -----------    -----------    -----------    -----------

           Net cash used in operating activities          (1,325,000)    (2,612,000)    (2,659,000)    (1,996,000)    (2,405,000)
                                                         -----------    -----------    -----------    -----------    -----------

Cash flows from investing activities
   Capital expenditures                                           --       (124,000)      (134,000)      (109,000)      (190,000)
   Sale of securities and short-term investments                  --        479,000             --             --        500,000
   Proceeds from sale of property, plant and equipment            --          1,000         17,000             --
   Purchases of short-term investments                            --             --       (500,000)      (500,000)            --
                                                         -----------    -----------    -----------    -----------    -----------

           Net cash (used in) provided by
               investing activities                               --        356,000       (617,000)      (609,000)       310,000
                                                         -----------    -----------    -----------    -----------    -----------

Cash flows from financing activities
   Repayment of subordinated notes payable                        --       (130,000)            --             --             --
   Repayment of long-term debt                                    --       (196,000)      (342,000)      (293,000)      (147,000)
   Proceeds from long-term debt                              650,000        240,000         45,000         45,000             --
   Proceeds from issuance of common stock -
     Medis El                                                     --             --      1,350,000      1,337,000             --
   Payment of financing fees                                                                                             (20,000)
   Proceeds from issuance of common stock                    351,000         33,000      4,600,000      2,176,000      2,324,000
   Proceeds from increase in short-term credit                    --         60,000          6,000         16,000          2,000
                                                         -----------    -----------    -----------    -----------    -----------
           Net cash provided by financing activities       1,001,000          7,000      5,659,000      3,281,000      2,159,000
                                                         -----------    -----------    -----------    -----------    -----------
           NET INCREASE (DECREASE) IN
               CASH AND CASH EQUIVALENTS                    (324,000)    (2,249,000)     2,383,000        676,000         64,000

Cash and cash equivalents at beginning of period             373,000      3,021,000        772,000        772,000      3,155,000
                                                         -----------    -----------    -----------    -----------    -----------
Cash and cash equivalents at end of period               $    49,000    $   772,000    $ 3,155,000    $ 1,448,000    $ 3,219,000
                                                         ===========    ===========    ===========    ===========    ===========

                    Medis Technologies Ltd. and Subsidiaries

                                                                                                           Nine months ended
                                                                      Year ended December 31,                September 30,
                                                             ---------------------------------------     --------------------
                                                               1996            1997           1998         1998         1999
                                                             --------        --------       --------     --------       -----
                                                                                                              (unaudited)
Supplemental disclosures of cash flow information:
    Cash paid during the period for
       Interest                                             $  297,000      $   220,000      $305,000      $   --      $ 20,000
       Income taxes                                              6,000            1,000         4,000       3,000        11,000
    Noncash investing and financing activities:
       Decrease in long-term debt through the issuance
         of common stock                                    $2,609,000      $ 2,314,000      $650,000      $   --      $     --

       Acquisition of minority interest in
         Medis Inc. (see Note C)                            $       --      $13,125,000      $     --      $   --      $     --

       Decrease in inventory through increase in
         fixed assets                                       $       --      $                $429,000      $   --      $197,000



THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                    Medis Technologies Ltd. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 1997 and 1998

NOTE A - NATURE OF BUSINESS

     Medis Technologies Ltd. (formerly Cell Diagnostics Inc.) ("MTL") is a holding company which, through its majority-owned subsidiary, Medis El Ltd. ("Medis El"), an Israeli corporation, was formed to engage in the development, clinical testing and marketing of the CellScan, a machine that was originally designed to develop diagnostic tests for cancers and other diseases. By 1997, Medis El evolved into a multi-product company as it sought out and assisted in the development of advanced technologies in a number of unrelated fields. Medis El currently owns, in whole or in part, a number of different technologies in various stages of development. Medis El's strategy is to become a greenhouse for the development of technology products to license, sell, or enter into joint ventures with large corporations. In addition to the CellScan, Medis El's technologies include the Stirling Cycle Linear System, Fuel Cells, the Toroidal Internal Combustion Engine, and the Reciprocating Electric Machine.

     CDS Distributor, Inc. ("CDS"), a Delaware corporation and a wholly-owned subsidiary of MTL, has the exclusive right to distribute the CellScan in the United States for a period expiring twelve years after FDA approval of the product. CDS also has agency rights for certain other technologies developed by Medis El. See Note J-1 and J-2 for further discussion of these distribution and agency rights.

NOTE B - SIGNIFICANT ACCOUNTING POLICIES

     1.  PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of MTL and its wholly-owned and majority-owned subsidiaries (collectively, the "Company"). All intercompany transactions and balances have been eliminated. Minority interest represents the minority shareholders' proportionate share in the equity or income of Medis El. The minority shareholders of Medis El include Israel Aircraft Industries Ltd. ("IAI"), which is also a shareholder of MTL, certain other shareholders of MTL, and owners of shares that are traded on the NASDAQ Small Cap Market.

         During the year ended December 31, 1996, MTL had accounted for its investment in Medis Inc. (and therefore Medis El) under the equity method of accounting (see Note C).

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1997 and 1998

NOTE B (CONTINUED)

     2.  CASH AND CASH EQUIVALENTS

         Cash and cash equivalents consist of cash, certificates of deposit, money market funds and highly liquid investments with a maturity of three months or less when purchased. As of December 31, 1997 and 1998, cash and cash equivalents included $114,000 and $105,000, respectively, of balances denominated in Israeli currency (NIS).

     3.  SHORT-TERM INVESTMENTS

         The Company's short-term investments are categorized as available-for-sale securities and are carried at market value. Unrealized holding gains and losses are reflected as a separate component of stockholders' equity until realized. For the purpose of computing realized gains and losses, cost is identified on a specific identification basis. As of December 31, 1997 and 1998, there were no unrealized holding gains or losses on short-term investments.

     4.  INVENTORY

         Inventory, consisting primarily of finished goods, is valued at the lower of cost or market. Cost is determined on a first-in, first-out basis.

     5.  RESEARCH AND DEVELOPMENT COSTS

         Research and development costs are charged to operations as incurred. Grants received by Medis El from the State of Israel related to CellScan research were offset against research and development costs.

     6.  REVENUE RECOGNITION

         Revenue from sales is recognized upon delivery of product to the customer.

     7.  WARRANTY COSTS

         The Company grants a one-year warranty on products sold and provides for estimated warranty costs.

     8.  USE OF ESTIMATES

         In preparing the Company's financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1997 and 1998

NOTE B (CONTINUED)

         amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     9.  FAIR VALUE OF FINANCIAL INSTRUMENTS

         Based on borrowing rates currently available to the Company for bank loans with similar terms and maturities, the fair value of the Company's long-term debt at December 31, 1997 and 1998, approximates the carrying value. Furthermore, the carrying value of all other financial instruments potentially subject to valuation risk (principally consisting of cash and cash equivalents) also approximates fair value.

   10.   TRANSLATION OF FOREIGN CURRENCIES

         The financial statements of the Company and its subsidaries have been prepared in U.S. dollars, as the dollar is the Company's functional currency.

         Non-dollar transactions and balances were remeasured into dollars in accordance with Statement of Financial Accounting Standards No. 52 ("SFAS No. 52"), "Foreign Currency Translation."

   11.   PROPERTY AND EQUIPMENT

         Property and equipment are stated at cost (net of investment grants). Depreciation is provided on the straight-line basis over the estimated useful lives of such assets. Leasehold improvements are amortized over the lives of the respective leases or useful lives of the improvements, whichever is shorter.

         The annual depreciation rates are as follows:

                                                           Annual rates
                                                           ------------
             Machinery and equipment                         10% - 33%
             Computers                                       20 - 33
             Furniture and office equipment                   7 - 15
             Vehicles                                         15%

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1997 and 1998

NOTE B (CONTINUED)

   12.   STOCK-BASED COMPENSATION

         The Company has elected to follow Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees", and related interpretations in accounting for its employee stock options. Under APB No. 25, when the exercise price of employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recorded. The Company has adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123").

   13.   INTANGIBLE ASSETS, LONG-LIVED ASSETS AND IMPAIRMENT OF LONG-LIVED
         ASSETS

         Intangible assets, consisting of acquired technology assets and goodwill, are being amortized on a straight-line basis over a five year period. The Company's policy is to review all long-lived assets and for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable, the Company will estimate the future cash flows expected to result from the use of the asset and its eventual disposition. Future cash flows are the future cash inflows expected to be generated by an asset less the future cash outflows expected to be necessary to obtain those inflows. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, the Company would recognize an impairment loss. With respect to goodwill, the Company follows the enterprise level approach, whereby the value of goodwill is compared to the value of Company as a whole. Therefore, the Company would judge a significant decline in the market value of the Company's or Medis El's common stock as an event or change in circumstances, and recognize an impairment loss on such goodwill to the extent that the market value of the equity of the Company or Medis El declines below the book value of the assets of the Company.

         Long lived assets consist of fixed assets, and intangible assets. Intangible assets, consisting of acquired technology assets and goodwill, are the property of MTL and are therefore located in the United States. Fixed assets are the property of Medis El and are located in Israel. (Reference is made to Note E).

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1997 and 1998

   14.   INTERIM FINANCIAL STATEMENTS (UNAUDITED)

         Information in the accompanying condensed consolidated financial statements for the nine months ended September 30, 1998 and 1999 is unaudited.

         The condensed consolidated financial statements as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 have been prepared in accordance with generally accepted accounting principles applicable to interim financial information and the rules and regulations promulgated by the Securities and Exchange Commission. Accordingly, such condensed financial statements do not include all of the information and footnote disclosures required by generally accepted accounting principles.

         In the opinion of the Company's management, the September 30, 1998 and 1999 unaudited interim condensed consolidated financial statements include all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of such consolidated financial statements. The results of operations for the nine months ended September 30, 1999 are not necessarily indicative of the results to be expected for the entire year.


         As of December 20, 1999, the Company believes that it has adequate cash to sustain itself for a six-month period. After that date, additional sources of funds will be necessary to sustain the Company's operations. As discussed in Note L, the Company has incurred operating losses and used cash in its operations. The Company has relied on financing activities, principally the sale of its stock, to fund its research and development activities. There can be no assurance that the Company will be able to continue to obtain such financing. To the extent that the Company is unable to acquire additional funds, it will curtail research and development of one or more of its technologies until such time as it acquires additional funds.

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1997 and 1998

NOTE B (CONTINUED)

     15.  NET LOSS PER SHARE

          The Company computes net loss per share in accordance with Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), "Earnings Per Share." Under the provisions of SFAS No. 128, basic net loss per share is computed by dividing the net loss for the period by the weighted- average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted-average number of common and common equivalent shares outstanding during the period. However, as the Company generated net losses in all periods presented, common equivalent shares, composed of incremental common shares issuable upon the exercise of warrants, are not reflected in diluted net loss per share because such shares are antidilutive.

     16.  OTHER COMPREHENSIVE INCOME

          Effective January 1, 1998, the Company adopted the provisions of Statement of Financial Accounting Standards No. 130 ("SFAS No. 130"), "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Other comprehensive income, as defined, includes all changes in equity during a period from non-owner sources. To date, the Company has not had any material transactions that are required to be reported as other comprehensive income.

     17.  RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

          In September 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 131 ("SFAS No. 131"), "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The disclosures prescribed in SFAS No. 131 are effective for the year ended December 31, 1998. The Company has determined that it does not have any separately reportable business segments.

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1997 and 1998

NOTE B (CONTINUED)

          In September 1998, the FASB issued Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities," which defines derivatives, requires that all derivatives be carried at fair value, and provides for hedge accounting when certain conditions are met. SFAS No. 133 as amended by SFAS 137 is effective for fiscal years beginning after June 15, 2000. Although the Company has not fully assessed the implications of SFAS No. 133, the Company does not believe that the adoption of this statement will have a material impact on the Company's financial position or results of operations.

     18.  RESTATEMENT OF 1996 AND 1997 FINANCIAL STATEMENTS

          The Company has restated its 1996 and 1997 financial statements.

          The 1996 restatement recorded amortization of the "in-the-money" conversion factor on long-term debt issued in August 1996. The full amortization was recorded in 1996 as the conversion feature became exercisable beginning in November 1996.

          The 1997 restatement recorded acquired intangible technology assets and goodwill in connection with the Company's acquisition of the minority interest in Medis Inc. Reference is made to Note C.

          The following table summarizes the effect of the restatements on the Company's net loss for the years ended December 31, 1996 and 1997 and the effect on the Company's accumulated deficit as of December 31, 1996 and 1997:

                                 Net loss for the year ended              Accumulated deficit
                                         December 31,                      as of December 31,
                                -----------------------------       -------------------------------
                                   1996               1997              1996               1997
                                -----------       -----------       ------------       ------------
As reported                     $(1,292,000)      $(1,442,000)      $(10,347,000)      $(11,789,000)
Effect of 1996 restatement       (1,341,000)               --         (1,341,000)        (1,341,000)
Effect of 1997 restatement               --          (102,000)                --           (102,000)
                                -----------       -----------       ------------       ------------
As restated                     $(2,633,000)      $(1,544,000)      $(11,688,000)      $(13,232,000)
                                ===========       ===========       ============       ============

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1997 and 1998

NOTE B (CONTINUED)

      19. YEAR 2000 DISCLOSURE

          The Year 2000 issue relates to limitations in computer systems and applications that may prevent proper recognition of the Year 2000. The potential effect of the Year 2000 issue on the Company's third party vendors will not be fully determinable until the Year 2000 and thereafter. If Year 2000 modifications are not properly completed by such entities with which the Company conducts business, the Company's ability to continue its research and development activities could be adversely impacted.

NOTE C - MINORITY INTEREST AND ACQUISITION OF MINORITY INTEREST

     For the period from January 1, 1996 through December 15, 1997, MTL owned 60% of Medis Inc. while IAI owned 40% of Medis Inc. Through a shareholders' agreement in effect during that time, control of Medis Inc. was shared as the board of directors of Medis Inc. and Medis El each consisted of six directors, of which three were designated by MTL and three were designated by IAI. As neither party had control of Medis Inc., MTL had accounted for its investment in Medis Inc. (and therefore Medis El) under the equity method of accounting.

     As of December 15, 1997, MTL acquired IAI's 40% interest in Medis Inc., for aggregate consideration of 3,600,457 shares of MTL stock. As this was an acquisition of a minority interest, the Company accounted for this transaction using purchase accounting. The purchase price was valued based on the value of Medis Inc.'s investment in Medis El, using the quoted market price of Medis El shares as of December 15, 1997. The aggregate purchase price was valued at $13,125,000. Acquired intangible technology assets, consisting primarily of patents, know-how and other technology-related assets, aggregated $3,002,000, of which $2,814,000 related to the CellScan technology. Goodwill, which represented the excess of the purchase price over the value of the acquired tangible and intangble technology assets, aggregated $9,225,000. Intangible assets, including goodwill, are being amortized over a five-year period. The operations of Medis Inc. and Medis El are included in results of operations of the Company from the date of acquisition.

     At December 31, 1997 and 1998, the Company reported minority interest in the balance sheet of $1,584,000 and $1,105,000, respectively. For financial reporting purposes, the assets, liabilities, and earnings of Medis El are consolidated in MTL's financial statements, and the minority investors' interest in Medis El has been recorded as "Minority interest" in the balance sheet.

     At December 31, 1997, MTL owned 100% of the common stock of Medis Inc., which in turn owned 6,250,000 shares, or 67.02%, of Medis El. The minority shareholders (including public shareholders) owned 32.98% of Medis El's common stock.

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1997 and 1998

NOTE C (CONTINUED)

     At December 31, 1998, MTL owned 100% of the common stock of Medis Inc., which in turn owned 5,925,000 shares, or 58.87%, of Medis El. Additionally, MTL owned 400,000 shares of Medis El, or an additional 3.97%. The minority shareholders (including public shareholders) owned 37.16% of Medis El's common stock.

     The following unaudited pro forma consolidated results of operations for the year ended December 31, 1997 assumes that the acquisition of the minority interest of Medis Inc. had occurred on January 1, 1997. The pro forma data is for informational purposes only and may not necessarily reflect results of operations as if the acquisition had occurred on January 1, 1997.

             Revenues                                         $      --
                                                               ==========
             Net loss                                         $(4,598,000)
                                                               ==========
             Basic and diluted
                 loss per share                                    $(.57)
                                                               ==========
             Shares used in calculation of basic
                 and diluted loss per share                    8,077,997
                                                               ==========

NOTE D - INVENTORIES

     Inventories at December 31, 1997 include eight CellScan machines. All of such machines were designated by management as held for sale.

     Inventories at December 31, 1998 include three CellScan machines that management designated as held for sale because the Company made certain improvements to such machines and believed that it would be able to sell such machines. There can be no assurance that such machines will actually be sold during the next twelve months. The remaining five machines were included in property and equipment as they were intended to be used as a marketing tool to demonstrate and promote the CellScan technology.

     During the three months ended March 31, 1999, the Company reclassified three CellScans with a total cost of $197,000 from inventory to property and equipment. This treatment, which resulted in all of the Company's CellScans being classified as property and equipment, is consistent with the Company's use of all its CellScans as a marketing tool to demonstrate and promote the CellScan technology.

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1997 and 1998

NOTE D - (CONTINUED)

     On June 30, 1999, the Company charged the eight CellScan machines that were included in property and equipment with a net book value of $522,000 to research and development expense. On the same date, the Company also charged its inventory of cell carriers and antigens, used in connection with CellScan diagnosis and research and Neuritors, a technology that the Company is no longer developing or selling, aggregating $255,000 to research and development expense. This treatment reflects management's decision to use the CellScan in developing and testing new applications. Depreciation expense on the Company's CellScans during the nine months ended September 30, 1999, which was charged to selling, general and administrative expense, amounted to $104,000.

NOTE E - PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                            December 31,
                                                     ---------------------------
                                                      1997               1998
                                                     -------          ----------
      Machinery and equipment                       $341,000         $   776,000
      Computers                                      150,000             174,000
      Furniture and office equipment                  80,000              84,000
      Vehicles                                       146,000             154,000
      Leasehold improvements                         114,000             156,000
                                                     -------          ----------
                                                     831,000           1,344,000

      Less accumulated depreciation                  375,000             484,000
                                                     -------          ----------
      Property and equipment - net                  $456,000         $   860,000
                                                     =======          ==========

     Machinery and equipment at December 31, 1998 includes five CellScan machines (Reference is made to Note D).

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1997 and 1998

NOTE F - INTANGIBLE ASSETS

     Intangible assets consist of the following at December 31:

                                                   1997                 1998
                                                -----------          -----------
CellScan technology assets                      $ 2,814,000          $ 2,814,000
Neuritor technology assets                          188,000              188,000
Goodwill                                          9,225,000            9,225,000
                                                -----------          -----------
                                                 12,227,000           12,227,000
Accumulated amortization                            102,000            2,547,000
                                                -----------          -----------
                                                $12,125,000          $ 9,680,000
                                                ===========          ===========


     In connection with management's decision as of June 30, 1999 to no longer develop or sell the Neuritor technology, management determined that an event or change in circumstances had occurred that indicated that the acquired technology assets relating to the Neuritor were impaired. Therefore, the Company charged the remaining unamortized balance relating to such technology (or an additional $128,000) to amortization of intangible assets. Such amount represents the write-off of such impaired technology assets.


NOTE G - LONG-TERM DEBT

     Long-term debt consists of the following at December 31:

                                                      1997              1998
                                                   -----------        ---------
Bank debt - Israel                                 $   491,000        $ 300,000
Subordinated notes payable                              45,000               --
Bank loan                                               55,000               --
Senior exchangeable subordinated notes                 650,000               --
                                                   -----------        ---------
                                                     1,241,000          300,000
Less current portion                                  (903,000)        (204,000)
                                                   -----------        ---------
                                                   $   338,000        $  96,000
                                                   ===========        =========

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1997 and 1998

NOTE G - (CONTINUED)

     BANK DEBT - ISRAEL

     Bank Debt - Israel represents Medis El's borrowings of bank loans that are linked to the dollar, which bear interest at the LIBOR plus 2.4% to 2.6% per annum and are guaranteed by the State of Israel. Such loans are collateralized by all of the assets of Medis El.

     SUBORDINATED NOTES

     The subordinated notes were issued as part of the initial stock offerings to MTL shareholders in July 1992 and November 1993. As of December 31, 1997, approximately $45,000 of such subordinated notes were outstanding which were repaid in September 1998.

     SENIOR EXCHANGEABLE SUBORDINATED NOTES

     In August 1996, the Company issued $650,000 of outstanding senior exchangeable subordinated notes to certain of its stockholders. The notes bore interest at a rate of prime plus 2% payable semiannually. The notes were exchangeable, beginning in November 1996, for shares of Medis El at $2 per share. Since the market price of Medis El stock was greater than the conversion price on the date of issuance, the Company restated its 1996 financial statements to reflect additional interest expense for $1,341,000 to amortize the "in-the-money" conversion factor. (See Note B-18.)

     In March 1998, the holders of the senior exchangeable subordinated notes exchanged such notes for 325,000 shares of Medis El common stock that were held by MTL's wholly-owned subsidiary, Medis, Inc.

     BANK LOAN

     At December 31, 1997, the Company had a bank loan outstanding for $55,000. An additional $45,000 was borrowed in January 1998. The total outstanding balance of $100,000 was repaid in September 1998. Such loan bore interest at the prime rate.

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1997 and 1998

NOTE G - (CONTINUED)

     The aggregate maturities of long-term debt are as follows:


                  Year ended December 31,
                      1999                               $204,000
                      2000                                 86,000
                      2001                                  7,000
                      2002                                  3,000
                                                         --------
                                                         $300,000
                                                         ========

NOTE H - STOCKHOLDERS' EQUITY

     1.  MEDIS TECHNOLOGIES LTD.

         In March 1998, the Company offered its existing shareholders the opportunity to acquire 216,667 units at a price of $12 per unit, each unit consisting of three shares of MTL common stock and one warrant to purchase one share of MTL common stock at an exercise price of $5.00 per share. In September 1998, 181,426 units were issued to existing shareholders for approximately $2,177,000. The proceeds were used to repay a $2,000,000 subordinated note due to Medis El, and the outstanding subordinated notes and bank loan.

         In November 1998, the Company offered an additional 176,908 units with the same terms and conditions as the units mentioned above. The proceeds of this offering were approximately $2,123,000. These proceeds were used to purchase an additional 400,000 shares of Medis El for $2,000,000 and to pay interest of $300,000 due on the note which had already been paid. In December 1998, the Company sold an additional 25,000 units with the same terms and conditions as mentioned above. The aggregate proceeds were $300,000.

         In March 1998, as consideration for providing guarantees on Company debt, the Company granted a total of 100,000 warrants to purchase 100,000 shares of the Company's common stock exercisable at $5.00 per share to two officers. Additionally, during 1998, 50,000 warrants were issued to a nonemployee consultant.

         The Company recorded approximately $9,000 of compensation expense relating to the above grants, which represented management's estimate of the fair value of such warrants. The fair value of such warrants was estimated using a Black-Scholes methodology and a 5% risk-free interest rate and a 10% volatility.

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1997 and 1998

NOTE H - (CONTINUED)

2.       MEDIS TECHNOLOGIES LTD. WARRANTS

         MTL warrants outstanding are summarized below:

                                                                             Weighted-
                                                                              average
                                                                             exercise
                                                        Shares                price
                                                      ---------            -----------
Balance at January 1, 1996                            1,460,000            $3.00-$5.00

Exercised                                              (316,902)           $4.00
Cancelled                                                    --
                                                      ---------
Balance at December 31, 1996                          1,143,098            $3.00-$5.00

Exercised                                              (638,573)           $4.00
Cancelled                                               (15,000)           $3.00-$5.00
                                                      ---------
Balance at December 31, 1997                            489,525            $5.00

Granted                                                 533,334            $5.00
Exercised                                                    --
Cancelled                                               (11,762)           $5.00
                                                      ---------
BALANCE AT DECEMBER 31, 1998                          1,011,097            $5.00
                                                      =========

3.       MEDIS EL

         In January 1998, Medis El sold 300,000 shares in a private placement, to an existing shareholder for aggregate net proceeds of $1,334,000. The Company recorded a gain on the issuance of these shares of approximately $796,000, which is reflected as additional paid-in capital.

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1997 and 1998

NOTE H - (CONTINUED)

     4.  MEDIS EL SHARE OPTION PLAN

         In October 1993, the Board of Directors of Medis El adopted a share option plan (the "Share Option Plan") pursuant to which 500,000 shares were reserved for issuance upon the exercise of options to be granted to key employees and consultants of Medis El. The Share Option Plan is administered by the Board of Directors, which designates the quantities, dates and prices of the options granted. Unless otherwise determined by the Board of Directors, the exercise price of options will be the market price of the Ordinary Shares on the date of grant.

         Options granted under the Share Option Plan will expire after a four-year period, but will be exercisable only after the second anniversary of the grant date and then only if the option holder is still an employee or consultant of Medis El. The options are exercisable in full, two years after the date of grant. On January 21, 1998, the Board of Directors extended the expiration date of the options issued on February 14, 1994, for an additional one-year period until February 14, 1999. The extension pertains only to options held by persons who were in the employ of Medis El on the date the extension was adopted.

         On March 19, 1996, the Board of Directors of Medis El granted options to purchase Medis El's shares under the share option plan adopted in October 1993 (see details of issuance below). Pursuant to the grant, employees, directors, and a consultant of Medis El received 164,100 options (of which 60,000 were granted to directors and 3,300 were granted to a consultant) which are convertible into shares on a one-to-one ratio at the market price on the date of the grant ($0.5625).

         On May 3, 1998, the Board of Directors of Medis El granted options to purchase Medis El's shares under the Share Option Plan adopted in October 1993 (see details of issuance below). Pursuant to the grant, certain employees, a director, and a consultant of Medis El received 119,000 options (of which 50,000 were granted to a director) which are convertible into shares on a one-to-one ratio at $7.20, which was 80% of the market price on the date of the grant ($9.00).

         On November 4, 1998, the Board of Directors of Medis El granted options to purchase Medis El's shares under the Share Option Plan adopted in October 1993 (see details of issuance below). Pursuant to the grant, the executive vice-president of Medis El received 30,000 options which are

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1997 and 1998

NOTE H (CONTINUED)

         convertible into shares on a one-to-one ratio at $6.00. The market price on the date of the grant was $7.188.

         The following table summarizes Medis El's option plan activity for the three years ended December 31, 1998:

                                                                         Weighted-
                                                          Number          average
                                                           of             exercise
                                                         options           price
                                                        -------           -------
Balance at January 1, 1996                               87,950            $7.42

Granted                                                 164,100             0.56
Cancelled                                                (7,300)            0.56
                                                        -------

Balance at December 31, 1996                            244,750             3.03

Cancelled                                                (9,000)            0.56
                                                        -------

Balance at December 31, 1997                            235,750             3.12

Granted                                                 196,400             7.07
Exercised                                               (29,650)            0.66
Cancelled                                               (87,950)            7.42
                                                        -------
Balance at December 31, 1998                            314,550             4.61
                                                        =======

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1997 and 1998

NOTE H (CONTINUED)

         Outstanding Share Option Plan activity is summarized as follows:

                                                                                                     Number of options
                                         Exercise                                            -------------------------------
                   Issue Date              Price       Issued     Exercised     Cancelled    Outstanding           Expires
                -----------------       -----------------------------------     ---------    -----------         -----------
             February 14, 1994           $7.42        143,150                   (143,150)                   February 14, 1998
             August 30, 1996              0.5625       89,700      (26,650)      (14,900)      48,150 (1)   August 30, 2000
             November 28, 1996            0.5625       11,100       (2,500)       (1,400)       7,200       November 28, 2000
             December 2, 1996             0.5625       63,300                                  63,300 (2)   December 2, 2000
             February 14, 1998            7.42         47,400         (500)                    46,900 (1)   February 14, 1999
             July 1, 1998                 7.20        105,000                                 105,000 (3)   July 1, 2002
             November 5, 1998             7.20         14,000                                  14,000       November 5, 2002
             November 4, 1998             6.00         30,000                                  30,000 (4)   November 4, 2002

         (1) Including to the executive vice president of Medis El - 27,500 options
         (2) Including to directors of Medis El - 60,000 options
         (3) Including to officers and directors of Medis El - 100,000 options
         (4) All issued to the executive vice president of Medis El

         Compensation costs charged to operations which Medis El recorded for options granted below the fair market value at the date of grant were $23,000 in 1998. Compensation expense was determined by calculating the difference between the exercise price and the fair market value of such options on the date of grant. The expense is charged to operations over the vesting period of such options.

     4.  EFFECT OF SFAS NO. 123 ON MEDIS EL SHARE OPTIONS

         Pro forma information regarding net income and earnings per share is required by SFAS No. 123, "Accounting for Stock-Based Compensation," and has been determined as if the Company had accounted for Medis El's stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes Option Valuation model with the following weighted-average assumptions for 1996 and 1998:


                                                           Medis El            Medis El
                                                           options             options
                                                             1996                1998
                                                         -------------       ----------
           Dividend yield                                    0%                  0%
           Risk-free interest rate                           6.67%               5.00%
           Volatility factor                                 0.31                0.10
           Expected life in years
               after vesting period                          2                   1 - 2


                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1997 and 1998

NOTE H (CONTINUED)

         The Black-Scholes option valuation model was developed for use in estimating the fair value of the traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because Medis El's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimates, in management's opinion, existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

         For purposes of pro forma disclosure, the estimated fair value of the options is amortized as an expense over the options' vesting period. The Company's pro forma information is as follows:


                                                                           Year ended December 31,
                                                              -----------------------------------------------------
                                                                 1996                 1997                1998
                                                              ------------         ------------        ------------
           Loss for the year as reported                      $(2,633,000)         $(1,544,000)        $(4,418,000)
           Pro forma loss                                      (2,677,000)          (1,785,000)         (4,592,000)
           Weighted-average fair value of
               Medis El options granted
               during the year                                     $7.13                                    $1.89


         The total compensation expense for employees included in the pro forma information for 1996, 1997 and 1998 is $44,000, $144,000 and $174,000,
         respectively.

NOTE I - COMMITMENTS AND CONTINGENCIES

     1. CELLSCAN LICENSE - Medis El acquired the rights to the CellScan in August 1992 by assignment from IAI of a license from Bar Ilan University to IAI. Medis El paid IAI $1,000,000 in consideration of the assignment of the license and for certain tooling and equipment. The license is a perpetual worldwide license to develop, manufacture and sell the CellScan, and to sublicense the right to manufacture and sell the device. The license includes all rights to the University's CellScan patents, know-how and inventions including any subsequently acquired, and all improvements thereto. Medis El is obligated to pay the University a royalty for a twenty-year period beginning in 1995. For the first ten years, the royalty is at the rate of 6.5% of proceeds of sales (after deducting sales commissions and other customary charges) and 4.5% on any fees received from granting territorial rights. The royalty for the second ten-year period is 3.5% on all revenues. In addition to such royalty payments, the Company is required to grant $100,000 to the University during the first year that the Company's after-tax profits exceed $300,000. No royalties were required to be paid during the three years ended December 31, 1998.

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1997 and 1998

NOTE I (CONTINUED)

     2. OTHER ROYALTIES - In consideration of grants by the State of Israel, Medis El is obligated to pay royalties of 3% of sales of products developed with funds provided by the State of Israel until the dollar-linked amount equal to the grant payments received by Medis El is repaid in full. All grants received from the State of Israel related to the CellScan and Neuritor technologies. Total grants received, net of royalties paid as of December 31, 1998, aggregate $2,576,000, which includes those received by IAI relating to such technologies of $805,000. No royalties were required to be paid during the three years ended December 31, 1998.

     3. LEASE COMMITMENTS - MTL's office space is provided to MTL for an annual rental fee of approximately $24,000, by a company, which is controlled by the Chairman of the Board and the President of MTL.

         Medis El has two leases for office space, laboratory and manufacturing facilities. One lease terminates on December 31, 1999, with options to renew such lease through December 31, 2001 and provides for annual aggregate rental payments of approximately $64,000. The second lease, which has an initial term through November 1999, with two one-year options to extend the lease through November 2001, provides for annual aggregate rentals of approximately $89,000.

     4. LITIGATION - An action was filed in 1998, in the Supreme Court of the State of New York, entitled CellScan Argentina SA v. Medis El Ltd., et al. where the plaintiff claims that Medis El defrauded it into entering into a 1993 distribution agreement and in its attendant purchase of a Cell-Scan machine. The plaintiff seeks $10,000,000 in damages including punitive damages. The Company has answered the complaint and has filed counterclaims against the plaintiff for $3,145,000 arising from the plaintiff's failure to purchase additional machines from the Company, as was required by the distribution agreement. The Company intends to vigorously defend its position and pursue its counterclaims. Reference is made to Note M-7 and M-10.

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1997 and 1998

NOTE I (CONTINUED)

     5. OTHER AGREEMENTS - In December 1998, Medis El entered into a Technology Development Agreement with a large multinational corporation pursuant to which such corporation paid Medis El in January 1999, $100,000 for a right of first refusal to obtain exclusive rights to use the stirling cycle and other technology in its field of business and an additional $100,000 to assist in the development of the stirling cycle technology for use in its field of business, which the Company recorded as a credit to research and development expense during the nine months ended September 30, 1999.

NOTE J - RELATED PARTY TRANSACTIONS

     1. CELLSCAN DISTRIBUTION AGREEMENT - Medis El and CDS have entered into an agreement, whereby CDS has the sole distribution rights to the CellScan in the United States continuing for a period of twelve years after FDA approval of the product, but is subject to termination in the event that certain annual performance criteria are not met. CDS is obligated to pay the first $1,500,000 of costs to obtain FDA approval, Medis El is obligated to pay the next $500,000 and is obligated to loan CDS the next $500,000 which will be repaid only if CellScan receives FDA approval. In the event that the distribution agreement is transferred by CDS to a third party for consideration, Medis El will be entitled to receive a pro rata portion of such consideration (based on the share it bore of all FDA costs) to the extent required to repay the loan it granted to the distributor, referred to above.

     2. EXCLUSIVE AGENCY AGREEMENTS - In July 1998, Medis El entered into an Exclusive Agency Agreement with CDS. Under such agreement, CDS would coordinate all licensing arrangements between the Company and third parties within North America in respect of the Company's linear technologies. In exchange, CDS would be entitled to receive a fee equal to 10% of all royalties payable to the Company under the specific license agreements for the first ten years of such agreement and 5% of the royalties thereafter. Additionally, on October 26, 1998, the Board of Directors authorized Medis El to enter into an Exclusive Agency Agreement with CDS with respect to Medis El's other technologies. The agreement would be on terms similar to the agreement for linear technologies described above, and is subject to approval at a general meeting of the shareholders of Medis El. In January 1999, Medis El paid CDS $20,000, which represented the royalty due to CDS for negotiating the agreement with the large multinational corporation mentioned in Note I-5.

     3. OTHER RELATED PARTY TRANSACTIONS - Medis El is required to utilize IAI as its initial outside manufacturing source for products to be manufactured by Medis El which IAI is capable of producing at competitive prices and, if IAI is unable to satisfy Medis El's requirement at such prices, Medis El is required to seek other Israeli sources. Only after exhausting these two options, may Medis El then have recourse to non-Israeli sources.

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1997 and 1998

NOTE J (CONTINUED)

     4. INSURANCE - Medis El is presently included as an additional insured party on IAI's product and third party liability insurance policy.

     5. EMPLOYMENT AGREEMENT - Medis El had a one-year employment agreement with its executive vice president, which terminated on September 30, 1998. Under the agreement, he received an annual base salary of approximately $109,000. In September 1999, the Company and the executive vice president signed a one-year employment agreement, which became effective on October 1, 1998, which provides the executive vice president an annual base salary of $120,000.

     6. BOARD MEMBERS - Medis Inc. has a Board of Directors consisting of six members, three of which are designated by MTL and three by IAI. Medis El has a Board currently composed of six Directors, three of which are designated by MTL and three by IAI. One of the founding stockholders of MTL is the Chairman of the Board of Medis El, the Chairman of the Board, Chief Executive Officer, and Secretary of MTL and President and Chief Executive Officer of Medis Inc. He receives an annual salary of $100,000 paid by Medis El. The other founding shareholder is a Director of Medis El, Vice President of Medis Inc. and President, Treasurer and a Director of MTL.

NOTE K - INCOME TAXES

     The following represents the components of the Company's pre-tax losses for each of the three years in the period ended December 31, 1998.


                                                                                     Year ended December 31,
                                                                         ------------------------------------------------
                                                                            1996               1997              1998
                                                                         ------------      ------------      ------------

          Domestic                                                       $(1,844,000)      $  (481,000)      $(2,556,000)
          Foreign                                                           (789,000)       (1,063,000)       (1,862,000)
                                                                         ------------       -----------       -----------

                                                                         $(2,633,000)      $(1,544,000)      $(4,418,000)
                                                                         ============      ============      ============


                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1997 and 1998

NOTE K (CONTINUED)

     The Company files a consolidated Federal income tax return, which includes MTL, Medis Inc., and CDS. At December 31, 1998, the Company has a net operating loss ("NOL") carryforward for United States Federal income tax purposes of approximately $4,035,000, expiring as follows:

                           2007                             $   210,000
                           2008                                 897,000
                           2009                                 684,000
                           2010                                 657,000
                           2011                               1,115,000
                           2012                                 370,000
                           2013                                 102,000
                                                             ----------

                                                             $4,035,000
                                                             ==========


     Pursuant to United States Federal income tax regulations, the Company's ability to utilize this NOL may be limited due to changes in ownership, as defined in the Internal Revenue Code, which may include the acquisition of the minority interest in Medis Inc. as discussed in Note C.

     The Company, through Medis El, has net operating losses, for Israeli tax purposes, aggregating approximately $19,000,000, which, pursuant to Israeli tax law, do not expire.

     Deferred income tax assets arising from NOL carryforwards have been reduced to zero through a valuation allowance. The Company continually reviews the adequacy of the valuation allowance and will recognize deferred tax assets only if a reassessment indicates that it is more likely than not that the benefits will be realized.

     Medis El is an Israeli corporation and is subject to income taxes under the relevant Israeli tax law. Medis El has been issued a certificate of approval as an "Approved Enterprise," which allows Medis El to have lower tax rates under Israeli tax law. Such rates include a corporate tax on income at a rate of 20% and a tax rate on distributed dividends of 15%. These benefits may be in force through at least 2006.

     No tax expense has been recorded in the financial statements of the Company, as the Company has a loss in the current year, in each tax-paying jurisdiction.

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1997 and 1998

NOTE K (CONTINUED)

     Temporary differences that give rise to deferred tax assets are as follows


                                                                                  December 31,
                                                                          ------------------------------
                                                                             1997              1998
                                                                          ------------      ------------
         Net operating loss carryforwards - United States                 $ 1,649,000       $ 1,691,000
         Net operating loss carryforwards - other                           6,277,000         6,839,000
         Other                                                               (350,000)         (544,000)
                                                                           ----------       -----------

                                                                            7,576,000         7,986,000

         Valuation allowance                                               (7,576,000)       (7,986,000)
                                                                           ----------        ----------

                  Deferred tax assets, net of valuation

                     allowance                                            $    -             $    -
                                                                          ============       ==========



     A reconciliation of the income tax benefit computed at the United States Federal statutory rate to the amounts provided in the financial statements is as follows:

        Income tax benefit computed at Federal statutory rate                                   $(668,000)
        Effect of foreign income taxes                                                            258,000
        Change in valuation allowance                                                             410,000
                                                                                                 ---------

                                                                                                $    -
                                                                                                ==========


NOTE L - LIQUIDITY

     Since inception, the Company has incurred operating losses and has used cash in its operations. Accordingly, the Company has relied on financing activities, principally the sale of its stock, to fund its research and development activities. The Company believes this dependence will continue unless it is able to successfully develop and market its technologies. However, there can be no assurance that the Company will be able to continue to obtain financing or successfully develop and market its technology.

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1997 and 1998

NOTE M - SUBSEQUENT EVENTS

     1. During the nine months ended September 30, 1999, the Company issued an aggregate of 193,668 units (of which 25,000 were to IAI) with the same terms as those issued in 1998. Proceeds from such issuances aggregated approximately $2,324,000. The purpose of the issuance of such units was to generate additional cash to purchase shares of Medis El in order to fund the research and development activities of Medis El and for the Company's working capital.

     2. On May 19, 1999, the Company purchased an additional 318,181 shares of Medis El for $1,750,000.

     3. On June 8, 1999, the Company extended the expiration date of its outstanding warrants which were scheduled to expire on January 1, 2000, June 30, 2000 and December 31, 2000 through June 30, 2002.


     4. The Company intends to file a Registration Statement with the Securities and Exchange Commission to register additional shares (to a maximum of 5,249,580) to be issued in exchange for outstanding shares of Medis El that are tendered (the "Exchange Offer"). Such transaction is subject to the terms discussed in the Registration Statement. The Company intends to issue 1.37 of its shares for each share of Medis El that is tendered. The Exchange Offer will not be consummated unless a minimum of 1,174,013 shares (or 80% of the outstanding shares of Medis
         El) are tendered. Additionally, the Company intends to file an additional registration statement to register approximately 8.3 million of its outstanding shares.


     5. During the nine months ended September 30, 1999, Medis El issued an additional 56,150 shares upon exercise of stock options by employees.

     6. In 1999, the Board of Directors of Medis El extended options scheduled to expire on February 14, 1999 for those persons still in the employ of Medis El (43,600 options) for another year to February 14, 2000.


     7. In June 1999, Medis El reached an agreement with the Peruvian company ("Peru") which owns a CellScan machine, whereby, in consideration of Medis El upgrading the CellScan system at its cost, Peru relinquished any future claims against Medis El, except for an option to require Medis El to repurchase the CellScan system for $100,000. Such option, expires on January 15, 2000. As of December 20, 1999, Peru has not exercised such option.


     8. On July 13, 1999, the Company's Board of Directors approved the 1999 Stock Option Plan, and reserved 1,000,000 shares of common stock for issuance as stock options or stock appreciation rights pursuant to the plan.

                    Medis Technologies Ltd. and Subsidiaries

                           December 31, 1997 and 1998

NOTE M (CONTINUED)

     9. On November 2, 1999, the Company granted to employees and consultants options to purchase 450,000 shares of common stock at $2.93 per share or 80% of the fair market value on the date of grant. Such options have a two-year life, and vest immediately. The Company will recognize compensation expense on the employee options in an amount equal to the difference between the exercise price and the fair market value on the date of grant. The Company will recognize expense equal to the fair market value of the options granted to non-employee consultants. The expense, which the Company estimates will be $290,000 based on the market price of Medis El shares on November 2, 1999, will be charged to operations during the fourth quarter of 1999.


     10. In November 1999, Medis El entered into a settlement agreement with an Argentinian company ("Argentina") to dismiss with prejudice an action pending in the Supreme Court of the State of New York, County of New York, entitled CELLSCAN ARGENTINA, S.A. V. MEDIS EL LTD., ET AL.
         This action arose from a 1993 distribution agreement and a related purchase of a CellScan machine. Argentina sought an aggregate of $10,000,000 in compensatory and punitive damages. The settlement requires Medis El to purchase back from Argentina its CellScan for $100,000, issue 60,000 of Medis El's ordinary shares to Argentina and issue warrants to purchase 30,000 of Medis El's ordinary shares for $5.00 per share, expiring two years from the date of the warrant. Medis El will record a charge to expense in the fourth quarter of 1999 for this settlement, which will consist of the $100,000 cash payment plus $438,000, which represents the fair market value of the Medis El shares and warrants on the date of grant. The fair value of the warrants was estimated using a Black-Scholes valuation model and assumptions consistent with those used at December 31, 1998.


         The settlement agreement also includes irrevocable options that MTL and Argentina grant to each other. If the Exchange Offer is not consummated by January 3, 2000, Argentina may require MTL to purchase its shares at $6.00 per share provided that it may not sell more than an aggregate of 3,000 shares within five trading days and not more than aggregate of 12,000 shares in a period of 20 trading days. Additionally, MTL may require Argentina to sell its shares to MTL for a price of $6.00 subject to the above trading restrictions.

                                    * * * * *

                    Medis Technologies Ltd. and Subsidiaries

              UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                    September 30, 1999 and December 31, 1998

      The following unaudited pro forma consolidated balance sheet as of September 30, 1999 gives effect to the exchange offer proposed by this Registration Statement (1) as if 100% of the outstanding shares of Medis El had been tendered and (2) as if 80% of the outstanding shares of Medis El had been tendered, in both cases, as if they had occurred on September 30, 1999. The following unaudited pro forma consolidated statements of operations for the year ended December 31, 1998 and for the nine months ended September 30, 1999, give effect to the exchange offer proposed by this Registration Statement (1) as if 100% of the outstanding shares of Medis El had been tendered and (2) as if 80% of the outstanding shares of Medis El had been tendered, in both cases, as if they had occurred at the beginning of each year presented. The exchange offer proposed by this registration statement represents the Company's acquisition of the shares held by minority shareholders of Medis El.

      The pro forma adjustments are based on available information and certain assumptions that management believes are reasonable. The unaudited pro forma consolidated financial statements and the notes thereto should be read in conjunction with the consolidated financial statements and the notes thereto. The unaudited pro forma financial information does not purport to represent the financial condition or results of operations of the Company after such transaction nor does it purport to project the financial condition or results of operations of the Company as of any future date or for any future period.

                    Medis Technologies Ltd. and Subsidiaries

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                  ASSUMING 100% OF MEDIS EL SHARES ARE TENDERED

                               September 30, 1999


                                                                                     Pro forma
                                                               Actual                Adjustments            Pro forma
                                                             --------------         ---------------       -------------
                        ASSETS

 Current assets:

    Cash and cash equivalents                                 $  3,219,000                                 $  3,219,000
    Accounts receivable                                            130,000                                      130,000
    Prepaid expenses                                               135,000                                      135,000
                                                              -------------                                ------------

    Total current assets                                         3,484,000                                    3,484,000

 PROPERTY AND EQUIPMENT, net                                       491,000                                      491,000

 INTANGIBLE ASSETS, net                                          7,727,000           $21,900,000 (a)         29,627,000
                                                              -------------          ---------------       ------------

                                                              $ 11,702,000           $21,900,000           $ 33,602,000
                                                              =============          ===============       ============

            LIABILITIES AND STOCKHOLDERS'
              EQUITY

 Current liabilities
    Current portion of long-term debt                         $    143,000                                $     143,000
    Accounts payable                                                87,000                                       87,000
    Accrued expenses and other current liabilities                 549,000                                      549,000
                                                              -------------                               -------------

    Total current liabilities                                      779,000                                      779,000

 LONG-TERM DEBT                                                     12,000                                       12,000

 OTHER LONG-TERM LIABILITIES                                        76,000                                       76,000
                                                              -------------                               -------------

    Total  liabilities                                             867,000                                      867,000

 MINORITY INTEREST IN SUBSIDIARY                                   938,000           $ (938,000) (a)               -

 COMMITMENTS AND CONTINGENCIES

 STOCKHOLDERS' EQUITY

     Common stock                                                  100,000                52,000 (a)            152,000
     Additional paid in capital                                 31,757,000            23,170,000 (a)         54,927,000
     Accumulated deficit                                       (21,960,000)             (384,000)          (22,344,000)
                                                              -------------          ---------------       ------------

     Total stockholders' equity                                  9,897,000            22,838,000             32,735,000
                                                              -------------          ---------------       ------------

                                                              $ 11,702,000           $21,900,000           $ 33,602,000
                                                              =============          ===============       ============

                    Medis Technologies Ltd. And Subsidiaries

             NOTE TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                  ASSUMING 100% OF MEDIS EL SHARES ARE TENDERED

                               September 30, 1999

(a) Adjustment to reflect the excess of purchase price over assets acquired upon completion of this exchange offer assuming that 100% of the shares of Medis El or 3,831,810 shares are tendered in the exchange offer. The assumed market price for such shares is $6.0625, which was the quoted market price of Medis El shares on September 30, 1999. The Company has allocated the excess of purchase price over net assets acquired to in-process research and development to be written off on the date of acquisition ($384,000), acquired technology assets ($5,735,000), and goodwill ($16,165,000). The Company intends to amortize the acquired technology assets over their remaining useful lives of three years and the goodwill over a five-year period. The adjustment also eliminates the minority interest of Medis El, as it is assumed to be settled upon completion of this transaction.

                    Medis Technologies Ltd. and Subsidiaries

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  ASSUMING 100% OF MEDIS EL SHARES ARE TENDERED

                      Nine months ended September 30, 1999


                                                                                       Pro forma
                                                                 Actual                Adjustments          Pro forma
                                                              -----------             --------------       ------------
  Operating expenses

     Research and development costs, net                      $ 2,281,000                                  $ 2,281,000
     Selling general and administrative
       Expenses                                                 1,382,000                                    1,382,000
     Amortization of intangible assets                          1,953,000             $ 3,859,000 (a)        5,812,000
                                                              -----------             ---------------      ------------

     Total operating expenses                                   5,616,000               3,859,000            9,475,000
                                                              -----------             ---------------      ------------

     Loss from operations                                      (5,616,000)             (3,859,000)          (9,475,000)

 Other income (expenses)

    Interest and other income                                     120,000                                      120,000
    Interest expense                                              (18,000)                                     (18,000)
                                                             -------------           ----------------      ------------

                                                                  102,000                                      102,000
                                                             -------------           ----------------      ------------

     Loss before minority interest                             (5,514,000)             (3,859,000)          (9,373,000)



 Minority interest in losses of subsidiaries                    1,204,000              (1,204,000) (a)           -
                                                             -------------           -----------------     ------------

   NET LOSS                                                   $(4,310,000)            $(5,063,000)         $(9,373,000)
                                                             =============           =================     ============

Basic and diluted net loss per share                               $(.44)                                        $(.63)
                                                             =============                                 ============

Weighted average shares outstanding                             9,743,233                                   14,992,813
                                                             =============                                 ============

                    Medis Technologies Ltd. and Subsidiaries

                    NOTE TO UNAUDITED PRO FORMA CONSOLIDATED
                        STATEMENT OF OPERATIONS ASSUMING

                      100% OF MEDIS EL SHARES ARE TENDERED

                      Nine months ended September 30, 1999

(a) Adjustment to reflect the amortization of the excess of purchase price over assets acquired upon completion of this exchange offer assuming that 100% of the shares of Medis El are tendered. The Company has allocated the excess of purchase price over net assets acquired to in-process research and development to be written off on the date of acquisition ($384,000), acquired technology assets ($5,735,000), and goodwill ($16,165,000). Such amortization was calculated based on an aggregate of $21,900,000 of acquired technology assets and goodwill, assuming that 3,831,810 shares of Medis El are tendered at an assumed market price at September 30, 1999 of $6.0625. The amortization for the nine months ended September 30, 1999, was calculated assuming that the amortization period for the acquired technology assets is three years and for goodwill is five years. Additionally, the minority shareholders' share of the net loss of Medis El is eliminated since, as of the beginning of the year, there are no minority shareholders.

                    Medis Technologies Ltd. and Subsidiaries

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  ASSUMING 100% OF MEDIS EL SHARES ARE TENDERED

                          Year ended December 31, 1998


                                                                                         Pro forma
                                                                  Actual                 Adjustments          Pro forma
                                                              -------------         --------------------   --------------
 Sales                                                        $       8,000                                $       8,000

 Cost of sales                                                        3,000                                        3,000
                                                              -------------                                --------------

 Gross profit                                                         5,000                                        5,000

 Operating expenses

     Research and development costs, net                          1,646,000                                    1,646,000
     Selling, general and administrative
       Expenses                                                   1,399,000                                    1,399,000
     Amortization of intangible assets                            2,445,000            $ 5,145,000 (a)         7,590,000
                                                              --------------        --------------------    -------------

       Total operating expenses                                   5,490,000              5,145,000            10,635,000
                                                              --------------        --------------------    -------------

       Loss from operations                                      (5,485,000)            (5,145,000)          (10,630,000)

 Other income (expenses)

    Interest and other income                                        63,000                                       63,000
    Interest expense                                               (101,000)                                    (101,000)
                                                              --------------       --------------------     -------------

                                                                    (38,000)                                     (38,000)
                                                              --------------       --------------------     -------------

  Loss before minority interest                                  (5,523,000)            (5,145,000)          (10,668,000)

 Minority interest in losses of subsidiaries                      1,105,000             (1,105,000) (a)
                                                              --------------       --------------------

       NET LOSS                                                 $(4,418,000)           $(6,250,000)        $ (10,668,000)
                                                              ==============       ====================    ==============

  Basic and diluted net loss per share                                $(.52)                                      $(.77)
                                                              ==============                               ==============

  Weighted average shares outstanding                             8,581,774                                   13,831,354
                                                              ==============                               ==============

                    Medis Technologies Ltd. and Subsidiaries

    NOTE TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS ASSUMING
                      100% OF MEDIS EL SHARES ARE TENDERED

                          Year ended December 31, 1998

(a) Adjustment to reflect the amortization of the excess of purchase price over assets acquired upon completion of this exchange offer assuming that 100% of the shares of Medis El are tendered. The Company has allocated the excess of purchase price over net assets acquired to in-process research and development to be written off on the date of acquisition ($384,000), acquired technology assets ($5,735,000), and goodwill ($16,165,000). Such amortization was calculated based on an aggregate of $21,900,000 of acquired technology assets and goodwill, assuming that 3,831,810 shares of Medis El are tendered at an assumed market price at September 30, 1999 of $6.0625. The amortization for the year ended December 31, 1998 was calculated assuming that the amortization period for the acquired technology assets is three years and for goodwill is five years. Additionally, the minority shareholders' share of the net loss of Medis El is eliminated since, as of the beginning of the year, there are no minority shareholders.

                    Medis Technologies Ltd. and Subsidiaries

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                  ASSUMING 80% OF MEDIS EL SHARES ARE TENDERED

                               September 30, 1999


                                                                                     Pro forma
                                                               Actual                Adjustments            Pro forma
                                                             --------------          ---------------      --------------
                        ASSETS

 Current assets:

    Cash and cash equivalents                                $   3,219,000                                $   3,219,000
    Accounts receivable                                            130,000                                      130,000
    Prepaid expenses                                               135,000                                      135,000
                                                             --------------                               --------------

    Total current assets                                         3,484,000                                    3,484,000

 PROPERTY AND EQUIPMENT, net                                       491,000                                      491,000

 INTANGIBLE ASSETS, net                                          7,727,000           $ 9,918,000 (a)         17,645,000
                                                             --------------          ---------------      --------------

                                                             $  11,702,000           $ 9,918,000          $  21,620,000
                                                             ==============          ===============      ==============

            LIABILITIES AND STOCKHOLDERS'

       EQUITY

 Current liabilities

    Current portion of long-term debt                        $     143,000                                $     143,000
    Accounts payable                                                87,000                                       87,000
    Accrued expenses and other current liabilities                 549,000                                      549,000
                                                             --------------                               --------------

    Total current liabilities                                      779,000                                      779,000

 LONG-TERM DEBT                                                     12,000                                       12,000

 OTHER LONG-TERM LIABILITIES                                        76,000                                       76,000
                                                             --------------                               --------------

    Total  liabilities                                             867,000                                      867,000

 MINORITY INTEREST IN SUBSIDIARY                                   938,000            $ (420,000)(a)               -

 COMMITMENTS AND CONTINGENCIES

 STOCKHOLDERS' EQUITY

     Common stock                                                  100,000                24,000 (a)            124,000
     Additional paid in capital                                 31,757,000            10,488,000 (a)         42,245,000
     Accumulated deficit                                       (21,960,000)             (174,000)(a)        (22,134,000)
                                                             --------------          ---------------       ---------------

     Total stockholders' equity                                  9,897,000            10,338,000             20,235,000
                                                             --------------          ---------------       ---------------

                                                             $  11,702,000           $ 9,918,000           $ 21,620,000
                                                             ==============          ===============       ===============


                    Medis Technologies Ltd. And Subsidiaries


             NOTE TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                  ASSUMING 80% OF MEDIS EL SHARES ARE TENDERED


                               September 30, 1999


(a) Adjustment to reflect the excess of purchase price over assets acquired upon completion of this exchange offer assuming that 80% of the shares of Medis El or 1,734,013 shares are tendered in the exchange offer. The assumed market price for such shares is $6.0625, which was the quoted market price of Medis El shares on September 30, 1999. The Company has allocated the excess of purchase price over net assets acquired to in-process research and development to be written off on the date of acquisition ($174,000), acquired technology assets ($2,595,000), and goodwill ($7,323,000). The Company intends to amortize the acquired technology assets over their remaining useful lives of three years and the goodwill over a five-year period. The adjustment also eliminates the minority interest of Medis El, as it is assumed to be settled upon completion of this transaction.

                    Medis Technologies Ltd. and Subsidiaries

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  ASSUMING 80% OF MEDIS EL SHARES ARE TENDERED

                      Nine months ended September 30, 1999


                                                                                       Pro forma
                                                               Actual                 Adjustments            Pro forma
                                                              ------------           -------------         -------------

  Operating expenses

     Research and development costs, net                      $ 2,281,000                                  $ 2,281,000
     Selling, general and administrative
       expenses                                                 1,382,000                                    1,382,000
     Amortization of intangible assets                          1,953,000             $ 1,748,000            3,701,000
                                                              ------------            ------------         ------------

     Total operating expenses                                   5,616,000               1,748,000            7,364,000
                                                              ------------            ------------         ------------

     Loss from operations                                      (5,616,000)             (1,748,000)          (7,364,000)

 Other income (expenses)

    Interest and other income                                     120,000                                      120,000
                                                                                       (1,748,000)
    Interest expense                                              (18,000)                                     (18,000)
                                                              -------------           ------------         ------------

                                                                  102,000                                      102,000
                                                              -------------           ------------         ------------
                                                                                       (1,748,000)
                                                                                      ------------

     Loss before minority interest                             (5,514,000)             (1,748,000)          (7,262,000)



 Minority interest in losses of subsidiaries                    1,204,000                (539,000)             665,000
                                                              -------------           -------------        -------------

   NET LOSS                                                   $(4,310,000)            $(2,287,000)         $(6,597,000)
                                                              =============           =============        =============

Basic and diluted net loss per share                               $(.44)                                        $(.54)
                                                              =============                                =============

Weighted average shares outstanding                             9,743,233                                   12,118,830
                                                              =============                                =============

                    Medis Technologies Ltd. and Subsidiaries

                    NOTE TO UNAUDITED PRO FORMA CONSOLIDATED
                             STATEMENT OF OPERATIONS
                  ASSUMING 80% OF MEDIS EL SHARES ARE TENDERED

                      Nine months ended September 30, 1999

(a) Adjustment to reflect the amortization of the excess of purchase price over assets acquired upon completion of this exchange offer assuming that 80% of the shares of Medis El are tendered. The Company has allocated the excess of purchase price over net assets acquired to in-process research and development to be written off on the date of acquisition ($174,000), acquired technology assets ($2,595,000), and goodwill ($7,323,000). Such amortization was calculated based on an aggregate of $9,918,000 of acquired technology assets and goodwill, assuming that 1,734,013 shares of Medis El are tendered at an assumed market price at September 30, 1999 of $6.0625. The amortization for the nine months ended September 30, 1999 was calculated assuming that the amortization period for the acquired technology assets is three years and for goodwill is five years. Additionally, the minority shareholders' share of the net loss of Medis El is adjusted to reflect a 20% minority interest.

                    Medis Technologies Ltd. and Subsidiaries

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  ASSUMING 80% OF MEDIS EL SHARES ARE TENDERED

                          Year ended December 31, 1998

                                                                                      PRO FORMA
                                                                  ACTUAL             ADJUSTMENTS            PRO FORMA
                                                               -------------         -----------           -------------
 Sales                                                        $       8,000                               $        8,000

 Cost of sales                                                        3,000                                        3,000
                                                               -------------                               -------------

 Gross profit                                                         5,000                                        5,000

 Operating expenses

     Research and development costs, net                          1,646,000                                    1,646,000
     Selling, general and administrative
       expenses                                                   1,399,000                                    1,399,000
     Amortization of intangible assets                            2,445,000           $ 2,330,000 (a)          4,775,000
                                                                 ----------            ----------            -----------

       Total operating expenses                                   5,490,000             2,330,000              7,820,000
                                                                 ----------            ----------            -----------

       Loss from operations                                      (5,485,000)           (2,330,000)            (7,815,000)

 Other income (expenses)

    Interest and other income                                        63,000                                       63,000
    Interest expense                                               (101,000)                                    (101,000)
                                                                -----------      ----------------          -------------

                                                                    (38,000)                                     (38,000)
                                                              -------------      ----------------         --------------

  Loss before minority interest                                  (5,523,000)           (2,330,000)            (7,853,000)

 Minority interest in losses of subsidiaries                      1,105,000              (512,000) (a)           593,000
                                                                 -----------           ----------          -------------

       NET LOSS                                                 $(4,418,000)          $(2,842,000)          $ (7,260,000)
                                                                 ==========            ==========            ===========

  Basic and diluted net loss per share                                $(.51)                                      $(.66)
                                                                       ====                                        ====

  Weighted average shares outstanding                             8,581,774                                   10,960,523
                                                                 ==========                                   ==========

                    Medis Technologies Ltd. and Subsidiaries

        NOTE TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  ASSUMING 80% OF MEDIS EL SHARES ARE TENDERED

                          Year ended December 31, 1998

(b) Adjustment to reflect the amortization of the excess of purchase price over assets acquired upon completion of this exchange offer assuming that 80% of the shares of Medis El are tendered. The Company has allocated the excess of purchase price over net assets acquired to in-process research and development to be written off on the date of acquisition ($174,000), acquired technology assets ($2,595,000), and goodwill ($7,323,000). Such amortization was calculated based on an aggregate of $9,918,000 of acquired technology assets and goodwill, assuming that 1,734,013 shares of Medis El are tendered at an assumed market price at September 30, 1999 of $6.0625. The amortization for the year ended December 31, 1998 was calculated assuming that the amortization period for the acquired technology assets is three years and for goodwill is five years. Additionally, the minority shareholders' share of the net loss of Medis El is adjusted to reflect a 20% minority interest.

                                  Medis El Ltd.

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                                                  DECEMBER 31,            SEPTEMBER 30,
                                                                                      1998                     1999
                                                                                 ----------                 ---------
                                       ASSETS                                     (audited)                (UNAUDITED)
CURRENT ASSETS

     Cash and cash equivalents                                                    $   2,960                 $   2,650
     Short-term investments                                                             500                         -
     Accounts receivable - other                                                         66                       130
     Inventory                                                                          405
     Prepaid expenses                                                                    89                       135
                                                                                 ----------                 ---------

              Total current assets                                                    4,020                     2,915
                                                                                   ---------                 --------

PROPERTY AND EQUIPMENT

     Cost                                                                             1,344                     1,104
     Less accumulated depreciation                                                     (484)                     (613)
                                                                                  ---------                 ---------

                                                                                        860                       491
                                                                                  ----------                ---------

                                                                                  $   4,880                 $   3,406
                                                                                   ========                  ========

                          LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

     Short-term credit                                                            $     204                $      143
     Trade payables                                                                     113                        87
     Accrued expenses and other liabilities                                             327                       499
                                                                                   ---------                ---------

              Total current liabilities                                                 644                       729
                                                                                   ---------                ---------

LONG-TERM LIABILITIES

     Long-term debt                                                                      96                        12
     Accrued severance pay                                                               61                        76
                                                                                  ----------               ----------

                                                                                        157                        88

SHAREHOLDERS' EQUITY

     Share capital                                                                      352                       362
     Additional paid-in capital                                                      21,462                    23,192
     Accumulated loss                                                               (17,564)                  (20,888)
     Cumulative translation adjustments                                                  27                        27
     Deferred compensation under employee
         stock option plan and other                                                   (198)                     (104)
                                                                                  ---------                 ---------

              Total shareholders' equity                                              4,079                     2,589
                                                                                   ---------                 --------

                                                                                  $   4,880                 $   3,406
                                                                                   =========                 ========


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                  Medis El Ltd.

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (in thousands, except net loss per share amounts )

                         Nine months ended September 30,

                                                                                 1998                        1999
                                                                               -------                     ------
                                                                                           (unaudited)
Sales                                                                         $      8                    $    -

Cost of sales                                                                        3                         -
                                                                               -------                     -----

Gross profit                                                                         5                            -

Research and development costs, net                                              1,086                        2,281
                                                                                 -----                      -------

                                                                                (1,081)                      (2,281)

Selling, general and administrative expenses                                       978                        1,126
                                                                                ------                      -------

Operating loss                                                                  (2,059)                      (3,407)

Financial income, net                                                               19                           83
                                                                               -------                     --------

                                                                                (2,040)                      (3,324)

Other expenses                                                                    -                           -
                                                                              --------                    -----

Net loss                                                                       $(2,040)                     $(3,324)
                                                                                ======                       ======

Net loss per share - basic and diluted                                       $    (.21)                   $    (.32)
                                                                              ========                     ========


Weighted - average number of shares outstanding                                $ 9,598                      $10,238
                                                                                 ======                      ======






   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                  Medis El Ltd.

            CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                Nine months ended September 30, 1999 (unaudited)
                                 (in thousands)

                                                                                                                       DEFERRED
                                                          ADDITIONAL                  CUMULATIVE    COMPENSATION        TOTAL
                                                SHARE       PAID-IN     ACCUMULATED   TRANSLATION      ESOP AND     SHAREHOLDERS'
                                               CAPITAL       CAPITAL        LOSS      ADJUSTMENTS        OTHER          EQUITY
                                               -------     ----------   ------------  -----------   ------------    -------------
Balance at December 31, 1998                     $352       $21,462       $(17,564)        $27          $(198)           $4,079

Changes during the nine-month period
    ended September 30, 1999 (unaudited)

       Issuance of shares                          10         1,751              -           -              -             1,761
       Additional paid-in capital                   -           (21)             -           -              -               (21)
       Net loss                                     -             -         (3,324)          -              -            (3,324)
       Deferred compensation ESOP and other         -             -              -           -             94                94
                                               -------     ----------   ------------  -----------   ------------    -------------

BALANCE AT SEPTEMBER 30, 1999                    $362       $23,192       $(20,888)        $27          $(104)           $2,589
                                               -------     ----------   ------------  -----------   ------------    -------------
                                               -------     ----------   ------------  -----------   ------------    -------------

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                  Medis El Ltd.

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                         Nine months ended September 30,

                                                                                          1998                 1999
                                                                                        --------             --------
                                                                                                 (unaudited)
Cash flows from operating activities

     Net loss                                                                           $(2,040)             $(3,324)
     Adjustments to reconcile loss to net
        cash used in operating activities
           Depreciation and amortization                                                    121                  328
           Changes in accrued severance pay                                                  23                   15
           Charge of property and equipment and inventory to
              research and development costs                                                                     777
           Changes in assets and liabilities
               Increase in other accounts receivable and
                    prepaid expenses                                                        (53)                (110)
               Decrease in inventory                                                         (5)                 (47)
               Increase (decrease) in accounts payable                                      (49)                 146
                                                                                        -------              -------

              Net cash used in operating activities                                      (2,003)              (2,215)

Cash flows from investing activities

     Purchase of property and equipment                                                    (109)                (190)
     Proceeds from realization of short-term investments                                      -                  500
     Purchase of short-term investments                                                    (500)                   -
                                                                                        -------              -------

              Net cash provided by (used in) investing activities                          (609)                 310
                                                                                        -------              -------

Cash flows from financing activities

     Short-term credit                                                                       16                    2
     Proceeds from issuance of shares                                                     1,337                1,761
     Additional paid-in capital                                                           2,000                  (21)
     Repayments on long-term debt                                                          (148)                (147)
                                                                                        -------              -------

Net cash provided by financing activities                                                 3,205                1,595
                                                                                        -------              -------

Net increase in cash and cash equivalents                                                   593                 (310)
Cash and cash equivalents at beginning of period                                            787                2,960
                                                                                        -------              -------

Cash and cash equivalents at end of period                                              $ 1,380              $ 2,650
                                                                                        =======              =======

Non-cash transactions

     Reclassification of inventory                                                      $     -              $   197
                                                                                        =======              =======
     Grant of stock options                                                             $   189              $     -
                                                                                        =======              =======

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                  Medis El Ltd.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                           September 30, 1999 and 1998

NOTE 1 - GENERAL

      Information in the accompanying condensed consolidated financial statements for the nine months ended September 30, 1998 and 1999 is unaudited.

      The condensed consolidated financial statements as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 have been prepared in accordance with generally accepted accounting principles applicable to interim financial information and the rules and regulations promulgated by the Securities and Exchange Commission. Accordingly, such condensed financial statements do not include all of the information and footnote disclosures required by generally accepted accounting principles.

      In the opinion of the Company's management, the September 30, 1998 and 1999 unaudited interim condensed consolidated financial statements include all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of such consolidated financial statements. The results of operations for the nine months ended September 30, 1999 are not necessarily indicative of the results to be expected for the entire year. The interim statements should be read in conjunction with the Company's annual financial statements as of December 31, 1998 and for the year then ended, together with their accompanying notes.

NOTE 2 - FINANCIAL STATEMENTS IN U.S. DOLLARS

      Balances denominated in or linked to foreign currency are presented at the representative exchange rate at the balance sheet date. Exchange rates between the New Israeli Shekel and the U.S. dollar at December 31, 1998, September 30, 1998 and September 30, 1999 were 4.16=$1.00, 3.845=$1.00 and
      4.276=$1.00, respectively.

NOTE 3 - SIGNIFICANT MATTERS

a. During the first quarter of 1999, a U.S.-based multinational corporation paid to the Company $100,000 for a right of first refusal to obtain exclusive rights to use the stirling cycle and other technology in its field of business and an additional $100,000 to assist in the development of the stirling cycle technology for use in its field of business, which the Company recorded as a credit to research and development expense. This payment was made pursuant to a technology development agreement the Company entered into with the corporation in December 1998 to, among other things, jointly develop the stirling cycle system for application in such corporation's line of business.

                                  Medis El Ltd.

                           September 30, 1999 and 1998

NOTE 3 (CONTINUED)

      b. During the three months ended March 31, 1999, the Company reclassified three CellScans with a total cost of $197,000 from inventory to property and equipment. This treatment, which results in all of the Company's CellScans being classified as property and equipment, is consistent with the Company's use of its CellScans as a marketing tool to demonstrate and promote the CellScan technology.

      c. On June 30, 1999, the Company charged the eight CellScan machines that were included in property and equipment with a net book value of $522,000 to research and development expense. On the same date, the Company also charged its inventory of cell carriers and antigens used in connection with CellScan diagnosis and research and medical evaluation, and Neuritors with an aggregate cost of $255,000, to research and development expense. This treatment reflects management's decision to use the CellScan in developing and testing new applications. Depreciation expense on the Company's CellScans during the nine months ended September 30, 1999, which was charged to selling, general and administrative expense, amounted to $104,000.

      d. On May 19, 1999, the Company issued to Medis Technologies Ltd. 318,181 of its ordinary shares for an aggregate of $1,750,000.

      e. During the nine months ended September 30, 1999, the Company issued an additional 56,150 shares upon exercise of stock options by employees.

f. In 1999, the Board of Directors of the Company extended options scheduled to expire on February 14, 1999 for those persons still in the employ of Medis El (43,600 options) for another year to February 14, 2000.


g. In June 1999, Medis El reached an agreement with the Peruvian company ("Peru") which owns a CellScan machine, whereby, in consideration of Medis El upgrading the CellScan system at its cost, Peru relinquished any future claims against Medis El except for an option to require Medis El to repurchase the CellScan system for $100,000. Such option expires on January 15, 2000. As of December 20, 1999, Peru has not exercised such option.

                                  Medis El Ltd.

                           September 30, 1999 and 1998

NOTE 3 (CONTINUED)

    h. Medis Technologies Ltd. ("MTL"), which presently owns approximately 64 percent of the Company, intends to file a registration statement with the United States Securites and Exchange Commission ("SEC") relating to its offer to exchange a maximum of 5,249,580 shares of its common stock for all of the Company's ordinary shares not already owned by MTL (3,831,810) at an exchange rate of 1.37 shares of MTL common stock for each Medis El ordinary share tendered (the "Exchange Offer"). The Exchange Offer, which does not take effect until the registration statement filed with the SEC becomes effective, is conditioned upon the tender of at least 1,734,013 of the Company's ordinary shares, which is the number of the Company's ordinary shares needed to give MTL beneficial ownership of 80 percent of the Company's shares. If all shares are tendered, the Company will become a wholly owned subsidiary of MTL. Upon consummation of the Exchange Offer, MTL will apply for listing on the Nasdaq Small Cap Market and seek to delist the Company from the same.

    i. In November 1999, the Company entered into a settlement agreement with an Argentinian company ("Argentina") to dismiss with prejudice an action pending in the Supreme Court of the State of New York, County of New York, entitled Cellscan Argentina, S.A. v. Medis El Ltd., et al. , This action arose from a 1993 distribution agreement and a related purchase of a CellScan machine. Argentina sought an aggregate of $10,000,000 in compensatory and punitive damages. The settlement requires the Company to purchase back from Argentina its CellScan for $100,000, issue 60,000 of the Company's ordinary shares to Argentina and issue warrants to purchase 30,000 of the Company's ordinary shares for $5.00 per share, expiring two years from the date of the warrant. The Company will record a charge to expense in the fourth quarter of 1999 for this settlement, which will consist of the $100,000 cash payment plus $438,000, which represents the fair market value of the Company's shares and warrants on the date of grant. The fair value of the warrants was estimated using a Black-Scholes valuation model and assumptions consistent with those used at December 31, 1998. The settlement agreement also includes irrevocable options that MTL and Argentina grant to each other. If the Exchange Offer is not consummated by January 3, 2000, Argentina may require MTL to purchase its shares at $6.00 per share provided that it may not sell more than an aggregate of 3,000 shares within five trading days and not more than aggregate of 12,000 shares in a period of 20 trading days. Additionally, MTL may require Argentina to sell its shares to MTL for a price of $6.00 subject to the above trading restrictions.

                INDEPENDENT AUDITORS' REPORT TO THE SHAREHOLDERS

                                       OF

                                  MEDIS EL LTD.

We have audited the consolidated balance sheets of "Medis El Ltd." and its subsidiary (the "Company") as of December 31, 1998 and 1997 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards, including those prescribed by the Israeli Auditors' Regulations (Mode of Performance), 1973, which auditing standards are substantially identical to generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance that the financial statements are free of material misstatement, whether accidental or intentional. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the aforementioned consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1998 and 1997, and the results of its operations, its changes in shareholders' equity and its cash flows for each of the three years in the period ended December 31, 1998, in accordance with generally accepted accounting principles in Israel and in the United States (as applicable to these financial statements, such accounting principles are, in all material respects, substantially identical).

                                       Fahn, Kanne & Co.
                              Certified Public Accountants (Isr.)

Tel-Aviv, Israel
March 29, 1999

                                  MEDIS EL LTD.

                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                             DECEMBER 31,         DECEMBER 31,
                                                                                 1997                 1998
                                                                              -----------          -----------
                                           ASSETS

CURRENT ASSETS:

   Cash and cash equivalents (Note 3)                                          $    787           $    2,960
   Short-term deposits                                                                -                  500
   Accounts receivable - Other (Note 4)                                              87                   66
   Inventory                                                                        947                  405
   Prepaid expenses                                                                  46                   89
                                                                                 ------               ------
            Total current assets                                                  1,867                4,020
                                                                                 ------               ------

PROPERTY AND EQUIPMENT (Note 5):

   Cost                                                                             831                1,344
   Less - accumulated depreciation                                                 (375)                (484)
                                                                                 ------               ------
                                                                                    456                  860
                                                                                 ------               ------

                                                                                 ------               ------
                                                                                $ 2,323              $ 4,880
                                                                                 ======               ======

                         LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:

   Short-term credit                                                          $     198            $     204
   Trade payables                                                                   155                  113
   Accrued expenses and other liabilities (Note 6)                                  305                  327
                                                                                 ------               ------
            Total current liabilities                                               658                  644
                                                                                 ------               ------

LONG-TERM LIABILITIES:

   Long-term debt (Note 7)                                                          293                   96
   Accrued severance pay (Note 8)                                                    28                   61
                                                                                 ------               ------

                                                                                    321                  157
                                                                                 ------               ------

CONTINGENT LIABILITIES AND COMMITMENTS (Note 9)

SHAREHOLDERS' EQUITY:
   Share capital  (Note 10):
      Authorized - 30,000,000 ordinary shares of NIS 0.1 par value,
      Issued and outstanding - 10,054,650 shares                                    334                  352
   Additional paid-in capital                                                    15,580               21,462
   Accumulated loss                                                             (14,597)             (17,564)
   Cumulative translation adjustments                                                27                   27
   Deferred compensation under employee stock option plan and other                   -                 (198)
                                                                                 ------               ------
            Total shareholders' equity                                            1,344                4,079
                                                                                 ------               ------

                                                                                 ------               ------
                                                                                $ 2,323              $ 4,880
                                                                                 ======               ======

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                  MEDIS EL LTD.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                (IN THOUSANDS, EXCEPT NET LOSS PER SHARE AMOUNTS)

                                                                           Year Ended December 31
                                                                ----------------------------------------------
                                                                1996                 1997                1998
                                                                -----               -----               -----
Sales                                                       $     32              $     -            $     8

Cost of sales                                                     11                    -                  3
                                                               -----                -----               -----
Gross profit                                                      21                    -                  5

Research and development costs, net (Note 11)                    815                1,406               1,646
                                                               -----                -----               -----
                                                                (794)              (1,406)             (1,641)

Selling, general and administrative expenses (Note 12)         1,187                1,269               1,350
                                                               -----                -----               -----
Operating loss                                                (1,981)              (2,675)             (2,991)

Financial income, net                                             20                   28                  34
                                                               -----                -----               -----
                                                              (1,961)              (2,647)             (2,957)

Other expenses                                                    (1)                   -                 (10)
                                                               -----                -----               -----

    Net Loss                                                 $(1,962)             $(2,647)            $(2,967)
                                                               =====                =====               =====




Net loss per share - basic and diluted                      $  (0.22)            $  (0.28)           $  (0.31)
                                                               =====                =====               =====

Weighted average number of shares outstanding                  8,790                9,325               9,624
                                                               =====                =====               =====


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                  MEDIS EL LTD.

                  STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                 (IN THOUSANDS)

                                                               Additional                 Cumulative     Deferred        Total
                                                      Share     Paid-in    Accumulated   Translation   Compensation   Shareholders'
                                                     Capital    Capital        Loss      Adjustments     ESOP and        Equity
                                                                                                           Other
                                                     ------     --------    ----------    ----------    ----------     ----------
Balance at January 1, 1996                             313       11,741      (9,988)           27            -            2,093


CHANGES DURING THE YEAR ENDED
    DECEMBER 31, 1996

Issuance of shares (*)                                  21        3,109          -             -             -            3,130
Additional paid-in capital                              -           608          -             -             -              608
Net loss                                                -            -       (1,962)           -             -           (1,962)
                                                      ----        -----      ------          ----          ----          ------
Balance at December 31, 1996                           334       15,458     (11,950)           27            -            3,869


CHANGES DURING THE YEAR ENDED
    DECEMBER 31, 1997

Additional paid-in capital                              -           122          -             -             -              122
Net loss                                                -            -       (2,647)           -             -           (2,647)
                                                      ----        -----      ------          ----          ----          ------
Balance at December 31, 1997                           334       15,580     (14,597)           27            -            1,344

CHANGES DURING THE YEAR ENDED
    DECEMBER 31, 1998

Issuance of shares (*)                                  18        3,332          -             -             -            3,350
Additional paid-in capital                              -         2,300          -             -             -            2,300
Net loss                                                -            -       (2,967)           -                         (2,967)
Grant of  stock options                                 -           250          -             -           (198)             52
                                                    ------      -------    --------        ------        ------          ------
Balance at December 31, 1998                          $352      $21,462    $(17,564)        $  27         $(198)         $4,079
                                                    ======      =======    ========        ======        ======          ======




(*) Net of share issue expenses of $20,000 and $133,000 in 1998 and 1996, respectively



   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                  MEDIS EL LTD.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                              Year Ended December 31
                                                                      ---------------------------------------
                                                                      1996             1997              1998
                                                                      -----            -----            -----
CASH FLOWS FROM OPERATING ACTIVITIES:

    Net loss                                                       $(1,962)          $(2,647)         $(2,967)
    Adjustments to reconcile loss to net cash used in
      operating activities:

      Depreciation and amortization                                    106               101              184
      Changes in accrued severance pay                                  (1)               13               33
      Erosion of securities and short-term deposits                     (5)               22               -
      Loss from sale of property and equipment                           1                -                10
     Changes in assets and liabilities:

      Decrease in trade accounts receivable                             23                 8               -
      Decrease (increase) in other accounts receivable and
       prepaid expenses                                                171                30              (22)
      Decrease (increase) in inventory                                  16               (78)             113
      Increase (decrease) in accounts payable                         (325)               83              (20)
                                                                     -----             -----            -----
Net cash used in operating activities                               (1,976)           (2,468)          (2,669)
                                                                     -----             -----            -----

CASH FLOWS FROM INVESTING ACTIVITIES:

    Purchase of property and equipment                                (137)             (124)            (134)
    Proceeds from sales of property and equipment                       62                 1               17
    Investment in securities and short-term deposits                  (496)               -              (500)
    Proceeds from realization of securities and short-term

      deposits                                                          -                479               -

                                                                     -----             -----            -----
Net cash provided by (used in) investing activities                   (571)              356             (617)
                                                                     -----             -----            -----

CASH FLOWS FROM FINANCING ACTIVITIES:

    Short-term credit                                                   (5)                1                6
    Proceeds from issuance of shares                                 3,130                -             3,350
    Additional paid-in capital                                         608               122            2,300
    Repayment of  long-term debt                                      (153)             (192)            (197)
                                                                     -----             -----            -----
Net cash provided by (used in) financing activities                  3,580               (69)           5,459
                                                                     -----             -----            -----

Net increase (decrease) in cash and cash equivalents                 1,033            (2,181)           2,173
Cash and cash equivalents at beginning of year                       1,935             2,968              787
                                                                     -----             -----            -----
Cash and cash equivalents at end of year                           $ 2,968           $   787          $ 2,960
                                                                    ======            ======           ======

NON-CASH TRANSACTIONS:

    Grant of stock options                                         $    -            $    -           $   250
    Reclassification of inventory                                  $    -            $    -           $   429
                                                                    ======            ======           ======


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                  MEDIS EL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         (TABULAR AMOUNTS IN THOUSANDS)

NOTE 1 - GENERAL

Medis El Ltd. (the "Company") was incorporated in July 1992 and is engaged in the development, clinical testing and marketing of the CellScan System, a diagnostic system designed for screening and detecting diseases by means of a blood test. The System is designed to provide a new way to study cells, offering the opportunity for early detection of cancer, AIDS, infectious diseases and autoimmune diseases. CellScan Systems are utilized for basic research in cell biology and for the detection of cancer, such as breast, colon, lung and prostate, as well as personalized chemotherapy. The Company, through the placement of the CellScan System at several medical institutions around the world, is seeking to develop new applications for the CellScan System in additional fields, such as AIDS detection, follow-up and preventive therapy and the development of diagnostic tests in the field of infectious and autoimmune diseases.

The Company is also engaged in developing and marketing its other technologies, which include: The Stirling Cycle Technologies, The Toroidal Internal Combustion Engine, The Fuel Cells, The Reciprocating Electric Machine, and The Neuritor.

YEAR 2000 COMPLIANCE

Many computer systems which express dates using only the last two digits of the year may malfunction due to the date change to the Year 2000. The risk to the business relates not only to the Company's computer system, but also to some degree to those of the customers and suppliers of the Company.

The Company has performed a review of its Year 2000 compliance relative to its products and systems. No limitation is expected in using any of its products or systems. However, there can be no assurance that the Company's products and systems contain all of the necessary code changes. Moreover, the Company cannot predict the consequences of the failure of its customers or suppliers to adopt year 2000 compliant software or to comply with installations for Year 2000 solutions in a timely and accurate manner.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

A.    ACCOUNTING PRINCIPLES

      The financial statements are prepared in accordance with generally accepted accounting principles ("GAAP") in Israel. Such Israeli accounting principles, as applicable to these financial statements, are, in all material respects, the same as accounting principles generally accepted in the United States.

B.    USE OF ESTIMATES

      The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

C.    PRINCIPLES OF CONSOLIDATION

      The consolidated financial statements include the accounts of Medis El Ltd. and its subsidiary, More Energy Ltd., of which Medis El owns 70%. Consolidation was made based on the financial statements of the subsidiary, after elimination of intercompany balances.

                                  MEDIS EL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         (TABULAR AMOUNTS IN THOUSANDS)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONT.)

D.    FINANCIAL STATEMENTS IN U.S. DOLLARS

      1. These financial statements have been prepared in U.S. Dollars ("the dollar") because the functional currency of the Company is the dollar. The dollar is the currency of the primary economic environment in which the operations of the Company are conducted. Most of the sales of the Company are generated outside of Israel, in dollars. The remainder of Company sales, which are generated in Israel, are linked to the dollar. In addition, the Company manages its operations in dollars.

           Certain of the dollar amounts in the financial statements may represent the dollar equivalent of other currencies, including the New Israeli Shekel ("NIS"), which may not be exchangeable for dollars.

      2. Transactions and balances denominated in dollars are presented at their dollar amounts. Non-dollar transactions and balances are remeasured into dollars in accordance with the principles set forth in the Statement of Financial Accounting Standards ("FAS") No. 52, "Foreign Currency Translation", of the Financial Accounting Standards Board of the United States.

           Accordingly, items have been remeasured as follows:

           o Monetary items - at the current exchange rate at each balance sheet date;

           o          Nonmonetary items - at historical exchange rates;

           o Income and expense items - at exchange rates current as of the date of recognition of those items (excluding depreciation and other items deriving from nonmonetary items).

           o Exchange gains and loses from the aforementioned remeasurements (which are immaterial for each year) are reflected in the statements of income.

E.    TRANSLATION OF FOREIGN CURRENCIES

      Balances denominated in foreign currencies are translated at exchange rates prevailing at the balance sheet date. Exchange rates between the NIS and the U.S. dollar at December 31, 1998 and 1997 were NIS 4.16 = $ 1.00 and NIS 3.536 = $ 1.00, respectively.

F.    CASH AND CASH EQUIVALENTS

      Cash and cash equivalents consist of cash, money-market funds and certificates of deposit with a maturity of three months or less.

G.    INVENTORY

      Inventory is presented at the lower of cost or market value. Cost is determined on the "first-in, first-out" basis.

H.    PROPERTY AND EQUIPMENT

      Property and equipment are stated at cost, net of investment grants received in respect thereof. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives on the straight-line basis. Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever is shorter. The annual depreciation rates are as follows:

                                                              ANNUAL RATES (%)
                                                              ----------------
          Machinery and equipment                                  10 - 20
          Computers                                                20 - 33
          Furniture and office equipment                           7 - 15
          Vehicles                                                   15

                                  MEDIS EL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         (TABULAR AMOUNTS IN THOUSANDS)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONT.)

I.    REVENUE RECOGNITION

      Revenue from sales is recognized upon delivery of the product to the customer.

J.    WARRANTY COSTS

      The Company grants a one-year warranty on products sold and provides for estimated warranty costs.

K.    RESEARCH AND DEVELOPMENT COSTS

      Research and development costs are charged to operations as incurred.

      Grants received from the State of Israel for research and development are offset against the Company's research and development costs.

L.    EARNINGS PER SHARE

      Earnings per share are computed based on the weighted average number of shares outstanding during each period. Stock options have been excluded from the calculation of diluted loss per share as their effect would have been anti-dilutive.

M.    STOCK-BASED COMPENSATION

      The Company has elected to follow the Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB-25"), in accounting for its stock option plans. Under APB-25, when the exercise price of the Company's stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized.

N.    SHORT-TERM INVESTMENTS

      The Company's short-term investments are categorized as available-for-sale securities and are carried at market value. Unrealized holding gains and losses are reflected as a separate component of stockholders' equity until realized. For the purpose of computing realized gains and losses, cost is identified on a specific identification basis. As of December 31, 1997 and 1998 there were no unrealized holding gains or losses on short-term investments.

NOTE 3 - CASH AND CASH EQUIVALENTS

                                                                         DECEMBER 31,     DECEMBER 31,
                                                                             1997             1998
                                                                          -----------      -----------
In Israeli currency (NIS)                                                     $ 114          $   105

In U.S. dollars                                                                 673            2,855
                                                                              -----           ------
                                                                              $ 787          $ 2,960
                                                                              =====           ======

                                  MEDIS EL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         (TABULAR AMOUNTS IN THOUSANDS)

                      NOTE 4 - ACCOUNTS RECEIVABLE - OTHER


                                                                         December 31,     December 31,
                                                                             1997             1998
                                                                          -----------      -----------
Government institutions                                                      $   59           $   15
Sundry                                                                           28               51
                                                                              -----            -----
                                                                             $   87           $   66
                                                                              =====            =====


NOTE 5 - PROPERTY AND EQUIPMENT

                                                                         December 31,     December 31,
                                                                             1997             1998
                                                                          -----------      -----------
COST (*)

Machinery and equipment                                                      $  341          $   776
Computers                                                                       150              174
Furniture and office equipment                                                   80               84
Vehicles                                                                        146              154
Leasehold improvements                                                          114              156
                                                                              -----            -----
                                                                             $  831          $ 1,344
                                                                              =====            =====

(*) Net of investment grants                                                 $   93          $    89
                                                                              =====            =====

ACCUMULATED DEPRECIATION

Machinery and equipment                                                      $  131           $  168
Computers                                                                       107              135
Furniture and office equipment                                                   33               40
Vehicles                                                                         32               33
Leasehold improvements                                                           72              108
                                                                              -----            -----
                                                                             $  375           $  484
                                                                              =====            =====

                                  MEDIS EL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         (TABULAR AMOUNTS IN THOUSANDS)

                 NOTE 6 - ACCRUED EXPENSES AND OTHER LIABILITIES


                                                                         December 31,     December 31,
                                                                             1997             1998
                                                                          -----------      -----------
Employees and related liabilities                                             $ 136            $ 160
Accrued expenses                                                                169              167
                                                                              -----             ----
                                                                              $ 305            $ 327
                                                                              =====             ====
      Includes amounts in NIS                                                 $ 168            $ 203
                                                                              =====             ====


NOTE 7 - LONG-TERM DEBT

 A. The long-term debt is comprised of bank loans linked to the dollar, bearing interest equal to the London Inter-Bank Offered Rate (LIBOR) plus 2.4% to 2.6% per annum and guaranteed by the State of Israel.

      The aggregate maturities after the balance sheet date are as follows:

                       YEAR ENDED DECEMBER 31,
                       -----------------------
                         1999, current liability                                 $ 196
                                                                                 -----
                         2000                                                       86
                         2001                                                        7
                         2002                                                        3
                                                                                 -----
                                                                                    96
                                                                                 -----
                                                                                 -----
                                                                                 $ 292
                                                                                 =====


B. To collateralize the loans which the Company received from the bank, the Company gave a floating lien on all its assets.

NOTE 8 - ACCRUED SEVERANCE PAY

The Company's liability for severance pay, pursuant to Israeli law, is fully provided for through managers' insurance policies and by an accrual which reflects the unfunded portion. The amounts maintained with insurance companies are not under the control of the Company and, therefore, are not included in the financial statements.

NOTE 9 - CONTINGENT LIABILITIES AND COMMITMENTS

A. The Company acquired the rights to the CellScan in August 1992 by assignment from Israel Aircraft Industries Ltd. ("IAI" - a related party, see note 14A) to the Company of a license from Bar Ilan University (the "University") to IAI. The Company paid IAI $1,000,000 in consideration of the assignment of the license and for certain tooling and equipment. The license is a perpetual worldwide license to develop, manufacture, market and sell the CellScan, and to sub-license the right to manufacture and sell the device. The license includes all rights to the University's

                                  MEDIS EL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         (TABULAR AMOUNTS IN THOUSANDS)


NOTE 9 - CONTINGENT LIABILITIES AND COMMITMENTS (CONT.)

      CellScan patents, know-how and inventions, including any subsequently acquired, and all improvements thereto. Beginning in 1995, the Company is obliged to pay the University a royalty for a 20-year period. For the first ten years, the royalty is at the rate of 6.5% on proceeds of sales (after deducting sales commissions and other customary charges) and 4.5% on any fees received on account of the grant of territorial rights. The royalty in the ensuing ten years is 3.5% on all revenues, whether from sales or fees. In addition to such royalty payments, the Company is to make a further grant of $100,000 to the University for the first year in which the Company's post-tax profits exceed $300,000.

B. The Company acquired the rights to the Neuritor in August 1992 by assignment from IAI to the Company of a license from Imexco General Ltd. ("Imexco"), for which assignment the Company paid $500,000. An additional sum of $125,000 was paid in December 1995. In 1996, the Company relinquished its exclusive right to market the Neuritor in consideration of relief of its obligation to pay minimum royalties. The Company has to pay Imexco royalties at rates ranging from 2% to 7% of the revenue generated by the sale of the Neuritor.

C. In consideration of grants by the State of Israel, the Company is obligated to pay royalties of 3% of sales of products developed with funds provided by the State of Israel until the dollar-linked amount equal to the grant payments received by the Company is repaid in full. This amount, as of December 31, 1998, is approximately $2,576,000.

D. The Company is committed under two leases for office space, laboratory and manufacturing facilities. Its corporate headquarters and principal facility lease terminates on December 31, 1999 and provides for an annual aggregate rental of approximately $64,000. Its Technology center facility lease, which has an initial term until November 1999 and two one-year options extending to November 2001 on most of the facility, provides for an annual aggregate rental of approximately $89,000.

E.    For commitments to related parties, see Note 14.

F. There is an action newly pending in the Supreme Court of the State of New York, County of New York, entitled CellScan Argentina, S.A v. Medis El Ltd., et al. In this action, plaintiff claims that the Company defrauded it into entering into a 1993 distribution agreement with the Company and in its attendant purchase of a CellScan machine. Plaintiff seeks $10 million, which amount includes punitive damages. The Company has answered the complaint and has counterclaimed against the plaintiff for $3,145,000 arising from plaintiff's failure to purchase additional machines from the Company, as was required by the distribution agreement at issue. The Company intends to defend its position and pursue its counterclaim vigorously. Although the Company's independent counsel cannot opine about the outcome of this litigation, as there has

                                  MEDIS EL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         (TABULAR AMOUNTS IN THOUSANDS)

NOTE 9 - CONTINGENT LIABILITIES AND COMMITMENTS (CONT.)

      been no discovery or substantive motion practice, counsel has advised the Company that it believes that the Company has meritorious defenses to the claim. The Company did not make any provision in the Financial Statements for the said claim.

G. In December 1998, the Company entered into a Technology Development Agreement with a large multi-national corporation (hereinafter - "the corporation") pursuant to which the corporation paid the Company, after the balance sheet date, $100,000 for a right of first refusal to obtain exclusive rights in its particular field for certain of the Company's technologies including the Stirling Cycle Linear system and $100,000 for the development for the Stirling Cycle Linear system. After acceptance of the technology, In order to qualify to maintain its exclusivity for the Stirling Cycle Linear system for a period of 10 years after first commercialization, the corporation will pay the Company an additional $500,000 towards the cost of tooling for production.

NOTE 10- SHARE CAPITAL

A.    NUMBER OF SHARES

                                                            Authorized                     Issued and Outstanding
                                                -----------------------------------    --------------------------------
                                                   December            December          December          December
                                                   31, 1997            31, 1998          31, 1997          31, 1998
                                                ----------------    ---------------    --------------    --------------
      Ordinary Shares of NIS  0.1 each            30,000,000          30,000,000         9,325,000        10,054,650
                                                ================    ===============    ==============    ==============

      Subsequent to the balance sheet date, the Company issued additional shares (see Note 14F).

B.    SHARE OPTION PLAN

      In October 1993, the Board of Directors of the Company adopted a share option plan (the "Share Option Plan") pursuant to which 500,000 shares were reserved for issuance upon the exercise of options to be granted to key employees and consultants of the Company. The Share Option Plan is administered by the Board of Directors, which designates the quantities, dates and prices of the options granted. Unless otherwise determined by the Company's Board of Directors, the exercise price of options will be the market price of the Ordinary Shares on the date of grant.

      Options under the Share Option Plan will be for a four year period, but will be exercisable only after the second anniversary of the grant date and then only if the option holder is still an employee or consultant of the Company. The options are exercisable in full, two years after the date of grant. The grantee is responsible for all personal tax consequences of the grant and the exercise thereof. The Company believes that no tax consequences will result to the Company in connection with such grant or exercise. On January 21, 1998, the Board of Directors extended the expiration date of the options issued on February 14, 1994 for an additional one-year period until February 14, 1999. The extension pertains only to options held by persons who were in the employ of the company on the date the extension was adopted.

                                  MEDIS EL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10- SHARE CAPITAL (CONT.)

      On March 19, 1996, the Board of Directors of the Company granted options to purchase the Company's shares under the share option plan adopted in October 1993 (see details of issuance in D. below). Pursuant to the grant, employees, directors, and a consultant of the Company received 164,100 options (of which 60,000 were granted to directors and 3,300 were granted to a consultant) which are convertible into shares on a one to one ratio at the market price on the date of the grant ($0.5625).

      On May 3, 1998, the Board of Directors of the Company granted options to purchase the Company's shares under the share option plan adopted in October 1993 (see details of issuance in D. below). Pursuant to the grant, certain employees, a director, and a consultant of the Company received 119,000 options (of which 50,000 were granted to a director) which are convertible into shares on a one to one ratio at $7.20, which was 80% of the market price on the date of the grant ($9.00).

      On November 4, 1998, the Board of Directors of the Company granted options to purchase the Company's shares under the share option plan adopted in October 1993 (see details of issuance in D. below). Pursuant to the grant, the executive vice-president of the Company received 30,000 options which are convertible into shares on a one to one ratio at $6.00. The market price on the date of the grant was $7.188.

C. The following table summarizes option plan activity for the three years ended December 31, 1998:

                                                                       Weighted
                                                   Number of           Average
                                                    Options         Exercise Price
                                                   ---------        --------------
          Balance at January 1, 1996                 87,950              7.42

            CHANGES DURING THE YEAR ENDED
                   DECEMBER 31, 1996

          Granted                                   164,100              0.56

          Cancelled                                  (7,300)             0.56
                                                    -------

          Balance at December 31, 1996              244,750              3.03

            CHANGES DURING THE YEAR ENDED
                   DECEMBER 31, 1997

          Cancelled                                  (9,000)             0.56
                                                    -------

          Balance at December 31, 1997              235,750              3.12

            CHANGES DURING THE YEAR ENDED
                   DECEMBER 31, 1998

          Granted                                   196,400              7.07

          Exercised                                 (29,650)             0.66

          Cancelled                                 (87,950)             7.42
                                                    --------

          Balance at December 31, 1998              314,550              4.61
                                                    =======

                                  MEDIS EL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10- SHARE CAPITAL (CONT.)

D. Outstanding Share Option Plan activity (see B. and C. above) is summarized as follows:

                                                                                                      NUMBER OF OPTIONS
                                                                                             ------------------------------------
                ISSUE DATE         EXERCISE PRICE      ISSUED     EXERCISED     CANCELLED    OUTSTANDING          EXPIRES
                ----------         --------------      ------     ---------     ---------    -----------          -------
          February 14, 1994            $7.42            143,150       -          (143,150)        -         February 14, 1998

          August 30, 1996              $0.5625           89,700      (26,650)     (14,900)     48,150(1)    August 30, 2000

          November 28, 1996            $0.5625           11,100       (2,500)      (1,400)      7,200       November 28, 2000

          December 2, 1996             $0.5625           63,300       -             -          63,300(2)    December 2, 2000

          February 14, 1998            $7.42             47,400         (500)       -          46,900(1)    February 14, 1999

          July 1, 1998                 $7.20            105,000       -             -         105,000(3)    July 1, 2002

          November 5, 1998             $7.20             14,000       -             -          14,000       November 5, 2002

          November 4, 1998             $6.00             30,000       -             -          30,000(4)    November 4, 2002

          (1) Including to the executive vice president of the Company - 27,500 options.
          (2)    Including to directors of the Company - 60,000 options.
          (3) Including to the executive vice president of the Company - 50,000 options.
          (4)    All issued to the executive vice president of the Company

          Compensation costs charged to operations which the Company records for options granted below the fair market value at the date of grant were $23,000 in 1998. Compensation expense was determined by calculating the difference between the exercise price and the fair market value of the option on the date of grant. Such expense is charged to operations over the vesting period.

E. Pro-forma information regarding net income and earnings per share is required by SFAS No. 123, "Accounting for Stock-Based Compensation," and has been determined as if the Company had accounted for its stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes Option Valuation model with the following weighted-average assumptions for 1996 and 1998:

                                                      1996               1998
                                                      ----               ----
                  Dividend yield                         0%                 0%
                  Risk-free interest rate             6.67%              5.00%
                  Volatility factor                   0.31               0.10
                  Expected life in years
                  after vesting period                  2                1-2


       The Black-Scholes option valuation model was developed for use in estimating the fair value of the traded options , which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimates, in management's opinion existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

       For purposes of pro-forma disclosure, the estimated fair value of the options is amortized as an expense over the options' vesting period. The Company's pro-forma information is as follows:

                                  MEDIS EL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         (TABULAR AMOUNTS IN THOUSANDS)

NOTE 10- SHARE CAPITAL (CONT.)

                                                                                   Year ended December 31,
                                                                           1996              1997             1998
                                                                           ----              ----             ----
                                                                          (In thousands, except per share amounts)
       Loss for the year as reported                                      $ (1,962)        $ (2,647)       $ (2,967)
       Pro-forma loss                                                     $ (2,072)        $ (3,006)       $ (3,244)
       Loss per share as reported                                         $ (0.22)         $ (0.28)        $ (0.31)
       Pro-forma loss per share                                           $ (0.24)         $ (0.32)        $ (0.34)
       Weighted average fair value of options granted
       during the year                                                     $ 7.13             -            $  1.89

       The total compensation expense for employees included in the pro-forma information for 1996, 1997 and 1998 is $110,000, $359,000 and $277,000,
       respectively.

NOTE 11- RESEARCH AND DEVELOPMENT COSTS, NET

                                                                               Year ended December 31,
                                                                         -------------------------------------
                                                                           1996         1997          1998
                                                                          -----         -----         -----
Salaries, materials, sub-contractors and other expenses                    $ 838      $ 1,333       $ 1,545
Depreciation expense                                                          80           73           101
                                                                            ----         ----          ----
                                                                             918        1,406         1,646
Government grants                                                           (103)           -           -
                                                                            ----         ----          ----
                                                                           $ 815       $1,406       $ 1,646
                                                                            ====         ====          ====

DISTRIBUTION BY FIELD OF RESEARCH:

Medical                                                                    $ 815      $ 1,328       $ 1,173
Stirling Cycle Technologies                                                    -           78           354
Other                                                                          -            -           119
                                                                            ----         ----          ----
                                                                           $ 815       $1,406       $ 1,646
                                                                            ====         ====          ====


NOTE 12 - SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

                                                                               Year ended December 31,
                                                                         -------------------------------------
                                                                           1996         1997          1998
                                                                          -----         -----         -----
Selling expenses                                                         $   147      $   146       $   146
General and administrative expenses                                        1,014        1,095         1,174
Depreciation expense                                                          26           28            30
                                                                            ----         ----          ----
                                                                          $1,187       $1,269        $1,350
                                                                            ====         ====          ====

                                  MEDIS EL LTD.

                        NOTES TO THE FINANCIAL STATEMENTS

                         (TABULAR AMOUNTS IN THOUSANDS)

NOTE 13 - INCOME TAXES

A. Under the Income Tax Law (Adjustment for Inflation), 1985, income for tax purposes is measured in terms of earnings in NIS, adjusted for the increase in the Israeli CPI.

B. Tax benefits under the Law for the Encouragement of Capital Investments, 1959 (the "Law") are summarized as follows:

      The Company has been issued a certificate of approval as an "Approved Enterprise" under the Law.

      In accordance with the above Law, the Company elected the "combined path", pursuant to which the Company has the right to receive a government guaranteed bank loan of 66% of the amount of the approved investment (see
      Note 7). In addition, the Company has the right to receive a grant of 25% of the approved investment, in which case the loan will be reduced by the amount of the grant. As of the balance sheet date, the Company has received grants in the amount of $97,000, of which $89,000 remains after the sale of vehicles in respect of which investment grants were received.

      The tax liability in respect of the Company's income deriving from its Approved Enterprise activities is calculated as follows:

      1. For a ten-year period, company tax at a rate of 20% of income.

      2. Tax on dividends distributed at a rate of 15% (instead of 25%).

      These tax benefits can be utilized at least through 2006.

C. A reconciliation of the theoretical tax expense, assuming all income was taxed at the regular rate applicable to an Israeli corporation, and the actual tax expense is as follows:

                                                                               Year ended December 31,
                                                                         ------------------------------------
                                                                          1996          1997          1998
                                                                          -----        -----         -----
       Theoretical tax benefit on losses (*)                                $706         $952        $1,068

       Non-deductible expenses                                                (4)          (6)           (5)

       Tax adjustments in respect of inflation in
       Israel and other items                                                 40          (58)         (189)
                                                                            ----         ----          ----
                                                                             742          888           874
       Valuation allowance                                                  (742)        (888)         (874)
                                                                            ----         ----          ----
       Reported income tax expense                                          $ -          $ -           $ -
                                                                            ====         ====          ====
       (*) Applicable tax rate                                                36%          36%           36%
                                                                            ====         ====          ====

D. The Company has not been audited by the Israeli tax authorities since its incorporation.

                                  MEDIS EL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         (TABULAR AMOUNTS IN THOUSANDS)


NOTE 13 - INCOME TAXES (CONT.)

E. Temporary differences giving rise to deferred tax assets and liabilities are as follows:

                                                                        December 31,     December 31,
                                                                            1997             1998
                                                                         -----------      -----------
       Net operating loss carryforward                                    $  6,277        $   6,839
       Temporary differences, net                                             (350)            (544)
                                                                             -----            -----
       Total                                                                 5,927            6,295
       Valuation allowance                                                  (5,927)          (6,295)
                                                                             -----            -----
       Deferred tax assets, net of valuation allowance                  $        -      $         -
                                                                             =====            =====


NOTE 14 - TRANSACTIONS WITH RELATED PARTIES

A. The Company is controlled directly and indirectly (via Cell Diagnostics Inc. ("CDI") and its wholly owned subsidiary Medis Inc.), by a group of Investors, which includes Company board members Robert K. Lifton and Howard Weingrow and Israel Aircraft Industries Ltd. ("IAI"), a government corporation.

B. The following transactions with related parties are included in the financial statements:

                                                                                Year ended December 31,
                                                                        ----------------------------------------
                                                                           1996          1997          1998
                                                                           -----        -----         -----
      Expenses                                                              $  25        $  32         $  32

      Participation of a related party in Company expenses                     (3)           -           -

      Reimbursement to related parties                                       $145         $164          $161


C. The Company's CellScan distribution agreement for the United States with a subsidiary of CDI is for a period expiring 12 years after FDA approval of the product, but is subject to termination in the event that certain yearly performance criteria are not met. The distributor is obligated to fund the effort to obtain FDA approval in accordance with the following schedule:

      1.   First $1,500,000 - to be paid by the distributor.

      2.   Next $500,000 - to be paid by the Company.

      3. Next $500,000 - to be loaned by the Company to the distributor but to be repaid to the Company only if the CellScan receives FDA approval.

      In the event that the distribution agreement is transferred by CDI to a third party for consideration, the Company will be entitled to receive a pro rata portion of such consideration (based on the share it bore of all FDA costs) to the extent required to repay the loan it granted to the distributor, referred to in item 3 above.

      In July 1998, the Company entered into an Exclusive Agency Agreement with CDS Distributors Inc. or its affiliate ("CDS"). CDS Distributors Inc. is a subsidiary of CDI - a principal beneficial shareholder of the Company. Under such agreement, CDS would coordinate all licensing arrangements between the Company and third parties within

                                  MEDIS EL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - TRANSACTIONS WITH RELATED PARTIES (CONT.)

      North America in respect of the Company's linear technologies. In exchange, CDS would be entitled to receive a fee equal to 10% of all royalties payable to the Company under the specific license agreements for the first ten years of such agreement and 5% of the royalties thereafter. The agreement is subject to approval at a general meeting of the shareholders of the Company.

      Additionally, on October 26, 1998, the Board of Directors authorized the company to enter into an Exclusive Agency Agreement with CDS Distributors Inc. in respect of the Company's other technologies. The agreement would be on terms similar to the agreement for linear technologies described above, and would be subject to approval at a general meeting of the shareholders of the Company.

D. The Company is required to utilize IAI as its initial outside manufacturing source for products which IAI is capable of producing at competitive prices and, if IAI is unable to satisfy the Company's requirement at such prices, the Company is required to seek other Israeli sources. Only after exhausting these two options, may the Company then have recourse to non-Israeli sources.

E. The Company pays $150,000 per year to Medis Inc. for services rendered to the Company, $100,000 of which is used to pay a salary to Robert K. Lifton (Chairman of the Board of Directors of the Company) as President and Chief Executive Officer of Medis Inc. Amos Eiran, a Director of the Company, acts as a consultant to the Company for which he receives approximately $1,400 per month.

F. In accordance with the amended shareholders agreement, CDI issued a secured promissory note to Medis Inc., which note was assigned to the Company as a capital contribution. During 1997, the Company and CDI entered into agreements to amend certain terms of the note. The note, which had an original principal amount of $2,500,000, bore interest at the same rate as the Company's loan guaranteed by the State of Israel. The note was amended to provide for payment of the remaining principal balance of $2,000,000 in four installments of $500,000, with the first two of such installments being payable on July 1, 1998 and the remaining two installments being payable on each of January 1, 1999 and July 1, 1999. During the second quarter of 1997, CDI paid the Company interest on the note in the amount of $122,000 for the period from April 1, 1997 through December 31, 1997. All other interest on the note was payable with the final installment on July 1, 1999. On June 30, 1998, CDI repaid the entire principal balance of the CDI Note in the amount of $2,000,000. In connection with the aforementioned acquisition by CDI of all of the shares of Medis Inc. owned by IAI, Messrs. Lifton and Weingrow guaranteed to the Company, on a non-recourse basis, that the remaining obligations of CDI under the CDI Note, specifically $300,000 of accrued interest, would be repaid in full by December 31, 1998. The interest was paid in full on December 31, 1998.

G. The Company issued to CDI, in December 1998, 400,000 of its ordinary shares at a net price of $5 per share. The Board considered that the issuance of shares at $5 per share - which was 20% below the most recent closing price of $6.25 - to be advantageous to the Company.

H. The Company is presently included as an additional insured party on IAI's product and third party liability insurance policy.

I. The Company's one-year employment agreement with its executive vice president, terminated on September 30, 1998. Under the agreement, he received approximately $109,000 as a base salary for the year.

NOTE 15 - FINANCIAL INSTURMENTS

Financial instruments, as part of general business, mainly include cash and cash equivalents, accounts receivable, deposits, short-term credit, trade and other accounts payable, other current liabilities and long-term liabilities. The fair value of the above instruments is not materially different from the values at which they are presented in the financial statements. The average interest rates in respect of the Company's long-term liabilities are not materially different from the interest rates offered, as of balance sheet date on similar Company liabilities.

===============================================================================

                             MEDIS TECHNOLOGIES LTD.

                                 EXCHANGE OFFER
                                       FOR

                            3,831,810 ORDINARY SHARES
                                       OF

                                  MEDIS EL LTD.


                              --------------------

                                   PROSPECTUS

                              --------------------



                                           , 2000

No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied on as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or is unlawful. The delivery of this prospectus shall not, under any circumstances create any implication that the information herein is correct as of any time subsequent to the date of the prospectus.

-------------------------------------------------------------------------------

Until , 2000, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

===============================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13.                  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                  The following table sets forth various expenses which will be incurred in connection with the exchange offer. Other than the SEC registration fee and NASD filing fee, all amounts set forth below are estimates:

SEC registration fee              $7,552.45
Blue sky fees and expenses                *
Printing and engraving expenses           *
Legal fees and expenses                   *
Accounting fees and expenses              *
Transfer and Exchange Agent fees          *
NASDAQ listing fee                        *
                                  =========
Miscellaneous expenses                    *
                                  ---------
                                  $
                                  =========

----------------
* To be filed by amendment to this Registration Statement.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Section 145 of the Delaware General Corporation Law (the "DGCL") makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify the officers and directors of the registrant under certain circumstances for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the "Act").

      The registrant's Bylaws (the "Bylaws") provide that the registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the registrant), by reason of the fact that he is or was a director, officer, employee or agent of the registrant or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

      The following sets forth information relating to all securities of Registrant sold by it since May 31, 1996:

      In 1996:

o existing shareholders of the Registrant (the "Senior Noteholders") purchased $650,000 of senior secured exchangeable subordinated notes (the "Senior Notes") paying interest of prime plus 2%. The Notes were exchangeable for shares of the common stock of Medis El at $2.00 per share. In March 1998, the Senior Noteholders exchanged the Senior Notes for 325,000 of Medis El's ordinary shares held by Medis Inc., the Registrant's wholly-owned subsidiary.

o The Registrant issued 175,308 shares of common stock in lieu of interest of $350,616 due on subordinated notes of the Registrant (the "Notes").

o Existing warrantholders surrendered an aggregate of $1,267,610 of the Notes held by such warrantholders as payment in full for the exercise of an aggregate of 316,902 warrants into such number of shares of common stock of the Registrant.

      In 1997:

o The Registrant issued 66,373 shares of common stock in lieu of interest of $132,773 due on the Notes.

o Existing warrantholders surrendered an aggregate of $2,314,290 of the Notes held by such warrantholders as payment in full for the exercise of an aggregate of 578,573 warrants into such number of shares of common stock of the Registrant.

o The Registrant issued 60,000 shares of common stock upon the exercise of 60,000 warrants for an aggregate exercise price of $240,000.

o On December 15, 1997, the Registrant issued 3,600,457 shares of its common stock to Israel Aircraft Industries Ltd. ("IAI") in exchange for IAI's 40% equity ownership of Medis Inc., making Medis Inc. the Registrant's wholly-owned subsidiary.

      In 1998:

o In June 1998, the Registrant issued in a private placement 83,334 units to the Stanoff Corporation, which is beneficially owned by Robert K. Lifton and Howard Weingrow, the Registrants' chairman and chief executive officer and president, respectively, and 98,092 units to certain other existing stockholders, each unit consisting of three shares of the Registrant's common stock and one warrant to purchase one share of the Registrant's common stock at an exercise price of $5.00 per share, at a price of $12.00 per unit (the "Units"). The net proceeds to the Registrant from this financing was $2,177,112.

o In November 1998, the Registrant issued in a private placement 10,241 Units to certain existing stockholders and 166,667 Units to new stockholders, all of which met the definition of "accredited investor," as such term is defined in the Securities Act of 1933, as amended ("accredited investor"). The net proceeds to the Registrant from this financing was $2,122,896.

o In December 1998, the Registrant issued in a private placement 25,000 Units to the Stanoff Corporation. The net proceeds to the Registrant from this financing was $300,000.

      In 1999:

o In February 1999, the Registrant issued in a private placement 16,667 Units to an existing stockholder. The net proceeds to the Registrant from this financing was $200,004.

o In March 1999, the Registrant issued in a private placement 50,334 Units to new stockholders, all of which were accredited investors. The net proceeds to the Registrant from this financing was $604,004.

o In April and May 1999, the Registrant issued in a private placement 100,000 Units to existing stockholders. The net proceeds to the Registrant from this financing was $1,200,000.

o In June 1999, the Registrant issued in a private placement 9,000 Units to a new stockholder who is an accredited investor. The net proceeds to the Registrant from this financing was $108,000.

o In August 1999, the Registrant issued in private placement 1,000 Units to a new stockholder who is an accredited investor. The net proceeds to the Registrant from this financing was $12,000.

o In September 1999, the Registrant issued in a private placement 16,667 Units to a new stockholder, who is an accredited investor. The net proceeds to the Registrant from this financing was $200,004.

      Exemption from registration under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the foregoing transactions, is claimed under Section 4(2) of the Securities Act as a transaction by the issuer not involving a public offering. Each certificate evidencing such shares of Common Stock bears an appropriate restrictive legend and "stop transfer" orders are maintained on Registrant's stock transfer records there against. None of these sales involved participation by an underwriter or a broker-dealer.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

      (a) The following is a list of Exhibits filed herewith as part of the Registration Statement:

3.(i)*       Form of Restated Certificate of Incorporation of Registrant
3.(ii)*      Form of By-Laws of Registrant
4.1*         Form of certificate evidencing shares of common stock
5.1**        Opinion of Cooperman Levitt Winikoff Lester & Newman, P.C.
5.2**        Opinion of Cooperman Levitt Winikoff Lester & Newman, P.C. regarding tax matters
10.1*        Registrant's 1999 Stock Option Plan
10.2*        Distributorship Agreement dated as of August 13, 1992 by and between Medis El Ltd.
             and CDS Distributor, Inc.
10.3*        Exclusive Agency Agreement dated as of July 1, 1998 by and between Medis El Ltd.
             and CDS Distributor, Inc.
10.4*        Form of warrant agreement
10.5*        Stock Purchase Agreement dated as of December 15, 1997 between Cell Diagnostics
             Inc., Howard Weingrow and Robert K. Lifton and Israel Aircraft Industries Ltd.
10.6*        CDI Shareholders Agreement dated as of December 15, 1997 among Israel Aircraft
             Industries Ltd., Howard Weingrow and Robert K. Lifton, Cell Diagnostics Inc., Medis
             Inc., CDS Distributor, Inc. and Medis El Ltd.
10.7*        Letter Agreement dated as of December 15, 1997 among Cell Diagnostics Inc., Medis
             Inc., Medis El Ltd., Robert K. Lifton, Howard Weingrow and Israel Aircraft Industries
             Ltd.
10.8         Employment Agreement dated November 2, 1999 between Zvi Rehavi and Medis El
             Ltd.
21.1         Subsidiaries of the Registrant, as amended
23.1         Consent of Grant Thornton LLP
23.2         Consent of Fahn, Kanne & Co.
23.3**       Consent of Cooperman Levitt Winikoff Lester & Newman, P.C. (to be included in
             Exhibit 5.1)
24.1         Power of Attorney (included on the signature page of Part II of this Registration
             Statement)
27.1         Financial Data Schedule
99.1**       Transmittal Letter
99.2**       Notice of Guaranteed Delivery
99.3**       Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other
             Nominees
99.4**       Letter to Clients

----------
*   Previously filed.
**  To be filed by Amendment to this Registration Statement.

      (b)   Financial Statement Schedules.

            No schedules are required to be filed.

ITEM 22. UNDERTAKINGS.

      The undersigned Registrant hereby undertakes:

      (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on December 29, 1999.

                                        MEDIS TECHNOLOGIES LTD.


                                        By:   /s/ ROBERT K. LIFTON
                                              ---------------------------------
                                                  Robert K. Lifton
                                                  Chairman of the Board and
                                                  Chief Executive Officer

                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert K. Lifton and Howard Weingrow, and each or either of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to approve, sign and file with the U.S. Securities and Exchange Commission and any other appropriate authorities the original of any and all amendments (including post-effective amendments) to this Registration Statement and any other documents in connection therewith, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                                   ----------

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

            SIGNATURE                             TITLE
            ---------                             -----
     /s/ ROBERT K. LIFTON           Chairman of the Board, Chief                December 29, 1999
     --------------------           Executive Officer and Secretary
         Robert K. Lifton           (principal executive officer)


     /s/ HOWARD WEINGROW            President, Treasurer and Director           December 29, 1999
     -------------------            (principal accounting and financial
         Howard Weingrow            officer)




     /s/ AMOS EIRAN                 Director                                    December 29, 1999
     -------------------
         Amos Eiran


     /s/ JACOB S. WEISS             Director                                    December 29, 1999
     ------------------
         Jacob S. Weiss


     /s/ ZEEV NAHMONI               Director                                    December 29, 1999
     ------------------
         Zeev Nahmoni

     /s/ SHMUEL PERETZ              Director                                    December 29, 1999
     ------------------
         Shmuel Peretz
